UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the Securities
Exchange Act of 1934

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Bristow Group Inc.

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BRISTOW GROUP INC.
2103 CITY WEST BLVD., 4TH FLOOR
HOUSTON, TEXAS 77042
NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
The Annual Meeting of Stockholders of Bristow Group Inc. (the “Company”) will be held at the Company’s corporate headquarters located at 2103 City West Boulevard, 4th Floor, Houston, Texas 77042 on July 31, 2018, at 8:00 a.m. (Central Daylight Time) for the following purposes:

1.	To elect as directors the nominees named in this proxy statement to serve until the next Annual Meeting of Stockholders and until their successors are chosen and have qualified;

2.	To approve on an advisory basis the Company’s executive compensation;

3.	To approve the removal of common stock issuance restrictions of the Company upon the exercise of warrants; and

4.	To approve and ratify the selection of KPMG LLP (“KPMG”) as the Company’s independent auditors for the fiscal year ending March 31, 2019.
Our stockholders may also transact such other business at the Annual Meeting of Stockholders as may properly come before the meeting and any postponements or adjournments thereof. Our Board of Directors has fixed the close of business on June 7, 2018, as the record date for determination of stockholders entitled to notice of and to vote at the meeting.
We are furnishing proxy materials to our stockholders using the U.S. Securities and Exchange Commission (“SEC”) rule that allows companies to furnish their proxy materials over the Internet. As a result, on         , 2018, we are mailing to many of our stockholders a Notice of Internet Availability of Proxy Materials (“E-Proxy Notice”) instead of a paper copy of this Proxy Statement and our Fiscal Year 2018 Annual Report. The E-Proxy Notice contains instructions on how to access this 2018 Proxy Statement and our Fiscal Year 2018 Annual Report over the Internet. The E-Proxy Notice also provides instructions on how you can request a paper copy of our proxy materials, including this Proxy Statement, our Fiscal Year 2018 Annual Report and a form of our proxy card. All stockholders who do not receive an E-Proxy Notice, including the stockholders who have previously requested to receive paper copies of our proxy materials, will receive a paper copy of our proxy materials by mail unless these stockholders have previously requested delivery of our proxy materials electronically. If you received our annual materials via e-mail in accordance with your previous request, the e-mail contains voting instructions and links to this Proxy Statement and our Annual Report on the Internet.
YOUR VOTE IS IMPORTANT. WHETHER OR NOT YOU PLAN TO ATTEND OUR ANNUAL MEETING OF STOCKHOLDERS, WE HOPE YOU WILL VOTE AS SOON AS POSSIBLE. YOU MAY VOTE BY PROXY OVER THE INTERNET, OR, IF YOU RECEIVED PAPER COPIES OF OUR PROXY MATERIALS BY MAIL, YOU CAN VOTE BY MAIL, TELEPHONE OR INTERNET BY FOLLOWING THE INSTRUCTIONS ON THE PROXY CARD.

By Order of our Board of Directors

Timothy J. Knapp
Senior Vice President, General Counsel and Corporate Secretary

Houston, Texas
        , 2018

PROXY STATEMENT SUMMARY
This summary highlights certain information contained elsewhere in this proxy statement. This summary does not contain all of the information that you may wish to consider prior to voting. Please review the entire proxy statement and the Company’s Annual Report on Form 10-K for more detailed information.

2018 Annual Meeting of Stockholders

Meeting Date:	July 31, 2018

Meeting Time:	8:00 a.m. (Central Daylight Time)

Meeting Place:	2103 City West Boulevard, 4th Floor
Houston, Texas 77042

Record Date:	June 7, 2018

Voting Eligibility:
Only stockholders as of the close of business on the Record Date are eligible to vote at the Annual Meeting of Stockholders or by proxy and each such stockholder shall have one vote for each share of common stock held on the Record Date.

Voting Methods:	Eligible stockholders may vote their shares in any of the following four ways:

➢	In Person – You may vote your shares at the Annual Meeting of Stockholders (you will need to bring evidence of your shareholding as well as valid photo identification);

➢	By Mail – You may mail your completed and executed proxy card to the address above (Attention Bristow Corporate Secretary) which must be received by the Company on or prior to July 30, 2018;

➢
By Internet – You may go to www.envisionreports.com/BRS for voting instructions or scan the QR code on your proxy card with your smartphone, then cast your vote electronically by 11:59 p.m. (Eastern Daylight Time) on July 30, 2018; or

➢
By Phone – You may call toll free 1-800-652-VOTE (8683) within the USA, U.S. territories and Canada on a touch tone telephone and follow the instructions provided by the recorded message to vote your shares by phone prior to 11:59 p.m. (Eastern Daylight Time) on July 30, 2018.

Business of the Meeting

Voting Matter	Board Vote Recommendation	See Page Number for more information
Item 1 – Election of Directors	FOR each nominee	12
Item 2 – Advisory Approval of Executive Compensation	FOR	58
Item 3 – Approval of the Removal of Common Stock Issuance Restrictions of the Company Upon the Exercise of Warrants	FOR	59
Item 4 – Approval and Ratification of the Company’s Independent Auditors	FOR	62

Our Director Nominees
You are being asked to vote on the election of these nine directors. Additional information about each director’s background, skills and experience can be found on pages 12 to 17 of this proxy statement.

Name	Age	Director Since	Principal Occupation	Independent	Committee Memberships and Chairpersons
Thomas N. Amonett	74	2006	Former President and CEO Athlon Solutions, LLC	✓	Compensation (Chairman)
Jonathan E. Baliff	54	2014	President and CEO Bristow Group Inc.
Gaurdie E. Banister, Jr.	60	2017	Former President and CEO Aera Energy LLC	✓	Compensation

BRISTOW GROUP INC. – Summary of 2018 Proxy Statement – 1

Name	Age	Director Since	Principal Occupation	Independent	Committee Memberships and Chairpersons
Lori A. Gobillot	56	2012	Founding Partner and Consultant InVista Advisors LLC	✓	Compensation Governance
Ian A. Godden	64	2010	Non-Executive Chairman Havelock Europa PLC	✓	Audit Governance (Chairman)
A. William Higgins	58	2016	Former CEO and President CIRCOR International Inc.	✓	Audit
Stephen A. King	57	2011	Finance Director Caledonia Investments plc	✓	Audit
Thomas C. Knudson	72	2004	Founder and President Tom Knudson Interests	✓	Chairman of the Board
Biggs C. Porter	64	2016	Former Executive Vice President, CFO Fluor Corporation	✓	Audit (Chairman)

Advisory Approval of Our Executive Compensation Program
Our executive compensation program is designed to support and reinforce our long-term strategy and our STRIVE goals while at the same time aligning the interests of our management with those of our stockholders. Through our annual and long-term incentive compensation, we incentivize prudent financial growth and strong individual performance in the areas of value realization to our clients, a strong sense of commitment and ownership in our people, and continuous improvement in the safe execution of our operations.
Historically, our executive compensation program has garnered well over 90% support each year by our stockholders as evidenced through their say-on-pay votes that have been cast annually since August 2011. However, in August 2016, our executive compensation program garnered slightly less than 80% support by our stockholders. In response to this drop in stockholder support, the Chairman of the Compensation Committee together with representatives from senior management, met individually with stockholders who collectively held a majority of the shares of common stock of the Company to receive their direct input regarding the Company’s executive compensation program. The agenda for such meetings included the total value, size and relative mix of each component of the Company’s performance based versus non-performance based compensation, the Company performance metrics and miscellaneous items such as clawback, severance and share ownership policies.
The Compensation Committee has subsequently redesigned the executive compensation program to address current best market practices and concerns raised by stockholders over the prior year regarding share dilution, financial metrics and certain performance cash measurement and payment practices. As part of the redesign that became effective June 2017 and applies to awards issued in June 2017 and thereafter, the Compensation Committee also took the opportunity to adopt evolving best practices in other areas such as requiring double trigger vesting for newly issued performance cash and equity awards in the event of a change of control, significantly reducing future severance benefits for management in the event of a termination without cause and adopting an express clawback policy that applies to our executive officers and provides for the recoupment of incentive awards in the event the Company is required to publish a financial restatement as a result of either material non-compliance with applicable securities laws or the fraud, theft, misappropriation, embezzlement or intentional misconduct by one of our executive officers.

BRISTOW GROUP INC. – Summary of 2018 Proxy Statement – 2

What We Do				What We Do Not Do
✓	Regularly engage with large stockholders to discuss matters of interest.	✓	Use relative and absolute performance metrics to determine the payment of future performance cash awards under the Company’s LTIP.	⦸	No excise tax gross-ups.
✓	Place a heavy emphasis on variable pay with approximately 78% of Named Executive Officer pay contingent upon financial and operational performance and growth in long-term stockholder value.	✓	Increase the performance cash portion of the Company’s LTIP from 33% to 50% to ensure that at least 50% of LTIP awards going forward are performance based.	⦸	No pledging (unless our General Counsel consents to the pledge) or hedging of our company stock, and no repricing stock options.
✓
Use performance-based long-term incentive awards compensation through cash awards contingent in part upon total stockholder return (“TSR”) performance relative to peers and restricted stock units and stock options for which value is contingent upon stock price performance relative to grant date.
✓
Reduce stockholder dilution by decreasing the relative amount of restricted stock units and options awarded to LTIP participants and change the settlement for most participants’ restricted stock units from shares of common stock to an equivalent amount of cash.
				⦸	No payment of dividend equivalents prior to vesting of performance awards (and never on unearned portion of awards).
				⦸	No longer provide for any single-trigger cash or equity payments upon a change of control.
✓	Reinforce the alignment of stockholders and our executives and directors by requiring significant levels of stock ownership.	✓	Require double trigger vesting for outstanding equity and performance cash in the event of a change of control.	⦸	No employment agreements with any of our executive officers hired after June 2012.
✓
Ensure accountability and manage risk through our clawback rights for violations of our Code of Business Integrity, a robust financial restatement clawback policy applicable to our executive officers, limits on maximum annual cash incentive award opportunities and ongoing risk assessments of our program.
✓
Reduce severance payments to officers by limiting them to a multiple of salary together with a pro rated amount of any outstanding bonus, while requiring complete forfeiture of any unvested future restricted stock units, options and performance cash awards upon termination.
				⦸	No significant perquisites.
				⦸	No guarantee of bonuses or automatic base salary increases.
		✓	Have an independent compensation consultant.

Approval of the Removal of Common Stock Issuance Restrictions of the Company Upon the Exercise of Warrants
On December 18, 2017 (the “Closing Date”), the Company issued and sold approximately $143.8 million aggregate principal amount of 4.50% Convertible Senior Notes due 2023 (the “Notes”). The Company used approximately $89.6 million of the net proceeds from the offering of the Notes to repay a portion of the term loan indebtedness outstanding as of the Closing Date under our then-existing amended and restated revolving credit and term loan agreement dated November 22, 2010. The issuance of the Notes, together with the other financings described on page 29 of this proxy statement, resulted in aggregate proceeds of $723.8 million funded during fiscal year 2018 and liquidity on March 31, 2018 of $380.2 million.
In connection with the offering of the Notes, the Company also entered into convertible note hedge transactions (the “Note Hedges”) and warrant transactions (the “Warrants”) with certain counterparties. The Company entered into the Note Hedges and the Warrants in order to reduce potential equity ownership dilution and/or offset potential cash payments in excess of the principal amount of the Notes, in either case, in the event that the market price of the common stock of the Company (the “Common Stock”), as measured under the terms of the Note Hedges, is greater than the strike price of the Note Hedges, which initially corresponded to the initial conversion price of the Notes of approximately $15.64 per share of Common Stock (subject to adjustment). If, however, the market price per share of Common Stock, as measured under the terms of the Warrants exceeds the strike price of the Warrants, there would nevertheless be dilution to the extent that such market price, as measured over the applicable valuation period at the maturity of the Warrants exceeds the strike price of the Warrants, which initially was approximately $20.02 per share of Common Stock (subject to adjustment). The Warrants are scheduled to expire over an 80 trading day exercise period commencing on September 1, 2023, subject to early settlement upon the occurrence of certain extraordinary events. If the market price per share of Common Stock does not exceed the applicable strike price of

BRISTOW GROUP INC. – Summary of 2018 Proxy Statement – 3

the Warrants during such 80 trading day exercise period, each as measured under the terms of the Warrants, and no such early settlement events occur, the Warrants would not be exercised and we would not be required to deliver shares of Common Stock under the Warrants.
Exercise of the Warrants , however, could result in the issuance of 20% or more of the Common Stock outstanding as of the Closing Date. Because the New York Stock Exchange (the “NYSE”) rules state that, in certain circumstances, an issuer is required to obtain stockholder approval prior to the issuance of common stock in any transaction or series of transactions if (i) the shares of common stock will have upon issuance voting power equal to 20% or more of the voting power outstanding before the issuance of the common stock or (ii) the number of shares of common stock to be issued will upon issuance equal 20% or more of the number of shares of common stock outstanding before the issuance of the common stock, the Warrants currently limit the issuance of Common Stock to 19.9% of the Common Stock outstanding as of the Closing Date, which is an amount equal to 7,037,718 shares of the Common Stock (the “Warrant Cap”).
Item 3 seeks stockholder approval to remove the Warrant Cap, which would impact the Company to the extent the exercise of the Warrants results in the issuance of 20% or more of the Common Stock outstanding as of the Closing Date. Approval of Item 3 will allow the Company to issue and deliver 20% or more of the Common Stock outstanding as of the Closing Date upon the exercise of the Warrants.

Our Independent Auditors
The Audit Committee of our Board of Directors has determined that the accounting firm of KPMG is independent from the Company and once again selected KPMG as the Company’s independent auditors for fiscal year 2019. Our Board recommends a vote for the approval and ratification of the selection of KPMG, which conducted the examination of the Company’s financial statements for each of the past sixteen fiscal years. KPMG’s total fees for fiscal years 2018 and 2017 were $4.4 million million and $3.9 million, respectively, which included approximately $0.9 million (or 21%%) of non-audit services in fiscal year 2018 and approximately $0.6 million (or 16%) of non-audit services in fiscal year 2017 that were authorized by the Audit Committee in compliance with our pre-approval policies and procedures.

BRISTOW GROUP INC. – Summary of 2018 Proxy Statement – 4

GENERAL INFORMATION

Why did I receive this Proxy Statement?
The Board of Directors of Bristow Group Inc. (the “Company” or “we,” “us” or “our”) is soliciting proxies to be voted at the Annual Meeting of Stockholders (“Annual Meeting”) to be held on July 31, 2018, and at any adjournment thereof. When the Company asks for your proxy, we must provide you with a proxy statement that contains certain information specified by law. This proxy statement and the related proxy card were made available to stockholders on approximately       , 2018. All proxies in the form provided by the Company that are properly executed and returned to us prior to the Annual Meeting will be voted at the Annual Meeting, and any adjournments thereof, as specified by the stockholders in the proxy or, if not specified, as set forth in this proxy statement.

What will the stockholders vote on at the Annual Meeting?
The stockholders will vote on the following:

•	election of the nominees named in this proxy statement as directors;

•	advisory approval of executive compensation;

•	approval of the removal of common stock issuance restrictions of the Company upon the exercise of warrants; and

•	approval and ratification of the Company’s independent auditors.

Will there be any other items of business on the agenda?
We do not expect that any other items of business will be considered because the deadlines for stockholder proposals and nominations have already passed. Nonetheless, in case there is an unforeseen need, the accompanying proxy gives discretionary authority to the persons named on the proxy with respect to any other matters that might be brought before the meeting. Those persons intend to vote that proxy in accordance with their best judgment.

Who is entitled to vote?
Subject to the limitations on voting by non-U.S. citizens described below, stockholders as of the close of business on June 7, 2018 (the “Record Date”) may vote at the Annual Meeting. You have one vote for each share of common stock you held on the Record Date. As of the Record Date, we had 35,765,275 shares of common stock outstanding.
Our restated certificate of incorporation provides that persons or entities that are not “citizens of the U.S.” (as defined in the Federal Aviation Act of 1958, as amended) shall not collectively own or control more than 25% of the voting power of our outstanding capital stock (the “Permitted Foreign Ownership Percentage”) and that, if at any time persons that are not citizens of the U.S. nevertheless collectively own or control more than the Permitted Foreign Ownership Percentage, the voting rights of shares owned by stockholders who are not citizens of the U.S. shall automatically be suspended, in the reverse chronological order of the dates and times of registry of such shares in our stock records, until the voting rights of a sufficient number thereof shall have been suspended so that the number of shares owned by stockholders who are not citizens of the U.S. that continue to have voting rights equals the greatest whole number that is less than or equal to the Permitted Foreign Ownership Percentage. Shares held by persons who are not citizens of the U.S. may lose their associated voting rights and be redeemed as a result of these provisions.

How many votes are required for the approval of each item?
Each nominee for director receiving more votes cast for than against his or her election or re-election will be elected. In the event a nominee fails to receive more votes cast for than against his or her election or re-election, the Board will take action within 90 days of the stockholder vote to either accept or reject the letter of resignation submitted by such nominee. Abstentions and instructions to withhold authority to vote for one or more of the nominees and broker nonvotes (as defined below) will result in those nominees receiving fewer votes but will not count as votes “against” a nominee.

BRISTOW GROUP INC. – 2018 Proxy Statement – 1

The approval of the Company’s executive compensation, on a non-binding advisory basis, requires the affirmative vote of a majority of votes cast on this proposal. Abstentions and broker nonvotes will not count either for or against the proposal.
The approval of the removal of the Warrant Cap requires the affirmative vote of a majority of votes cast on this proposal. Abstentions and broker nonvotes will not count either for or against the proposal.
The approval of KPMG as the Company’s independent auditors for the fiscal year ending March 31, 2019 will be ratified if the votes cast for the proposal exceed the votes cast against the proposal. Abstentions and broker nonvotes will not count either for or against the proposal.

What are “broker nonvotes”?
If your shares are held by a broker, the broker will ask you how you want your shares to be voted. If you give the broker instructions, your shares must be voted as you direct. If you do not give instructions, one of two things can happen depending on the type of proposal. For “routine” proposals, including the approval and ratification of the Company’s independent auditors, the broker may vote your shares at its discretion. But for “non-routine” proposals, including the election of directors, the advisory approval of executive compensation and the removal of the Warrant Cap, the broker may not vote your shares at all. When that happens, it is called a “broker nonvote.” Broker nonvotes are counted in determining the presence of a quorum at the Annual Meeting, but they are not counted for purposes of calculating the votes cast on particular matters considered at the Annual Meeting.

Will my broker vote my shares for me on the election of directors?
Your broker will not be able to vote your shares with respect to the election of directors if you have not provided directions to your broker. Therefore, it is very important that you vote your shares for all proposals, including the election of directors.

Why did I receive a notice in the mail regarding Internet availability of the proxy materials instead of a paper copy of the proxy materials?
We are pleased to be distributing our proxy materials again to certain stockholders via the Internet under the “notice and access” approach permitted by the rules of the SEC. As a result, we are mailing to many of our stockholders an E-Proxy Notice about the Internet availability of the proxy materials instead of a full paper copy of the proxy materials. This approach conserves natural resources and reduces our costs of printing and distributing the proxy materials, while providing a convenient method of accessing the materials and voting. All stockholders receiving the E-Proxy Notice will have the ability to access the proxy materials over the Internet and may request to receive a paper copy of the proxy materials by mail. Instructions on how to access the proxy materials over the Internet or to request a paper copy may be found in the E-Proxy Notice. In addition, the E-Proxy Notice contains instructions on how you may request to access proxy materials in printed form by mail or electronically on an ongoing basis.

How can I access the proxy materials over the Internet?
Your E-Proxy Notice about the Internet availability of the proxy materials or proxy card will contain instructions on how to:

•	View our proxy materials for the Annual Meeting on the Internet; and

•	Instruct us to send our future proxy materials to you electronically by e-mail.
Our proxy materials are also available on our website at www.bristowgroup.com.
Your E-Proxy Notice or proxy card will contain instructions on how you may request to access proxy materials electronically on an ongoing basis. Choosing to access your future proxy materials electronically will reduce the costs of printing and distributing our proxy materials. If you choose to access future proxy materials electronically, you will receive an e-mail with instructions containing a link to the website where our proxy materials are available and a link to the proxy voting website. Your election to access proxy materials by e-mail will remain in effect until terminated by you.

BRISTOW GROUP INC. – 2018 Proxy Statement – 2

How do I vote by proxy?
If you are a stockholder of record, you may vote your proxy by marking your proxy card to reflect your vote, signing and dating each proxy card you receive and returning each proxy card in the enclosed self-addressed envelope. The shares represented by your proxy will be voted according to the instructions you give on your proxy card. In addition, you may vote your shares by telephone or via the Internet by following the instructions provided on the E-Proxy Notice or proxy card.

How do I revoke my proxy?
You have the right to revoke your proxy at any time before the meeting by notifying our Corporate Secretary in writing or by delivering a later-dated proxy. If you are a stockholder of record, you may also revoke your proxy by voting in person at the meeting.

How do I vote in person?
If you are a stockholder of record, you may vote your shares in person at the meeting. However, we encourage you to vote by proxy, even if you plan to attend the meeting.

How do I submit a stockholder proposal or nominate a director for the Annual Meeting?
Rule 14a-8(e) under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), provides that a stockholder who wishes to have a proposal considered for inclusion in next year’s proxy statement must submit the proposal in writing so that we receive it by , 2019, which is the 120th calendar day before the anniversary of the date of this proxy statement. However, if the date of next year’s Annual Meeting is more than 30 days from the first anniversary of this year’s Annual Meeting, notice is required a reasonable period of time before we print and mail our proxy materials. We will notify you of this deadline in a Quarterly Report on Form 10-Q or in another communication to you. Proposals should be addressed to our Corporate Secretary, 2103 City West Blvd., 4th Floor, Houston, Texas 77042. In addition, our bylaws provide that any stockholder wishing to nominate a candidate for director or to propose any other business at next year’s Annual Meeting must give us written notice not earlier than the close of business on April 2, 2019, and not later than the close of business on May 2, 2019, which are the 120th day prior to and the 90th day prior to the first anniversary of this year’s Annual Meeting. However, if the date of the Annual Meeting is more than 30 days before or more than 60 days after such anniversary date, notice is required not earlier than 120 days prior to the Annual Meeting and not later than the later of 90 days prior to the Annual Meeting or the 10th day after publicly disclosing the meeting date.
Our bylaws require that a nominee for election as a director must deliver to our Corporate Secretary an irrevocable letter of resignation pursuant to our majority vote policy described in more detail below as well as a written questionnaire with respect to the background and qualification of such person and the background of any other person or entity on whose behalf the nomination is being made, together with specified written representations concerning voting agreements, arrangements with parties other than the Company and compliance with the citizenship provisions of our bylaws and other governance matters, as set forth in our bylaws.
In addition, stockholders seeking to submit a nomination or proposal for consideration at a meeting of stockholders are required to provide additional detailed information with respect to their record and beneficial ownership of the Company’s stock, as well as information regarding the nominees or other business the stockholder proposes to bring before a meeting of the stockholders. Copies of our bylaws are available to stockholders free of charge upon request to our Corporate Secretary.

BRISTOW GROUP INC. – 2018 Proxy Statement – 3

CORPORATE GOVERNANCE

Corporate Governance Guidelines
Our Board of Directors (or, our “Board”) has adopted Corporate Governance Guidelines that govern the structure and functioning of our Board and set out our Board’s policies on a number of governance issues. A copy of our Corporate Governance Guidelines is posted on our website, www.bristowgroup.com, under the “Governance” caption.

Director Independence
Our Corporate Governance Guidelines require that a substantial majority of our Board consist of independent directors. In general, the Corporate Governance Guidelines require that an independent director must have no material relationship with the Company, directly or indirectly, except as a director. Our Board determines independence on the basis of the standards specified by the NYSE and other facts and circumstances our Board considers relevant. Our Corporate Governance Guidelines also provide that a non-employee director who has served on our Board for ten consecutive calendar years or more shall be subject to an annual review by the Corporate Governance and Nominating Committee to consider such director’s continued levels of independence from management and contribution to the Board. Our Corporate Governance and Nominating Committee has subsequently reviewed the levels of independence from management and contributions to the Board for each of Messrs. Amonett and Knudson, who have twelve and fourteen years of tenure on our Board, respectively, and concluded that such tenure in no way undermines either of their independence from management or otherwise detracts from their contributions to the Board.

Our Board has reviewed any business transactions and charitable relationships between the Company and each director to determine compliance with the categorical standards described above and to evaluate whether there are any other facts or circumstances that might impair the independence of a director. In making this determination, our Board considered that directors Stephen A. King and Mathew Masters are executive officers of Caledonia Investments plc (“Caledonia”) and were designated by Caledonia to our Board pursuant to a Master Agreement dated December 12, 1996 among the Company, a predecessor in interest to Caledonia and certain other persons in connection with our acquisition of 49% of and other substantial interests in Bristow Aviation Holdings Limited (“Bristow Aviation”). In connection with such transaction, we and Caledonia also entered into a Put/Call Agreement whereunder, upon giving specified prior notice, we have the right to buy all the Bristow Aviation shares held by Caledonia, which, in turn, has the right to sell such shares to us. Messrs. King and Masters also serve on the board of directors of Bristow Aviation; however, neither Caledonia nor Messrs. King and Masters receive any distributions or compensation from Bristow Aviation. Our Board has considered Caledonia’s relationships with each of the Company and Bristow Aviation and determined that there is no conflict in such relationships. According to its most recent Form 13F filed with the SEC on April 12, 2018, Caledonia was no longer the direct beneficial owner of any shares of our common stock as of March 31, 2018. Our Board determined that Messrs. King and Masters do not have a material relationship with the Company due to their affiliation with Caledonia.
Based on its review, our Board has determined that Ms. Gobillot and Messrs. Amonett, Banister, Godden, Higgins, King, Knudson, Masters and Porter are independent. Our Board has appointed only independent directors to our Audit Committee, Compensation Committee and Corporate Governance and Nominating Committee in accordance with the independence requirements set forth in the SEC rules, NYSE listing standards and the charters of such committees.

Term of Office; Mandatory Retirement
All of our directors stand for election at each Annual Meeting.
Under our Corporate Governance Guidelines:

•
directors will resign from our Board effective at the Annual Meeting following their 75th birthday, unless two-thirds of the members of our Board (with no independent director dissenting) determine otherwise;

•
any non-executive director who has served on our Board for ten consecutive calendar years or more shall be subject to at least an annual review by the Corporate Governance and Nominating Committee of our Board to consider such director’s continued level of independence from management and contribution to our Board;

BRISTOW GROUP INC. – 2018 Proxy Statement – 4

•	employee directors will resign from our Board when they retire, resign or otherwise cease to be employed by the Company;

•
a non-employee director who retires or changes his or her principal job responsibilities will offer to resign from our Board and the Corporate Governance and Nominating Committee of our Board will assess the situation and recommend to the full Board whether to accept the resignation; and

•
a director who joins or resigns from the board of directors of another public company, or otherwise changes roles or committees on such board of directors, is not required to offer to resign from our Board, but any such director must notify and consult with our General Counsel prior to joining another public company’s board of directors or audit committee.

Under our bylaws, the Board shall nominate only those candidates for election or re-election to our Board who have submitted an irrevocable letter of resignation which would be effective upon and only in the event that (i) in an Uncontested Election (as defined in our bylaws) such nominee fails to receive more votes cast for than against his or her election or re-election and (ii) the Board accepts this resignation following such failure.

Executive Sessions
The Company’s Corporate Governance Guidelines provide that at each regularly scheduled meeting, the Company’s non-management directors shall meet in executive session without any management participation. In addition, if any of the non-management directors are not independent under the applicable rules of the NYSE, then independent directors will meet separately at least once a year. Normally, the Chairman of our Board will preside at executive sessions, but, if the roles of Chairman and Chief Executive Officer are combined, the non-management directors will select another director to serve as Lead Director to preside at such sessions. If an additional meeting of independent non-management directors is necessary, and the Chairman of our Board is not independent, then one of the independent non-management directors will be selected as Lead Director to preside at that meeting.

Code of Ethics and Business Conduct
Our Board has adopted a Code of Business Integrity for directors and employees (our “Code”). Our Code applies to all directors and employees, including the chief executive officer, the chief financial officer, and all senior financial officers. Our Code covers topics including, but not limited to, conflicts of interest, insider trading, competition and fair dealing, discrimination and harassment, international trade regulations, confidentiality, compliance procedures and employee complaint procedures. Our Board periodically reviews and revises our Code, as it deems appropriate. Our Code is posted on our website, www.bristowgroup.com, under the “About Us—Vision, Mission, Values—Code of Business Integrity” caption.
The Corporate Governance and Nominating Committee will review any issues under our Code involving an executive officer or director and will report its findings to the full Board. Only in special circumstances will our Board consider granting a waiver to any provision of our Code, and any waiver will be promptly disclosed.

Director Selection
Our Board has adopted criteria for the selection of directors that describe the qualifications the Corporate Governance and Nominating Committee must evaluate and consider with respect to director candidates. Such criteria include the following:
•    Experience serving as chief executive officer or other senior corporate executive,
•    International business experience,
•    Government relations experience,
•    Energy or oilfield service company experience,
•    Aviation or logistics management experience, and
•    Finance, accounting, legal or banking experience.

BRISTOW GROUP INC. – 2018 Proxy Statement – 5

These criteria are included in the Corporate Governance Guidelines which are posted on our website. Although our Board does not have a formal diversity policy, the Corporate Governance and Nominating Committee, when assessing the qualifications of prospective nominees to our Board, takes into account our Board’s desire to have an appropriate mix of backgrounds, perspectives and skills. Each nominee’s personal and professional integrity, experience, skills, ability and willingness to devote the time and effort necessary to be an effective board member, and commitment to acting in the best interests of the Company and our stockholders, are also factors.
The Corporate Governance and Nominating Committee believes that each of the nominees for director has attributes that are important to an effective board, including integrity and demonstrated high ethical standards, sound judgment, analytical skills, the ability to engage management and each other in a constructive and collaborative fashion and the commitment to devote significant time and energy to service on our Board and its committees. In addition, when considering each of the nominees for director, the committee reviewed their overall level of expertise and experience in their respective professions, and contribution to and tenure on our Board, which are described in the director biographies herein. Information concerning the collective skills and experience of our nine director nominees, as well as age and tenure data, are outlined below:

Average Tenure
6.2 years

Average Age
62.1 years

Director Succession
Pursuant to its charter, the Corporate Governance and Nominating Committee is responsible for overseeing the succession plan process for each of the Company’s senior executive officers, the Board and the Chairman of the Board. Furthermore, the Corporate Governance Guidelines mandate that the Company’s chief executive officer develop and maintain a process for advising the Corporate Governance and Nominating Committee and our Board annually on succession planning for the chief executive officer and the other senior executive officers. Similarly, the Chairman of the Board is required to review his succession plan annually with the Corporate Governance and Nominating Committee, which is ultimately responsible for the process by which the Chairman will be selected or replaced.
During fiscal year 2017, the Corporate Governance and Nominating Committee participated in a robust Board refreshment planning process intended to ensure that the skills and experiences of our Board align with the Company’s strategy and with the changing requirements of the Company in the short and long term. The Corporate Governance and Nominating Committee believed that it was critical to begin this multi-year refreshment process given that, at such time, within the following four years approximately one third of our then-current Board members would have reached the mandatory retirement age of seventy-five years of age set forth in our bylaws and Corporate Government Guidelines. The Corporate Governance and Nominating Committee engaged Egon Zehnder as its independent advisor to assist with the refreshment planning process. During fiscal year 2018, our Board has proceeded with implementing the Board refreshment process based upon Egon Zehnder’s recommendations, including with the appointment of Mr. Banister to our Board effective October 1, 2017.

Director Nominations
The Corporate Governance and Nominating Committee proposes nominees for director and acts pursuant to its charter, which is posted on our website, www.bristowgroup.com, under the “Governance” caption. It is the policy of the Corporate Governance and Nominating Committee to consider director candidates recommended by our employees, directors, stockholders, and others, including

BRISTOW GROUP INC. – 2018 Proxy Statement – 6

search firms. The Corporate Governance and Nominating Committee has sole authority to retain and terminate any search firm used to identify candidates for director and has sole authority to approve the search firm’s fees and other retention terms.
A stockholder who wishes to recommend a director for nomination must follow the procedures set forth below for nominations to be made directly by a stockholder. In addition, the stockholder should provide such other information as such stockholder may deem relevant to the Corporate Governance and Nominating Committee’s evaluation. All recommendations, regardless of the source of identification, are evaluated on the same basis as candidates recommended by our directors, chief executive officer, other executive officers, third-party search firms or other sources.
Our bylaws permit stockholders to nominate directors for election at an annual stockholders meeting regardless of whether such nominee is submitted to and evaluated by the Corporate Governance and Nominating Committee. To nominate a director using this process, the stockholder must follow procedures set forth in our bylaws. Those procedures require a stockholder wishing to nominate a candidate for director at next year’s Annual Meeting to give us written notice not earlier than the close of business on the 120th day prior to the anniversary date of the immediately preceding Annual Meeting and not later than the close of business on the 90th day prior to the anniversary date of the immediately preceding Annual Meeting. However, if the date of the Annual Meeting is more than 30 days before or more than 60 days after such anniversary date, notice is required not earlier than 120 days prior to the Annual Meeting and not later than the later of 90 days prior to the Annual Meeting or the 10th day after we publicly disclose the meeting date. The notice to our Corporate Secretary must include the following:

•	The nominee’s name, age and business and residence addresses;

•	The nominee’s principal occupation or employment;

•	The class and number of our shares, if any, owned by the nominee;

•	The name and address of the stockholder as they appear on our books;

•	The class and number of our shares owned by the stockholder as of the record date for the Annual Meeting (if this date has been announced) and as of the date of the notice;

•	A representation that the stockholder intends to appear in person or by proxy at the meeting to nominate the candidate specified in the notice;

•	A description of all arrangements or understandings between the stockholder and the nominee; and

•
Any other information regarding the nominee or stockholder that would be required to be included in a proxy statement relating to the election of directors, including the specific experience, qualifications, attributes or skills that led the stockholder to believe that the person should serve as a director.

In addition, our bylaws require that a nominee for election or re-election must deliver to our Corporate Secretary an irrevocable letter of resignation pursuant to our majority vote policy described in more detail above as well as a written questionnaire with respect to the background and qualification of such person and the background of any other person or entity on whose behalf the nomination is being made and make certain representations and agreements.
Our bylaws provide that at least two-thirds of our Board must be citizens of the United States within the meaning of the Federal Aviation Act of 1958, as amended. Our bylaws provide that a person who is not a citizen of the United States is not eligible for nomination or election as a director if such person’s election, together with the election of any incumbent directors that are not U.S. citizens and are candidates for election as Directors at the same time, would cause less than two-thirds of the Company’s directors to be citizens of the United States. Of the nine director nominees proposed by our Board for election at the Annual Meeting, seven (or more than two-thirds) are citizens of the United States within the meaning of the Federal Aviation Act of 1958, as amended.

Board Leadership Structure
Pursuant to our Corporate Governance Guidelines, our Board may combine the roles of the Chairman with that of the chief executive officer if it determines that this provides the most effective leadership model. Our Board also recognizes that it may be desirable to assign these roles to different persons from time to time to ensure that our Board remains independent and responsive to stockholder interests. If our Board combines the role of the Chairman with that of the chief executive officer, then our Board will also select a Non-Executive

BRISTOW GROUP INC. – 2018 Proxy Statement – 7

Chairman/Lead Director to schedule and chair executive sessions of our Board and to perform such other functions as are assigned to such Non-Executive Chairman/Lead Director by our Board on the recommendation of the Corporate Governance and Nominating Committee.
Our Board’s current belief is that the functions performed by the Chairman and the chief executive officer should continue to be performed by separate individuals in order to allow the Chairman to lead our Board in its fundamental role in providing guidance and oversight of management and the chief executive officer to focus on managing the day-to-day business of the Company. Our Board reevaluates its view on such leadership structure periodically.

Risk Oversight
The Company has historically placed a high level of importance on addressing, preempting and managing those matters that may present a significant risk to the Company. Our Board has oversight responsibility of the processes established to report and monitor material risks applicable to us. Our Board has delegated to management the responsibility to manage risk and bring to the attention of our Board the most material risks to our Company. The Company has robust internal enterprise risk management and executive and Board succession processes and a strong internal control environment to identify and manage risks and to communicate with our Board about these risks. Additionally, our Board has established financial guidelines concerning liquidity, coverage and leverage intended to allow the Company to maintain a strong balance sheet and financial flexibility in all market conditions while avoiding excessive financial risk. Our Board is updated regularly on relevant matters, including, but not limited to, cybersecurity, compliance with the financial guidelines and covenants, tax and accounting matters, litigation status, compliance with governmental regulations, quality controls, safety performance, strategic and operational and financial issues. Our Board frequently discusses these matters in detail in order to adequately assess and determine the Company’s potential vulnerability and consider appropriate risk management strategies and mitigating controls where necessary.
In accordance with the charter of the Audit Committee, the Audit Committee meets periodically with management to review our major financial risk exposures and the steps management has taken to monitor and control such exposures. The Audit Committee reports to our Board at each regularly scheduled meeting. Our Board also regularly meets separately with the Company’s independent auditors and internal auditors in executive session outside the presence of management.

Director Attendance
Our Board held eleven meetings and our committees together held a combined total of twenty meetings during the past fiscal year. During this period, no incumbent director attended fewer than 75% of the aggregate of (i) the total number of meetings of our Board during the period in which he or she was a director and (ii) the total number of meetings held by each committee on which he or she served during the period in which he or she was a director. Our Board expects each of the directors to attend all of the meetings of our Board and each of the committees on which he or she serves.
It is our policy that each director of the Company is also expected to attend each Annual Meeting, absent circumstances that prevent attendance. All of our then-serving directors attended the Annual Meeting held on August 2, 2017. We facilitate director attendance at the Annual Meetings by scheduling such meetings in conjunction with regular Board and committee meetings.

Communication with Directors
Our Board welcomes the opportunity to hear from our stockholders and proactively engages with our stockholders on matters of interest such as executive compensation, corporate governance and Company strategy. Our Board maintains a process for stockholders and interested parties to communicate directly with our Board. All communications should be delivered in writing addressed to our Corporate Secretary at 2103 City West Blvd., 4th Floor, Houston, Texas 77042. The correspondence should be addressed to the appropriate party, namely: (i) Bristow Group Inc. - Board, (ii) Bristow Group Inc. - Corporate Governance and Nominating Committee, (iii) Bristow Group Inc. - Audit Committee, (iv) Bristow Group Inc. - Compensation Committee or (v) the individual director designated by full name or position as it appears in the Company’s most recent proxy statement. We also maintain policies for stockholders and other interested parties to communicate with the Lead Director of executive sessions or with the non-management directors as a group. Such communications should be delivered in writing to: Lead Director or Non-Management Directors of Bristow Group Inc., as the case may be, c/o Corporate Secretary, Bristow Group Inc., 2103 City West Blvd., 4th Floor, Houston, Texas 77042. Communications so addressed and clearly marked as “Stockholder Communications” will be forwarded by our Corporate Secretary unopened to, as the case may be,

BRISTOW GROUP INC. – 2018 Proxy Statement – 8

the Chairman of our Board or the then-serving Lead Director (being the independent director scheduled to preside at the next meeting of the non-management or independent directors).
All communications must be accompanied by the following information:

•
If the person submitting the communication is a security holder, a statement of the type and amount of the securities of the Company that the person holds; or, if the person is not a stockholder, a statement regarding the nature of the person’s interest in the Company; and

•	The address, telephone number and e-mail address, if any, of the person submitting the communication.
For more detail, refer to our Company Policy for Communication with our Board posted on our website, www.bristowgroup.com, under the “Governance” caption.

BRISTOW GROUP INC. – 2018 Proxy Statement – 9

COMMITTEES OF THE BOARD OF DIRECTORS
Our Board has standing Audit, Compensation and Corporate Governance and Nominating Committees. The charter for each of these committees is posted on our website, www.bristowgroup.com, under the “Governance” caption and is available free of charge on request to our Corporate Secretary at 2103 City West Blvd., 4th Floor, Houston, Texas 77042. During fiscal year 2018, the Audit Committee met four times, the Compensation Committee met eight times and the Corporate Governance and Nominating Committee met eight times. As of June 7, 2018, the members and chairperson for each of the Audit, Compensation and Corporate Governance and Nominating Committees were as set forth in the table below and each of the members of each such committee was determined to be independent as defined by the applicable NYSE and SEC rules. The members and chairperson for each committee set forth below were the same at the end of fiscal year 2018, except that Mr. King resigned as the chairman of the Audit Committee and Mr. Porter became the chairman of the Audit Committee.

Independent Directors	Board Committees
	Audit	Compensation	Corporate Governance and Nominating
Thomas N. Amonett
Gaurdie E. Banister, Jr.
Lori A. Gobillot
Ian A. Godden
A. William Higgins
Stephen A. King
Thomas C. Knudson
Mathew Masters
Biggs C. Porter
- Committee Chairperson
- Committee Member
- Audit Committee Financial Expert

Audit Committee
The Audit Committee is directly responsible for the appointment, compensation, retention and oversight of the Company’s independent auditors. The Audit Committee also monitors the integrity of the Company’s financial statements and the independence and performance of the Company’s auditors and reviews the Company’s financial reporting processes. The Audit Committee reviews and reports to our Board the scope and results of audits by the Company’s independent auditors and the Company’s internal auditing staff and reviews the audit and other professional services rendered by the independent auditors. It also reviews with the independent auditors the adequacy of the Company’s system of internal controls. It reviews transactions between the Company and the Company’s directors and officers, the Company’s policies regarding those transactions and compliance with the Company’s business ethics and conflict of interest policies.

BRISTOW GROUP INC. – 2018 Proxy Statement – 10

Our Board requires that all members of the Audit Committee meet the financial literacy standard required under the NYSE rules and that at least one member qualifies as having accounting or related financial management expertise under the NYSE rules. In addition, the SEC has adopted rules requiring that the Company disclose whether or not the Company’s Audit Committee has an “audit committee financial expert” as a member, as defined by the SEC.
Our Board has reviewed the criteria set by the SEC and determined that all four members meet the financial literacy standards required by NYSE rules and qualify under the NYSE rules as having accounting or related financial management expertise. Our Board has also determined that Messrs. King and Porter qualify as audit committee financial experts.

Compensation Committee
The Compensation Committee, among other matters:

•	approves the compensation of the Chief Executive Officer and all other executive officers;

•	evaluates the performance of the Company, Chief Executive Officer and all other executive officers against approved performance goals and other objectives and reports its findings to our Board;

•	reviews and approves changes in certain employee benefits and incentive compensation plans which affect executive officer compensation;

•	reviews and makes recommendations with respect to changes in equity-based plans and director compensation; and

•	prepares a report to be included in the Company’s annual proxy statement.
In order to assist the Compensation Committee in satisfying its responsibilities set forth above, the Compensation Committee from time to time engages independent legal counsel as well as an independent compensation consultant. Awards under equity-based plans are considered and approved by the Compensation Committee, which consists entirely of “non-employee directors,” as defined by Rule 16b-3 under the Exchange Act, all of whom satisfy the requirements of an “outside director” for purposes of Section 162(m) of the Internal Revenue Code of 1986, as amended (“Section 162(m)”).

Corporate Governance and Nominating Committee
The Corporate Governance and Nominating Committee assists our Board in:

•	identifying individuals qualified to become members of our Board consistent with criteria approved by our Board;

•	recommending to our Board the director nominees to fill vacancies and to stand for election at the next Annual Meeting;

•	developing and recommending to our Board the corporate governance guidelines to be applicable to the Company;

•	recommending committee assignments and chairperson designations for directors to our Board;

•	recommending to the Board the size and structure of the Board and each committee;

•	overseeing the evaluation process by which our Board or any committee thereof reviews our Board’s, any committee’s or management’s performance; and

•	overseeing the succession plan process for each of the Company’s senior executive officers, our Board and the Chairman of our Board.

BRISTOW GROUP INC. – 2018 Proxy Statement – 11

ITEM 1 - ELECTION OF DIRECTORS
Our Board currently consists of ten directors. The term of office of all of our present directors will expire no later than the day of the Annual Meeting upon the election of their successors. In light of Mr. Masters’s decision not to stand for reelection to our Board, our Board adopted a resolution fixing the size of our Board at nine directors, effective upon the completion of Mr. Masters’s term on the day of the Annual Meeting. Our Board has fixed the number of directors to be elected at the Annual Meeting at nine. The directors elected at the Annual Meeting will serve until their respective successors are elected and qualified or until their earlier death, resignation or removal.

Unless authority to do so is withheld by the stockholder, each proxy executed and returned by a stockholder will be voted for the election of the nominees hereinafter named. Directors having beneficial ownership derived from presently existing voting power of approximately 1.9%% of our common stock as of the Record Date have indicated that they intend to vote for the election of each of the nominees named below. If any nominee withdraws or for any reason is unable to serve as a director, the persons named in the accompanying proxy either will vote for such other person as our Board may nominate or, if our Board does not so nominate such other person, will not vote for anyone to replace the nominee. Except as described below, our management knows of no reason that would cause any nominee hereinafter named to be unable to serve as a director or to refuse to accept nomination or election.

Pursuant to our bylaws, in an Uncontested Election, the nominees for director receiving more votes cast for than against his or her election or re-election will be elected. In the event a nominee fails to receive more votes cast for than against his or her election or re-election, our Board will take action within 90 days of the stockholder vote to either accept or reject the letter of resignation submitted by such nominee. Our Board will promptly and publicly disclose its decision regarding whether or not to accept such nominee’s resignation letter. In a Contested Election (as defined in our bylaws), the nominees for director receiving a plurality of the votes cast will be elected. The proxyholder named in the accompanying proxy card will vote FOR each of the nominees named herein unless otherwise directed therein. In Contested Elections and Uncontested Elections, abstentions and instructions to withhold authority to vote for one or more of the nominees and broker nonvotes will result in those nominees receiving fewer votes but will not count as votes AGAINST a nominee.

Our Board recommends that stockholders vote FOR the election to our Board of each of the nominees named below.

Information Concerning Nominees
Our present Board proposes for election the following nine nominees for director. Each of the nominees named below is currently a director of the Company and each, with the exception of Mr. Banister, was elected at the Annual Meeting held on August 2, 2017. Mr. Banister was recommended to our Corporate Governance and Nominating Committee by a third-party search firm. Mr. Banister was appointed to our Board and our Compensation Committee effective October 1, 2017 following an extensive interview and screening process involving a number of qualified candidates, and taking into account, among other things, stockholders’ interest in adding directors with significant corporate executive and international business experience. All nominees for director are nominated to serve one-year terms until the Annual Meeting in 2019 and until their respective successors are elected and qualified, or until their earlier resignation, removal from office, or death.

We have provided information below about our nominees, including their age, citizenship and business experience during the past five years, including service on other boards of directors. Our Board considered overboarding concerns that were previously raised by an advisory firm concerning Mr. King, an independent member of our Board who currently serves as finance director for Caledonia while at the same time serving as a member of two other public company boards. After thorough review, our Board did not find that Mr. King’s executive duties combined with his other board memberships in any way diminished his ability to commit the requisite amount of time and energy to Board and Company matters. Mr. King was originally designated by Caledonia for election to our Board in 2011, and his service on the boards of Caledonia and TT Electronics are considered by Caledonia to form part of his executive responsibilities. Ultimately, the Board concluded that the Board and management continue to benefit significantly from Mr. King’s experience on other public company boards as well as his accounting and financial expertise and recommend that stockholders vote for his re-election to our Board.

We have also included information about each nominee’s specific attributes, experience or skills that led our Board to conclude that he or she should serve as a director on our Board in light of our business and structure. Unless we specifically note below, no corporation or organization referred to below is a subsidiary or other affiliate of Bristow Group Inc.

BRISTOW GROUP INC. – 2018 Proxy Statement – 12

	Name, Citizenship & Age	Current or Former Principal Occupation, Position and Dates	Other Directorships (Committees, if any, and Dates)
Board since 2006 Compensation since 2006 Audit from 2006 to 2016	Thomas N. Amonett American Age: 74
Athlon Solutions, LLC (a private provider of specialty chemicals and related services to refineries and other industrial companies)
- President and Chief Executive Officer, 2013 – May 2018
Champion Technologies Inc. (a private, international specialty chemicals manufacturer)
- President, Chief Executive Officer and a director,
1999 – 2013
American Residential Services, Inc. (a public company providing equipment and services for residential living)
- President, Chief Executive Officer and a director,
1997 – 1999

Public Companies:
- Orion Group Holdings, Inc.
(Audit & Nominating and Governance) (since 2007)
- Hercules Offshore, Inc.
(Nominating and Governance)
(2007 – November 2015)
Private Companies:
- Ergon, Inc. (Chairman since July 2017)
- T.F. Hudgins Inc. (since 2014)
- Champion Technologies Inc.
(1999 – 2013)

Board Recommendation:  Our Board concluded that Mr. Amonett should continue to serve on our Board, in light of our business and structure, for the reasons set forth below.
Key attributes, experience and skills:  Mr. Amonett is an attorney by education and he has extensive executive leadership experience that he has attained through serving as a chief executive officer for almost two decades. He also has significant board experience that he has attained through serving on the boards of several private and public companies in the energy services industry. Mr. Amonett’s legal insight and business acumen have proven to be invaluable assets for our Board and, in particular, in serving as Chairman of our Compensation Committee.

	Name, Citizenship & Age	Current or Former Principal Occupation, Position and Dates	Other Directorships (Committees, if any, and Dates)
Board since 2014	Jonathan E. Baliff American Age: 54
Bristow Group Inc.
- President and Chief Executive Officer,
since July 2014
- President,
June 2014 – July 2014
- Senior Vice President and Chief Financial Officer,
2010 – June 2014

NRG Energy, Inc. (a public, power and energy company)
- Executive Vice President, Strategy, 2008 – 2010

Credit Suisse, Global Energy Group (a public investment bank)
- Managing Director, 1996 – 2008

Public Companies:
- Texas Capital Bancshares, Inc.(since July 2017)
Private Companies:
- HeliOffshore Limited (since 2015)

- United Way / Jewish Family Service of Houston (since 2011)

- Georgetown University Graduate
 School of Foreign Service
(Advisory Board) (since 2010)

Board Recommendation:  Our Board concluded that Mr. Baliff should continue to serve on our Board, in light of our business and structure, for the reasons set forth below.
Key attributes, experience and skills:  As our President and Chief Executive Officer, Mr. Baliff provides a critical link between senior management and our Board. Mr. Baliff served on active duty in the U.S. Air Force for eight years from 1985 to 1993 in numerous assignments flying the F-4G Phantom, including the first combat missions during the first Gulf War, before being honorably discharged from the U.S. Air Force with the rank of Captain. Mr. Baliff’s commitment to safety originated from these experiences as an aviator. In addition to his military, aviation and financial experience, his extensive experience in the energy industry together with his knowledge of the culture, operations and clients of the Company assist our Board in making strategic decisions.

BRISTOW GROUP INC. – 2018 Proxy Statement – 13

	Name, Citizenship & Age	Current or Former Principal Occupation, Position and Dates	Other Directorships (Committees, if any, and Dates)
Board since October 2017 Compensation since October 2017	Gaurdie E. Banister, Jr. American Age: 60
Aera Energy LLC (an oil and gas exploration and production company jointly owned by Shell Oil Company and ExxonMobil)
- President and Chief Executive Officer, 2007 – August 2015
Royal Dutch Shell PLC (a public, international energy company)
- Vice President, Technical E&P, Asia Pacific, 2005 – 2007
- Technical Vice President, Shell Americas, 2003 – 2005
- Vice President Business Development and Technology,
Shell U.S., 2001 – 2003
- President, Global Executive Vice President, Shell Services International, 1998 – 2001
- President, Shell Continental Companies, 1997
- Project Engineering, Production Manager, Shell Offshore,
1980 – 1997

Public Companies:
- Tyson Foods, Inc.
(Lead Independent Director) (since 2015)
(Compensation Committee)
(Chairman) (since 2017)
- Marathon Oil Company.
(Audit and Finance Committee, Corporate Governance and Nominating Committee, Health, Environmental, Safety and Corporate Responsibility Committee) (since 2015)
Private Companies:
- Russell Reynolds Associates (since January 2018)
- Harwood Institute for Public Innovation
(since 2016)
- First Tee of Greater Houston (since 2017)
- Shell Todd Oilfield Services
(2005 – 2007)

Board Recommendation: Our Board concluded that Mr. Banister should continue to serve on our Board, in light of our business and structure, for the reasons set forth below.
Key attributes, experience and skills: Mr. Banister is an engineer by education with over thirty-five years of experience in senior management positions in the energy industry. His professional background, which includes over seven years as the president and chief executive officer of one of the nation’s most active drilling companies, provides our Board with strategic perspective on lean manufacturing, information systems, business development and culture. In addition, he has significant board experience through service on the boards of several private and public companies. His executive experience and business acumen make him highly qualified to continue to serve as a member of our Compensation Committee.

	Name, Citizenship & Age	Current or Former Principal Occupation, Position and Dates	Other Directorships (Committees, if any, and Dates)
Board since 2012 Compensation since 2012 Governance, since 2016	Lori A. Gobillot American Age: 56
InVista Advisors LLC (a private project management and consulting company)
- Founding Partner and Consultant, since 2013
United Airlines, Inc. (a public air transportation company)
- Vice President, Integration Management,
October 2010 – 2012
Continental Airlines, Inc. (a public air transportation company)
- Vice President, Integration Management,
June 2010 – October 2010
- Staff Vice President, Assistant General Counsel and Assistant Secretary, 2006 – June 2010

Public Companies:
- Magellan Midstream Partners, L.P.
(Compensation Committee, Nominating and Governance Committee) (since 2016)
Private Companies:
- Republic Airways Holdings (Compensation Committee Chairperson) (since May 2017)
- Agape Development Ministries
(since 2015)
- GetGoing, Inc. (Advisory Board)
(2012 – 2016)

Board Recommendation: Our Board concluded that Ms. Gobillot should continue to serve on our Board, in light of our business and structure, for the reasons set forth below.
Key attributes, experience and skills: Ms. Gobillot is an attorney by education with extensive management and legal experience within the aviation industry as well as experience in private practice representing a variety of clients. Her years of experience at a capital intensive airline with a similar focus on safety, regulatory compliance, customer service and employee satisfaction and her service on the boards of several public and private companies add a helpful perspective to our Board’s deliberations. Her aviation background and legal, corporate governance and executive compensation expertise allow her to contribute significantly as a member of our Compensation Committee and Corporate Governance and Nominating Committee and benefit our Board’s decision making process. She has been recognized by NACD as a Board Leadership Fellow. Her experience with fixed wing airlines is of particular use for our Board in connection with the Company’s strategic investment in Eastern Airways International Ltd. in February 2014 and Capiteq Limited (d/b/a Airnorth) (“Airnorth”) in February 2015.

BRISTOW GROUP INC. – 2018 Proxy Statement – 14

	Name, Citizenship & Age	Current or Former Principal Occupation, Position and Dates	Other Directorships (Committees, if any, and Dates)
Board since 2010 Audit since 2010 Governance since 2010	Ian A. Godden British Age: 64
Havelock Europa PLC (a public commercial furniture design and manufacturing company)
-Non-Executive Chairman since January 2017
Yokogawa Electric Corporation (a public electrical engineering and software company and parent company to KBC Advanced Technologies)
- Part-Time Senior Advisor, since April 2016
KBC Advanced Technologies (a former public consulting and software company dedicated to hydrocarbon processing)
- Non-Executive Chairman, 2011 – January 2013; and January 2015 – April 2016
- Executive Chairman, January 2013 – December 2014
- Senior Independent Non-Executive Director, 2008 – 2011
Glenmore Gas and Energy Inc. (private energy companies)
- Founder and Chairman, since 2005
Farnborough International Limited (a private subsidiary company of ADS described below)
- Chairman, 2009 – 2013
A|D|S Group Ltd. (a private trade organization that represents the U.K. civil aerospace, defense and security industries)
- Chairman, 2007 – 2011

Public Companies:
- Havelock Europa PLC
(Audit Committee)
(since January 2017)
- KBC Advanced Technologies (Remuneration and Nominations Committees)
(2008 – 2016)
(Audit) (2008 – 2011)
- E2V Technologies PLC
(Audit) (2003 – 2010)

Board Recommendation: Our Board concluded that Mr. Godden should continue to serve on our Board, in light of our business and structure, for the reasons set forth below.
Key attributes, experience and skills: Mr. Godden received a Bachelor of Science degree in engineering from Edinburgh University in Scotland and an MBA from Stanford University in California. He has extensive practical experience in the aviation industry, particularly in the areas of aviation safety, training, technology and logistics management which are each critical to the Company at this stage of its growth. His international experience gained from decades of serving in executive roles in oil and gas companies in the international oil and gas sector and his background in strategic consulting aids our Board in reviewing decisions and developing the global strategy for the Company. Finally, his expertise in corporate governance, which has been recognized by his being honored as a NACD Board Leadership Fellow, makes him well suited to continue to serve as Chairman of our Corporate Governance and Nominating Committee.

	Name, Citizenship & Age	Current or Former Principal Occupation, Position and Dates	Other Directorships (Committees, if any, and Dates)
Board since 2016 Audit since 2016 Governance since October 2017	A. William Higgins American Age: 59
CIRCOR International, Inc. (a public, global diversified manufacturing company)
- Chairman, Chief Executive Officer and President,
2008 – 2012
- President and Chief Operating Officer, 2006 – 2008
- Executive Vice President and Chief Operating Officer,
2005 – 2006
Leslie Controls, Inc. (a subsidiary of CIRCOR that filed for bankruptcy protection in 2010 and successfully emerged from bankruptcy in 2011)
- Director and Vice President, 2008-2012
Honeywell International, Inc. (a public, diversified technology and manufacturing company)
- Vice President and General Manager, Americas, Honeywell Building Solutions, 2002 – 2004
- Vice President and General Manager, AlliedSignal Grimes Aerospace Company, 1999 – 2002
- General Manager, AlliedSignal Aerospace Valve and Component Repair and Overhaul Service, 1996 – 1999
- Director, East Asia Business Development, AlliedSignal Electronics Materials, 1992 – 1999
- Manager, East Asia Business Development, AlliedSignal Electronics Materials, 1991 – 1992

Public Companies:
- Albany International Corp.
(Compensation Committee)
(member since September 2016 and Chairman since May 2017)
- Kaman Corporation
(Finance) (member since 2013 and Chairman since 2016)
(Corporate Governance)
(since 2015)
(Personnel and Compensation)
(2009 – 2015)
- CIRCOR International, Inc.
(Chairman) (2008 – 2012)

Board Recommendation: Our Board concluded that Mr. Higgins should continue to serve on our Board, in light of our business and structure, for the reasons set forth below.
Key attributes, experience and skills:  Mr. Higgins is an engineer by education who started his career as an advanced technologies engineer at Pratt & Whitney (UTC). His professional background provides our Board with additional perspective on talent development, international operations and global strategic development, lean manufacturing and continuous improvement processes, government relations, acquisitions, and the oil and gas, distribution and industrial markets. In addition, his experience at Honeywell International, AlliedSignal and Pratt & Whitney provide him with a strong background in the aerospace industry. His executive experience, financial acumen and prior service on public company boards make him highly qualified to continue to serve as a member of our Audit Committee and our Corporate Governance and Nominating Committee.

BRISTOW GROUP INC. – 2018 Proxy Statement – 15

	Name, Citizenship & Age	Current or Former Principal Occupation, Position and Dates	Other Directorships (Committees, if any, and Dates)
Board since 2011 Audit since 2011	Stephen A. King (1) British Age: 57
Caledonia Investments plc (a public investment company)
- Finance Director, since 2009
De La Rue plc (a public printer of commercial paper and bank notes for central banks)
- Group Finance Director, 2002 – 2009
Midlands Electricity plc (a public international power distribution and generation group)
- Group Finance Director, 1997 – 2002
Public Companies: - Caledonia Investments plc (since 2009) - TT Electronics (Audit) (since 2012) - The Weir Group plc (Audit) (2005 – 2009)
Board Recommendation: Our Board concluded that Mr. King should continue to serve on our Board, in light of our business and structure, for the reasons set forth below.
Key attributes, experience and skills: Mr. King is a Fellow member of the Institute of Chartered Accountants in England and Wales with significant international finance expertise. Mr. King has been the Finance Director at Caledonia Investments plc since December 2009. He began his career as an accountant for Coopers & Lybrand (now PricewaterhouseCoopers LLP) and has since lead the finance functions of several companies before his current role as the Finance Director for Caledonia, one of the most respected investment houses in the United Kingdom. He also has extensive experience on boards of public companies in the United Kingdom that allow him to bring a different perspective to Board deliberations that ultimately benefits our Board’s decision making process. His expertise in corporate governance has been recognized by his being honored as a NACD Board Leadership Fellow. Finally, his current experience as Senior Non-Executive Director and chairman of the audit committee of TT Electronics and former experience as chairman of the audit committee of The Weir Group plc, together with his financial and accounting expertise gained over almost two decades of serving as a finance director for various organizations, make him well suited to continue to serve as a member of our Audit Committee.

	Name, Citizenship & Age	Current or Former Principal Occupation, Position and Dates	Other Directorships (Committees, if any, and Dates)
Board since 2004 Governance from 2004 to 2016 Compensation from 2004 to 2006 (Former) Executive Committee from 2006 to 2007	Thomas C. Knudson American Age: 72	Tom Knudson Interests (a private consulting company) - Founder and President, since 2004 ConocoPhillips (a public oil and gas company) - Senior Vice President, 1975 – 2004
Public Companies:
- Midstates Petroleum Company, Inc. (Chairman)
(April 2015 – November 2015)
(Interim Chairman)
(2014 – 2015)
(Audit) (2014 – 2015)
(Nominating and Governance)
(2013 – 2016)
- MDU Resources Group Inc. (Compensation) (2008 – 2014)
- Natco Group Inc. (Presiding Director) (Governance, Nominating and Compensation) (2005 – 2009)
- Williams Partners L.P.
(Audit and Conflicts)
(2005 – 2007)
Private Companies:
- Ergon, Inc. (since October 2017)
- U.S. Naval Academy Foundation Athletics & Scholarship Program (since 2015)
- National Association of Corporate Directors (NACD) Texas Tri‑Cities Chapter (since 2012)
- Episcopal Seminary of the Southwest (2012 – 2015)

Board Recommendation: Our Board concluded that Mr. Knudson should continue to serve on our Board, in light of our business and structure, for the reasons set forth below.
Key attributes, experience and skills:  Mr. Knudson has served as the Chairman of our Board since 2006. He holds a bachelor’s degree in aerospace engineering from the U.S. Naval Academy and a master’s degree in aerospace engineering from the U.S. Naval Postgraduate School. He served as a naval aviator, flying combat missions in Vietnam. His education, military service, and experience on the boards of MDU Resources Group Inc., Natco Group Inc., Williams Partners L.P. and Midstates Petroleum Company, Inc. provide additional perspectives to our Board. His prior service on the management committee at ConocoPhillips provides our Board with significant insight into the way customers in the energy industry operate. Finally, his service as a member of the NACD Tri-Cities Chapter Board and his expertise in corporate governance, as reflected by his being honored as a NACD Board Leadership Fellow, make him well suited to continue to serve as Chairman of our Board.

BRISTOW GROUP INC. – 2018 Proxy Statement – 16

	Name, Citizenship & Age	Current or Former Principal Occupation, Position and Dates	Other Directorships (Committees, if any, and Dates)
Board since 2016 Audit since 2016	Biggs C. Porter American Age: 64
Fluor Corporation (a public engineering, procurement, fabrication, construction and maintenance services company)
- Executive Vice President, Chief Financial Officer,
May 2012 – August 2017
Tenet Healthcare Corporation (a public, diversified healthcare services company)
- Chief Financial Officer, 2006 – 2012
Raytheon Company (a public, international provider of products and services to defense and government markets)
- Acting Chief Financial Officer, 2005 – 2006
- Vice President and Controller, 2003 – 2006
TXU Corporation (a public, international energy company)
- Senior Vice President and Corporate Controller, 2000 – 2003
Northrop Grumman Corporation (a public, international provider of products and services to defense and government markets)
- Sector Vice President - Business Management (CFO), Integrated Systems and Aerostructure Sector,
1998 – 2000
- Vice President - Business Management (CFO), Commercial Aircraft Division, 1997 – 1998
- Vice President - Finance, Commercial Aircraft Division, 1995 – 1997
- Vice President and Controller, Assistant Treasurer, Vought Aircraft Company, 1990 – 1995
- Corporate Manager of External Financial Reporting, The LTV Corporation, 1987 – 1990
Arthur Young & Company (an international accounting firm)
- Audit Principal, 1978 – 1987

Public Companies:
- Perspecta Inc.
(since May 2018)
Private Companies:
- Texas Health Resources (Trustee) (since 2014)
- Dallas Area Chapter of the American Red Cross
(Chairman) (2016 to June 2018)
(Vice Chairman) (2014 to 2016)
- Duke University Pratt School of Engineering (Board of Visitors) (since 2014)
- University of Texas at Austin McCombs School of Business (Advisory Board of Accounting Department) (since 2012)

Board Recommendation:  Our Board concluded that Mr. Porter should continue to serve on our Board, in light of our business and structure, for the reasons set forth below.
Key attributes, experience and skills:  Mr. Porter is an accountant by education with significant accounting and finance expertise. His experience as a certified public accountant and chief financial officer and controller in multiple public companies provides him with extensive knowledge of financial reporting, legal and audit compliance and risk management making him qualified to continue to serve as Chairman of our Audit Committee. His expertise in corporate governance has been recognized by his being honored as a NACD Governance Fellow. His aerospace, government contracting and energy sector background also benefits our Board’s decision making process and development of strategy.

(1)
Stephen A. King , a director and executive officer of Caledonia, has previously been designated by Caledonia for election to our Board pursuant to a Master Agreement dated December 12, 1996 among the Company, a predecessor in interest to Caledonia and certain other persons in connection with our acquisition of 49% and other substantial interests in Bristow Aviation. The Master Agreement provides that so long as Caledonia owns (1) at least 1,000,000 shares of common stock of the Company or (2) at least 49% of the total outstanding ordinary shares of Bristow Aviation, Caledonia will have the right to designate two persons for nomination to our Board and to replace any directors so nominated. According to its most recent Form 13F filed with the SEC on April 12, 2018, Caledonia was no longer the direct beneficial owner of any shares of our common stock as of March 31, 2018. Caledonia owns 46% of Bristow Aviation’s outstanding ordinary shares. Accordingly, Caledonia no longer has the right to designate directors pursuant to this agreement. Mr. King has been nominated for election to our Board to be voted on at the Annual Meeting.

BRISTOW GROUP INC. – 2018 Proxy Statement – 17

EXECUTIVE OFFICERS OF THE REGISTRANT
Under our bylaws, our Board elects our executive officers annually. Each executive officer remains in office until that officer ceases to be an officer or his or her successor is elected. There are no family relationships among any of our executive officers. As of the close of business on June 7, 2018, our executive officers were as follows:

Name	Age	Position Held with Registrant
Jonathan E. Baliff	54	President, Chief Executive Officer and Director
L. Don Miller	55	Senior Vice President and Chief Financial Officer
Alan Corbett	60	Senior Vice President, Europe, Africa, Middle East, Asia (EAMEA)
Timothy J. Knapp	62	Senior Vice President, General Counsel and Corporate Secretary
Robert Phillips	50	Senior Vice President, Americas
Brian J. Allman	45	Vice President and Chief Accounting Officer
Steve Predmore	57	Vice President and Chief Safety Officer
Mary Wersebe	42	Vice President, Human Resources
Mr. Baliff was appointed as President and Chief Executive Officer in July 2014. He joined us and served as Senior Vice President and Chief Financial Officer from October 2010 to June 2014. Mr. Baliff also served as President from June 2014 to July 2014. Prior to joining the Company, Mr. Baliff had been the Executive Vice President, Strategy at NRG Energy since May 2008, where he led the development and implementation of NRG’s corporate strategy, as well as acquisitions and business alliances. Prior to joining NRG, Mr. Baliff was in Credit Suisse’s Global Energy Group, where he advised energy companies on merger and acquisition assignments and project and corporate financings since 1996, most recently as a Managing Director. Mr. Baliff started his business career at Standard and Poor’s and then JP Morgan’s Natural Resources Group. Mr. Baliff served on active duty in the U.S. Air Force for eight years from 1985 to 1993 in numerous assignments flying the F-4G Phantom, including the first combat missions during the first Gulf War. Mr. Baliff was honorably discharged with the rank of Captain.
Mr. Miller was appointed as Senior Vice President and Chief Financial Officer in August 2015. He previously served as our Senior Vice President, Mergers, Acquisitions and Integration from June 2015 to August 2015. Before that he served as our Vice President, Mergers, Acquisitions and Integration from November 2014 to June 2015 and our Vice President, Strategy and Structured Transactions from 2010 to 2014. Prior to joining the Company, Mr. Miller worked as an independent consultant from 2008 to 2010 assisting companies in capital markets and in a financial advisory capacity. He was previously the post-petition President and Chief Executive Officer for Enron North America Corp. and Enron Power Marketing, Inc. from 2001 to 2007 and also served in senior financial positions with Enron, including Director – Finance and Vice President, Asset Marketing Group from 1998 to 2001. His career also includes seven years in senior financial positions with Citicorp Securities, Inc. and four years as an account executive with Dean Witter Reynolds, Inc. Mr. Miller is a Chartered Financial Analyst (“CFA”) charterholder.
Mr. Corbett was appointed as Senior Vice President, Europe, Africa, Middle East, Asia (EAMEA) in June 2018. He previously served as Vice President, EAMEA from June 2017 to June 2018. Before that he served as Region Director of the Europe Caspian Region from April 2015 to June 2017 and Region Director of the Europe Business Unit (EBU) from August 2014 to March 2015, in which capacities he had commercial and operational oversight of the region, including the successful transition to a fully Bristow-operated U.K. search and rescue service. Prior to joining the Company in August 2014, Mr. Corbett worked since 1985 in a number of management positions with Baker Hughes Incorporated, including vice president positions in the Middle East, Asia Pacific and Africa, most recently serving as Vice President, Sub Sahara Africa from 2011 to 2014.
Mr. Knapp was appointed as Senior Vice President, General Counsel and Corporate Secretary in September 2017. Prior to joining the Company, Mr. Knapp was Vice President, General Counsel, Corporate Secretary and Chief Compliance Officer at SourceGas LLC from January 2012 to February 2016, at which time SourceGas Holdings LLC was acquired by Black Hills Corp. He previously served SourceGas LLC as Deputy General Counsel from March 2009 to December 2011. Prior to joining SourceGas LLC, he served as a partner at Knapp & Rome, LLC, specializing in energy from 1993 to 2009. Mr. Knapp obtained a Doctor of Jurisprudence from the University of Denver and a Bachelor of Science, Civil Engineering, from Ohio State University.
Mr. Phillips was appointed as Senior Vice President, Americas in June 2018. He previously served as Vice President, Americas from June 2017 to June 2018 and as Vice President, Global Operations Services from April 2016 to June 2017. Before that he served as Region Director of the Americas Region from July 2013 to April 2016, in which role he was responsible for operations and business development efforts in the region, and as Director of Flight Operations from April 2008 to July 2013. Since joining the Company in 2003, he has also served as Head of Flight Operations (Europe), Chief Pilot, Director of Training and Check Airman. Mr. Phillips has more than 10,000 total hours in flight time in both fixed and rotary wing aircraft, and holds certifications including Certified Flight Instructor (CFI), Certified Flight Instrument Instructor (CFII), Multi Engine Instructor (MEI), Designated Pilot Examiner (DPE) and Air Transport Pilot (ATP). He began his flying career in the U.S. Army in 1988. He graduated from

BRISTOW GROUP INC. – 2018 Proxy Statement – 18

flight school in Fort Rucker, Alabama in 1989, and served five years on active duty and another five years in the Louisiana National Guard before transitioning to civilian helicopter services in the Gulf of Mexico.
Mr. Allman was appointed as Vice President and Chief Accounting Officer in May 2016. He previously served as our Vice President, Chief Accounting Officer and Controller from November 2010 to May 2016. He joined us as Director of Financial Reporting in March 2006. In August 2007 he was promoted to Corporate Controller and was subsequently elected Chief Accounting Officer in April 2009. From September 2002 to March 2006, Mr. Allman worked as Financial Reporting Manager for Nabors Industries Ltd., a drilling and well servicing company. A Certified Public Accountant, Mr. Allman previously worked in public accounting as an Audit Manager with KPMG after beginning his career with Arthur Andersen LLP.
Mr. Predmore was appointed as Vice President and Chief Safety Officer in October 2013. Prior to joining the Company, Mr. Predmore served in senior leadership roles within the aviation industry, including from 2001 to 2012 with JetBlue Airways as Vice President and Chief Safety Officer, and from 1995 to 2001 with Delta Air Lines as Director Safety Performance and Quality. While at JetBlue, he helped the organization achieve industry-leading performance in lowest rates of injuries and aircraft damages. Most recently Predmore was Senior Vice President of safety for MV Transportation from 2012 to 2013, where he led the transition from a traditional HSE operating model to a robust safety management system. Mr. Predmore also has been active in the aviation industry, having served at one time as a Transportation Research Specialist and Special Assistant to the Vice Chairman of the National Transportation Safety Board (NTSB). In 2011 he was appointed by the U.S. Secretary of Transportation to serve on the Management Advisory Committee to the FAA administrator, which followed successive leadership roles with three FAA Aviation Rulemaking Committees, the Air Transport Safety Council and the Global Aviation Information Network (GAIN). Mr. Predmore is an expert on human factors and has published papers on aviation safety and human factors. He has a Ph.D. in Social Psychology from the University of Texas at Austin and a Bachelor’s degree in Psychology from Drake University.
Ms. Wersebe was appointed as Vice President, Human Resources in August 2016. She previously served as the Company’s Interim Chief Administration Officer from June 2016 to August 2016. She joined the Company as Director, Human Resources Global Operations in May 2014. Prior to joining the Company, Ms. Wersebe was director human resources at Exterran from 2007 to 2014. Ms. Wersebe also served in human resources roles for Halliburton from 1999 to 2000 and 2001 to 2002, Aspen Technology from 2000 to 2001 and Ocean Energy from 2002 to 2003 after beginning her career with Browning Ferris Industries in 1997.

BRISTOW GROUP INC. – 2018 Proxy Statement – 19

SECURITIES OWNERSHIP

Holdings of Principal Stockholders
The following table shows certain information with respect to beneficial ownership of our common stock held by any person known by us to be the beneficial owner of more than five percent of any class of our voting securities:

Name and Address of Beneficial Owner	Amount Beneficially Owned	Percent of Class (1)
Ariel Investments, LLC................................................................. 200 E. Randolph Drive, Suite 2900 Chicago, IL 60601	10,263,651(2)	28.89%
BlackRock, Inc............................................................................... 55 East 52nd Street New York, NY 10055	4,117,403(3)	11.59%
Coltrane Asset Management, L.P.................................................... 250 West 55th Street, 16th Floor New York, NY 10019	3,482,895(4)	9.80%
Senvest Management, LLC............................................................ 540 Madison Avenue, 32nd Floor New York, New York 10022	3,445,047(5)	9.70%
Dimensional Fund Advisors LP...................................................... Building One 6300 Bee Cave Road Austin, TX 78746	2,224,840(6)	6.26%
Morgan Stanley.............................................................................. 1585 Broadway New York, NY 10036	2,173,365(7)	6.12%

(1)	Percentage of the 35,526,625 shares of common stock of the Company outstanding as of March 31, 2018.

(2)
According to a Schedule 13G/A filed on February 13, 2018 with the Securities and Exchange Commission, Ariel Investments, LLC (“Ariel”), in its capacity as an investment advisor, may be deemed to beneficially own all of such shares. Ariel has sole voting power with respect to 9,858,205 of such shares and sole dispositive power with respect to all of such shares. The Schedule 13G/A states that Ariel’s adviser clients have the right to receive or the power to direct the receipt of dividends from, or the proceeds from the sale of, all of such shares. It further states that Ariel Fund and Ariel Appreciation Fund, each a series of Ariel Investment Trust, an open-end management investment company, have an economic interest in more than 5% of the subject securities in the Schedule 13G/A.

(3)
According to a Schedule 13G/A filed on January 19, 2018 with the Securities and Exchange Commission, BlackRock, Inc. has sole voting power with respect to 4,051,128 of such shares and sole dispositive power with respect to all of such shares. The Schedule 13G/A states that various persons have the right to receive or the power to direct the receipt of dividends from, or the proceeds from the sale of, such shares of common stock, and no one person’s interest in such shares of common stock is more than 5% of the total outstanding shares of common stock of the Company.

(4)
According to a Schedule 13G/A filed on January 24, 2018 with the Securities and Exchange Commission, each of Coltrane Asset Management, L.P. (“CAM”), Coltrane Asset Management Holdings, Ltd. (“CAMH”), Coltrane Master Fund, L.P. (“CMF”), Coltrane GP, LLC (“CGP”) and Mandeep Manku has sole voting and dispositive power with respect to all of such shares. The Schedule 13G/A states that CAM serves as investment manager to CMF and as such, CAM has been granted investment discretion over portfolio investments, including the shares of common stock of the Company, held for the account of CMF. CGP is the general partner of CMF. CAMH is the general partner of CAM. Mandeep Manku is the sole member of CGP and the sole shareholder of CAMH.

(5)
According to a Schedule 13G/A filed on February 12, 2018 with the Securities and Exchange Commission, Senvest Management, LLC (“Senvest”) has shared voting power and shared dispositive power with respect of all of such shares, including 959,232 shares of common stock of the Company issuable upon conversion of bonds. The Schedule 13G/A states that the shares are held in the account of Senvest Master Fund, LP (the “Investment Vehicle”) and Senvest serves as investment manager of the Investment Vehicle. Richard Mashaal is the managing member of Senvest and may be deemed to have voting and dispositive powers over the securities held by the Investment Vehicle. Senvest may be deemed to beneficially own the securities held by the Investment Vehicle by virtue of its position as investment manager of the Investment Vehicle, and Mr. Mashaal may be deemed to beneficially own the securities held by the Investment Vehicle by virtue of Mr. Mashaal’s status as the managing member of Senvest. The Schedule 13G/A states that the Investment Vehicle has the right to receive and the power to direct the receipt of dividends from, and the proceeds from the sale of, more than 5% of the total outstanding shares of common stock of the Company.

BRISTOW GROUP INC. – 2018 Proxy Statement – 20

(6)
According to a Schedule 13G/A filed on February 9, 2018 with the Securities and Exchange Commission, Dimensional Fund Advisors LP (“DFA”) has sole voting power with respect to 2,113,792 of such shares and sole dispositive power with respect to all of such shares. The Schedule 13G/A states that DFA, an investment adviser registered under Section 203 of the Investment Advisors Act of 1940, furnishes investment advice to four investment companies registered under the Investment Company Act of 1940, and serves as investment manager or sub-adviser to certain other commingled funds, group trusts and separate accounts (such investment companies, trusts and accounts, collectively referred to as the “Funds”). In certain cases, subsidiaries of DFA may act as an adviser or sub-adviser to certain Funds. In its role as investment advisor, sub-adviser and/or manager, DFA or its subsidiaries (collectively, “Dimensional”) may possess voting and/or investment power over the securities of the Company that are owned by the Funds, and may be deemed to be the beneficial owner of the shares of the Company held by the Funds. However, all of such shares of common stock reported above are owned by the Funds. Dimensional disclaims beneficial ownership of all such shares. The Schedule 13G/A states that the Funds have the right to receive or the power to direct the receipt of dividends from, or the proceeds from the sale of the securities held in their respective accounts and that, to the knowledge of Dimensional, the interest of any such Fund does not exceed 5% of the class of securities.

(7)
According to a Schedule 13G/A filed on February 13, 2018 with the Securities and Exchange Commission, Morgan Stanley has shared voting power with respect to 2,173,236 of such shares and shared dispositive power with respect to 2,164,813 of such shares. The Schedule 13G/A states that such filing reflects the securities beneficially owned, or that may be deemed to be beneficially owned, by certain operating units (collectively, the “MS Reporting Unites”) of Morgan Stanley and its subsidiaries and affiliates (collectively, “MS”) and that such filing does not reflect securities, if any, beneficially owned by any operating units of MS whose ownership of securities is disaggregated from that of the MS Reporting Units in accordance with the Securities and Exchange Commission Release No. 34-39538 (January 12, 1998).

BRISTOW GROUP INC. – 2018 Proxy Statement – 21

Holdings of Directors, Nominees and Executive Officers
The following table shows how many shares (i) each of our directors, (ii) each of our Named Executive Officers included in the Summary Compensation Table on page 45 of this proxy statement and (iii) all of our directors and executive officers as a group beneficially owned as of the close of business on June 7, 2018:

Name (1)	Shares Directly and Indirectly Owned as of June 7, 2018 (2)	Options Exercisable on or prior to August 6, 2018	Total Shares Beneficially Owned	Percent of Class (3)
Chet Akiri(4)	—	61,667	61,667	*
Brian J. Allman	5,091	36,929	42,020	*
Thomas N. Amonett	34,643	3,125	37,768	*
Jonathan E. Baliff	85,952	337,994	423,946	1.2%
Gaurdie E. Banister, Jr.(5)	21,500	—	21,500	*
Alan Corbett	607	14,462	15,069	*
E. Chipman Earle(6)	—	99,599	99,599	*
Lori A. Gobillot	24,608	—	24,608	*
Ian A. Godden(7)	59,515	—	59,515	*
A. William Higgins	28,842	—	28,842	*
Stephen A. King	—	—	—	*
Timothy J. Knapp	—	—	—	*
Thomas C. Knudson	76,606	—	76,606	*
Mathew Masters	—	—	—	*
L. Don Miller	19,340	141,867	161,207	*
Robert Phillips	1,624	24,195	25,819	*
Biggs C. Porter	28,842	—	28,842	*
All directors and executive officers as of , 2018 as a group ( persons)	390,706	600,982	991,688	2.8%

*	Less than 1%.

(1)	The business address of each director and executive officer is 2103 City West Blvd., 4th Floor, Houston, Texas 77042.

(2)	Excludes unvested restricted stock over which the holders do not have voting or dispositive powers.

(3)
Percentages of our common stock outstanding as of June 7, 2018, adjusted for each Named Executive Officer, executive officer and director to include such Named Executive Officer’s, executive officer’s and director’s total shares beneficially owned as of such date.

(4)	All of Mr. Akiri’s options will expire on August 8, 2018 in accordance with the terms of the Akiri Separation Agreement (as defined herein).

(5)	Mr. Banister was appointed to our Board effective as of October 1, 2017.

(6)	All of Mr. Earle’s options will expire on August 8, 2018 in accordance with the terms of the Earle Separation Agreement (as defined herein).

(7)	Includes 17,950 shares over which Mr. Godden shares investing and voting control with his wife.

BRISTOW GROUP INC. – 2018 Proxy Statement – 22

COMPENSATION DISCUSSION AND ANALYSIS

Introduction
This section of the proxy statement provides information regarding our executive compensation program for fiscal year 2018 for (i) our Chief Executive Officer and our Chief Financial Officer, (ii) each of our three most highly compensated executive officers, other than our Chief Executive Officer and our Chief Financial Officer, who were executive officers of the Company as of March 31, 2018 (our fiscal year end), and (iii) our former Senior Vice President and Chief Commercial Officer, who served in such position during a portion of fiscal year 2018 before departing the Company in June 2017, and our former Senior Vice President, Chief Legal and Support Officer and Corporate Secretary, who served in such position during a portion of fiscal year 2018 before departing the Company in June 2017. For fiscal year 2018, these individuals were our “Named Executive Officers” (or “NEOs”) and consisted of the following:

Our Named Executive Officers
Name	Title
Jonathan E. Baliff	President and Chief Executive Officer
L. Don Miller	Senior Vice President and Chief Financial Officer
Alan Corbett(1)	Senior Vice President, Europe, Africa, Middle East, Asia (EAMEA)
Robert Phillips(2)	Senior Vice President, Americas
Brian J. Allman	Vice President and Chief Accounting Officer
Chet Akiri(3)	former Senior Vice President and Chief Commercial Officer
E. Chipman Earle(3)	former Senior Vice President, Chief Legal and Support Officer and Corporate Secretary

(1)
Mr. Corbett was promoted to Vice President, Europe, Africa, Middle East, Asia (EAMEA) as of June 8, 2017 and further promoted to Senior Vice President, Europe, Africa, Middle East, Asia (EAMEA) effective June 1, 2018.

(2)	Mr. Phillips was promoted to Vice President, Americas as of June 8, 2017 and further promoted to Senior Vice President, Americas effective June 1, 2018.

(3)	Messrs. Akiri and Earle departed the Company as executive officers on June 8, 2017 but provided transition support services through July 8, 2017.
This section of the proxy statement is divided into the following four subsections:

•	Executive Summary;

•	About Our Executive Compensation Program – Our Compensation Philosophy and Peer Groups;

•	How Compensation Is Delivered; and

•	Executive Compensation Program Governance.
You should read this section of the proxy statement in conjunction with the advisory vote that we are conducting on the compensation of our NEOs (see “Item 2 – Advisory Approval of Executive Compensation” on page 58 of this proxy statement), as it contains information that is relevant to your voting decision.

Key Compensation Decisions During Fiscal Year 2018

•
Base salaries for all of our NEOs remained frozen for each of fiscal year 2016, fiscal year 2017 and fiscal year 2018, except in extraordinary circumstances such as promotions or changes in job responsibilities where market data supported such a change.

•
Based on our performance relative to previously established strategic, financial and operational goals, our Compensation Committee chose to fund 140.5% of the overall targeted amount of annual incentive cash awards for fiscal year 2018.

•
Long-term performance cash awards for the performance period ended March 31, 2018 were paid out at 100% of target based upon median total shareholder return (TSR) performance relative to the companies in the Simmons Offshore Transportation Services Group.

BRISTOW GROUP INC. – 2018 Proxy Statement – 23

•
On June 12, 2017, our Compensation Committee approved a redesign of the Company’s executive compensation program that was intended to align the program more closely with the Company’s business strategy while at the same time addressing current best market practices and specific concerns raised by stockholders. As part of our outreach efforts, the Chairman of the Compensation Committee and management met with our largest shareholders to discuss concerns that included share dilution, financial metric selection and certain performance cash measurement and payment practices. Following is a description, including rationale, for the changes to the executive compensation program:

Annual Incentive Compensation:

▪
Replaced our prior bespoke Bristow Value Added (“BVA”) performance metric with Return on Invested Capital (“ROIC”), a more widely recognized financial return measure, in response to stockholder concerns about the use of BVA; and

▪
Increased weighting on individual STRIVE performance component to 50% to enhance focus on our STRIVE strategy (as more specifically described beginning on page 26 of this proxy statement) and to align awards with achievement against key strategic business objectives that are crucial to our long-term success.

Long Term Incentive (LTI) Compensation:

▪	Increased performance cash to 50% of total LTI compensation mix to emphasize performance-based compensation and reduce stockholder dilution from equity-based awards granted at lower stock prices;

▪	Added an absolute TSR cap and floor to our performance cash awards to enhance alignment of performance cash payouts with absolute returns experienced by our stockholders; and

▪
Added a multi-year earnings per share (EPS) performance goal to our performance cash awards in response to stockholder concerns about using relative TSR as our sole long-term performance measure and to enhance alignment of performance cash payouts with long-term financial performance over which management has more direct control.

Program Governance:

▪	Adopted a clawback policy that applies to all cash and equity compensation for our officers to better align with generally accepted best practices for executive compensation governance.
Post-Termination Benefits: In order to better align with our peer group and broader market trends, we:

▪	Added double-trigger vesting to our long-term incentive awards in the context of a change-in-control,

▪	Reduced cash severance for termination not in connection with a change-in-control, and

▪	Eliminated accelerated vesting of long-term incentive awards for termination not in connection with a change-in-control.

Executive Summary
Continuing Challenges in the Offshore Oil and Gas Sector
The oil and gas business environment experienced a significant downturn beginning during fiscal year 2015 and ongoing volatility related to commodity prices. Brent Crude oil prices declined from approximately $106 per barrel at July 1, 2014 to a low of approximately $26 per barrel in February 2016, with an increase to approximately $65 per barrel as of March 31, 2018. The decrease in oil prices negatively impacted the cash flow of our clients and resulted in their implementation of measures to reduce their operating and capital costs. These cost cutting efforts continued into fiscal year 2018 and have impacted both the offshore production and the offshore exploration activity levels of our clients, resulting in reduced demand for oil and gas transportation services. Over this period we have also seen several of our peers in the offshore oil and gas transportation sector file for bankruptcy.
A recent recovery in commodity prices has contributed to improved stock price performance among onshore North American oil and gas companies while the offshore oil and gas sector continues to lag. Despite our successful efforts through the continued downturn to preserve our cash and manage revenue and margin declines through (1) cost reductions and capital efficiencies and

BRISTOW GROUP INC. – 2018 Proxy Statement – 24

(2) diversification into other lines of service such as search and rescue (SAR), fixed wing and unmanned air vehicles (UAV), our stock price has remained highly correlated with the fortunes of our customers in the offshore oil and gas sector.
The chart below provides an illustration of the disconnect between stock price performance within the offshore oilfield services sector and stock price performance within the broader oilfield services industry. The chart also shows how recent recoveries in commodity prices have not yet translated into recovering stock prices in the offshore sector. These disconnects present particular challenges for us in the competition for executive talent, as we continue to compete for executive talent with both onshore and offshore oilfield services companies.

Offshore Oil and Gas Sector Lagging Commodity Price Recovery

120
100
80
60
40
20
0
Mar 2014
Sep 2014
Mar 2015
Sep 2015
Mar 2016
Sep 2016
Mar 2017
Sep 2017
Mar 2018
Brent Crude
OSX Index
Simmons Index(1)
Bristow Group Inc.

(1)
Includes the following members of the Simmons Offshore Transportation Services Group as of July 1, 2014: Bourbon S.A., CHC Group Ltd., DOF ASA, Era Group Inc., Farstad Shipping ASA, Gulfmark Offshore, Inc., Hornbeck Offshore Services, Inc., Kirby Corporation, SEACOR Holdings Inc., Solstad Offshore ASA and Tidewater Inc.

We continue to seek ways to operate more efficiently in this difficult market and to work with our clients to improve the efficiency of their operations. In early fiscal year 2018, we made significant changes to reorganize into two distinct hubs, Europe and the Americas. We named area managers for each hub and gave them more commercial and operational control, reducing corporate G&A costs and speeding up decision-making. Consistent with our STRIVE strategy that is described in more detail beginning on page 26 of this proxy statement, we believe the New Bristow is better positioned to win contracts because it is a more nimble, regionally focused and cost efficient business that encourages innovation and creates local expertise with global support.
We were also able to increase our financial flexibility in fiscal year 2018 by repaying in full and terminating each of our senior secured credit agreements and entering into a new secured equipment financing with PK AirFinance S.à r.l., issuing 4.50% Convertible Senior Notes due 2023 and issuing 8.75% Senior Secured Notes due 2023 that resulted in aggregate proceeds of $723.8 million funded during fiscal year 2018.
Alignment of CEO Realizable Pay With Our Performance
The Simmons Offshore Transportation Services Group (the “Simmons Group”) is our peer group for purposes of measuring the Company’s TSR, which is a component used by our Compensation Committee to calculate the payout for one half of our long-

BRISTOW GROUP INC. – 2018 Proxy Statement – 25

term performance cash awards. The other half of our long-term performance cash awards are based on absolute improvement in adjusted earnings per share. In order to demonstrate the alignment of CEO pay relative to our performance against the Simmons Group, we compared (a) CEO realizable pay as a percent of target total direct compensation for the three-year period from April 1, 2015 to March 31, 2018 to (b) our TSR performance relative to the Simmons Group over the same period. Realizable pay includes base salary, actual annual incentive awards earned, actual long-term cash awards earned for performance during the period, and the intrinsic value of restricted stock units and stock options granted during the period, valued as of March 31, 2018. The following chart highlights that our focus on pay for performance and emphasis on long term incentives aligns the interests of management with those of our stockholders, even in a downturn:

200%
100%
0%
CEO Realizable Pay(1) As a Percent of Target
BRS
Realizable pay(1)
20% below target
50th
Percentile
performance
Performance At
Median
Realizable pay
below target
50th
Percentile
100th
Percentile
Bristow TSR Performance vs. Performance Peers FY 2016 - FY 2018

(1)
Realizable value as of March 31, 2018 was equal to the sum of (i) the face value of all restricted shares granted over the period as of March 31, 2018, (ii) plus the in-the-money value of all stock options granted over the period as of March 31, 2018 (which was equal to $0), (iii) plus the value of performance cash earned for the performance period ended on March 31, 2018 reflecting 50th percentile TSR performance as compared to the companies in the Simmons Group, plus (iv) the target cash award value for the fiscal year 2016, fiscal year 2017 and fiscal year 2018 performance cash awards, for which the performance periods have not yet been completed.

The Relationship Between Our Strategy and Executive Compensation Program for Fiscal Year 2018
As we progressed towards our vision to be the leader in industrial aviation services, we recognized a need for change. Today’s industry is significantly different than it was just five years ago. We must further strengthen our position as the leading industrial aviation services provider to the offshore energy industry and public and private Search and Rescue (SAR). To do this, there is a need to diversify our portfolio by leveraging our legacy and strengths in our current markets to enable us to pursue new business opportunities, generate cost efficiencies and drive innovation throughout the business. We will continue to innovate across our processes, products and services that we offer to our clients while continuing to be committed to “Target Zero” safety performance. This is how we are building the New Bristow.
We live our core values of safety, teamwork, integrity, quality and excellence, fulfillment and profitability. Our top core value of safety is reflected in our “Target Zero” culture, which is our shared commitment to zero accidents, zero harm to people and zero harm to the environment.
We implemented a STRIVE strategy for fiscal year 2018 to thrive in the offshore oilfield services sector downturn and achieve a global leadership position. The components of our STRIVE strategy are as follows: Sustain Target Zero Safety Culture; Train

BRISTOW GROUP INC. – 2018 Proxy Statement – 26

and Develop Our People; Renew Commercial Strategy and Operational Excellence; Improve Balance Sheet and Return on Capital; Value Added Acquisitions and Divestitures; and Execute on Bristow Transformation.
During fiscal year 2018, the Company employed the following priorities in furtherance of our STRIVE strategy: (1) maintaining safety as the Company’s first priority; (2) achieving cost efficiencies, including reducing corporate G&A expenses to approximately 12% of revenues, while also implementing lean processes and improving productivity; (3) utilizing portfolio and fleet optimization, combined with pursuing original equipment manufacturers (OEM) cost recoveries and capital expenditure reduction to improve liquidity and reduce debt; and (4) achieving revenue growth through contracts wins in our primary geographical hubs with a focus on delivering greater efficiencies to our core oil and gas clients.
Our executive compensation program for fiscal year 2018 was designed to support and reinforce our long-term strategy and our STRIVE strategy while at the same time aligning the interests of our management with those of our stockholders. Our primary compensation principle, pay for performance, supports this objective. For example, our annual incentive awards for fiscal year 2018 included key performance indicators in the areas of safety, ROIC and each of the components of our STRIVE strategy. Finally, our long-term incentives focus on delivering strong stockholder returns over time, which tie directly to our growth objective and further align the interests of our management with those of our stockholders.

Our STRIVE Strategy, underpinned by our Core Values and guided by our Long-Term Strategy to build the New Bristow, drives our Executive Compensation Program for Fiscal Year 2018

Our Long-Term Strategy		Our STRIVE Strategy		Our Executive Compensation Program for Fiscal Year 2018
The New Bristow
•    Generate cost efficiencies
•    Diversify for growth and stability
•    Innovate throughout the business

The New Bristow is on a journey from survivability in fiscal year 2018 to sustainability and profitability over the next several years.

The New Bristow provides area managers more commercial and operational control, speeding up decision-making and lowering costs.
➧
•    Sustain Target Zero Safety
Culture
•    Training and Development
•    Renew Commercial
Strategy and Operational
Excellence
•    Improve Balance Sheet
and Return on Capital
•    Value Added Acquisitions
and Divestitures
•    Execute on Bristow
Transformation

➧
•    Safety performance is a key measure in both the safety component and the individual STRIVE performance component of our annual incentive cash compensation plan.
•    ROIC measures profitable growth and operational excellence.
•    Individual STRIVE performance component of our annual incentive cash compensation plan is determined with rigor and objectivity based on specific Company and individual key performance indicators set at the beginning of the fiscal year.
•    Long-term incentive compensation is the largest single component of our executives’ compensation – emphasizing focus on delivering profitable growth through strong stockholder returns over time.

Our Core Values: Safety, Teamwork, Integrity, Quality & Excellence, Fulfillment and Profitability govern and underpin all we do.
Through our annual and long-term incentives, the Compensation Committee seeks to incentivize prudent financial growth and strong individual performance in the areas of value realization to our clients, a strong sense of commitment and ownership in our people, and continuous improvement in the safe execution of our operations.

Key Characteristics of Our Executive Compensation Program Aligned with Stockholder Interests and Input
We design our executive compensation program to be performance driven, competitive with the market and responsibly governed to mitigate excessive risk-taking. We continually challenge ourselves to ensure that our executive compensation program provides meaningful incentives and benefits that are consistent with sound governance principles and market conditions while at the same time aligning the interests of our management and stockholders.

BRISTOW GROUP INC. – 2018 Proxy Statement – 27

As noted previously, in June 2017 we redesigned our executive compensation program in response to input received from stockholders in fiscal year 2017 to provide the following:

Strong Alignment with Stockholders (What We Do)
✓
Pay for Performance. We place a heavy emphasis on variable pay with approximately 78% of the value of NEO pay contingent upon a combination of financial and operational performance and growth in long-term stockholder value.
✓
Performance-Based Long-Term Incentives. NEO long-term incentive awards are contingent upon either absolute stock price appreciation (in the case of stock options) or upon the achievement of specific multi-year performance goals (EPS and relative TSR) in the case of performance cash.

✓	Stock Ownership Guidelines. We reinforce the alignment of stockholders and our executives and directors by requiring significant levels of stock ownership be met and subsequently maintained.
		✓	Stockholder Engagement. We regularly engage with large stockholders to discuss matters of interest.
✓	Independent Oversight. The Compensation Committee is comprised of independent directors and engages the services of an independent compensation consultant and outside legal counsel.	✓
Comprehensive Risk Assessment. The Compensation Committee continually monitors compensation policies, programs and practices with their independent compensation consultant and outside counsel to ensure that they do not encourage excessive risk taking.

✓
Clawback Policy. We have a robust financial restatement clawback policy applicable to cash and equity incentives of our executive officers as described on page 42 of this proxy statement. Individuals deemed to have violated our Code also may lose a portion or all of their annual incentive award compensation as determined by the Compensation Committee on a case by case basis.
✓
Cap Annual Cash Incentive Awards and LTIP Awards. We cap annual cash incentive awards at a certain percentage of the executive’s base salary as well as LTIP awards as a total number of shares or cash, as applicable.

		✓	Double Trigger Vesting. We require double trigger vesting for outstanding equity and performance cash in the event of a change of control.
✓
Severance Payments. We limit severance payments to officers outside of a change of control by limiting annual bonus payments to a pro rated amount of any outstanding bonus, and requiring forfeiture of any unvested restricted stock units, options and performance cash upon termination.
		✓	Performance Based LTIP Awards. At least 50% of LTIP awards are performance based due to a 50% weighting for the performance cash portion of the Company’s LTIP.
✓
Reduce Stockholder Dilution. We limit the relative amount of restricted stock units and options awarded to LTIP participants and limit the settlement for most participants’ restricted stock units to an equivalent amount of cash rather than shares of common stock.
		✓	Relative and Absolute LTIP Metrics. We use relative and absolute performance metrics to determine the payment of future performance cash awards under the Company’s LTIP.

Sound Governance Principles (What We Do Not Do)
⦸	Tax Gross-ups. No excise tax gross-ups.	⦸	Guaranteed Bonuses. No guaranteed annual or multi‑year bonuses.
⦸	Repricing Stock Options. Prohibition on repricing of stock option awards.	⦸	Perquisites. No significant compensation in the form of perquisites for NEOs.
⦸	Pledging or Hedging Company Stock. Prohibitions on the pledging (unless our General Counsel consents to the pledge) or hedging of Company stock.	⦸	Dividend Equivalents. No dividend equivalents are paid prior to vesting of performance awards (and never on unearned portion of awards).
⦸
Automatic Base Salary Increases. The base salaries of our NEOs are reviewed annually and were not increased for fiscal years 2016, 2017 and 2018 due to a freeze of base salaries of all of our management, including our NEOs (except in extraordinary circumstances such as significant changes in job responsibilities associated with a change in title where market data supported a change in salary).
		⦸	Employment Agreements. The Compensation Committee discontinued entering into employment agreements with executive officers hired after June 2012.
		⦸	Single-Trigger Change of Control Benefits. No longer provide for any single-trigger cash or equity payments upon a change of control.

BRISTOW GROUP INC. – 2018 Proxy Statement – 28

Performance and Pay Highlights in Fiscal Year 2018
Despite the continuing challenges presented by the offshore oil and gas market, we achieved the following significant accomplishments with respect to each goal set for fiscal year 2018 in furtherance of our STRIVE strategy.

•	Sustain Target Zero Safety Culture

◦	Goals:

▪	Maintaining safety as the Company’s first priority, while improving safety performance with zero fatalities.

▪	Conducting an Organizational Safety Effectiveness Survey (the “OSES”) and preparing a targeted action plan to address the results of the OSES.

◦	Accomplishments:

▪	We experienced no fatalities and no Class A or Class B air accidents during fiscal year 2018 and two fewer recordable injuries as compared to fiscal year 2017.

▪
The results of the OSES have been reviewed and communicated to our leadership and all employees, action groups have been formed and local action plans are being developed for implementation during fiscal year 2019.

•	Train and Develop Our People

◦	Goal: Developing a single global training standard across flight operations and maintenance.

◦	Accomplishments:

▪
We appointed two global training directors and new maintenance standards directors, and global training is in progress with instructors upholding consistent standards throughout the new training structure.

▪	We drafted a global maintenance, repair and overhaul organization design and schedule that will include consistent standards for procedures and measurement for maintenance events.

•	Renew Commercial Strategy and Operational Excellence

◦	Goals:

▪	Achieving cost efficiencies, including reduced corporate G&A expenses to approximately 12% of revenue, while also implementing lean processes and improving productivity.

▪	Achieving revenue growth through contract wins in our primary geographic hubs with a focus on delivering greater efficiencies to our core oil and gas clients.

◦	Accomplishments:

▪	On a run-rate basis, our corporate G&A expenses were approximately 12% of revenues for fiscal year 2018.

▪	Our operating revenue and adjusted EBITDA for fiscal year 2018 exceeded last year’s by 3.2% and 48.3%, respectively.

▪	We formed an integrated process and approach to bids emphasizing coordination and new tracking tools.

▪	We won a significant majority of our bids submitted since July 2017 with a total contract value of successful bids of over $500 million.

▪	Improve Balance Sheet and Return on Capital

◦	Goals:

▪	Improving capital structure.

▪	Pursuing original equipment manufacturers (OEM) capital expenditure reduction to improve liquidity and reduce debt.

◦	Accomplishments:

▪
We repaid in full and terminated each of our senior secured credit agreements and entered into a new secured equipment financing with PK AirFinance S.à r.l., issued 4.50% Convertible Senior Notes due 2023 and issued 8.75% Senior Secured Notes due 2023 that resulted in aggregate proceeds of $723.8 million funded during fiscal year 2018 and liquidity on March 31, 2018 of $380.2 million.

▪	We worked with OEMs to defer approximately $190.0 million of capital expenditures relating to fiscal years 2018 through 2020 into 2020 and beyond.

▪	Value Added Acquisitions and Divestitures

◦	Goal: Utilizing portfolio and fleet optimization.

◦	Accomplishments:

▪	Consistent with our ongoing process to rationalize and simplify our business and global aircraft fleet, we sold 11 aircraft for proceeds of $48.3 million during fiscal year 2018.

BRISTOW GROUP INC. – 2018 Proxy Statement – 29

▪	On November 1, 2017, we sold our 100% interest in Bristow Academy for a minimum sales price of $1.5 million with potential additional consideration based on Bristow Academy’s financial performance.

▪	Execute on Bristow Transformation

◦	Goals:

▪	Achieving cost efficiency by optimizing our operations around two primary geographical hubs in key areas of our business, Europe and the Americas.

▪	Pursuing OEM cost recoveries to improve liquidity.

◦	Accomplishments:

▪
As a result of our hub structure, we reduced turnaround times for the majority of the 1,200 hour inspections of a certain aircraft model type in our fleet and implemented corrosion programs that provided additional cost savings.

▪	We achieved $136.0 million in cost recoveries from OEMs related to ongoing aircraft issues, of which $125.0 million was recovered in fiscal year 2018 and $11.0 million was recovered in May 2018.

CEO Pay-At-A-Glance for Fiscal Years 2016, 2017 and 2018
In considering compensation for the Company’s Chief Executive Officer, Mr. Baliff, the Compensation Committee considers the current state of the market and the Company’s business, as well as a wide range of performance indicators, including: business and personal objectives achieved; contributions to major corporate results; development and leadership efforts affecting personnel; team building; demonstration of core values; client relations; operational execution and safety; and corporate total stockholder return performance compared to peers. The Compensation Committee also considers how our CEO’s vision and leadership have positioned the Company for consistent, sustainable long-term growth and profitability.
The chart below compares target compensation for Mr. Baliff for each of fiscal year 2016, 2017 and 2018 with his realized compensation for the applicable fiscal year. While the Compensation Committee’s consultant has advised that Mr. Baliff’s target compensation is below the peer group median, the Compensation Committee did not make any change to Mr. Baliff’s target compensation over the period in part as a reflection of challenges we have faced in our business and in part due to company-wide cost cutting measures. Over the same period, Mr. Baliff’s realized compensation was significantly below his target opportunity.

CEO Realized Pay Comparison

$4,690,000
$4,690,000
$4,690,000
Salary
STIP
LTIP
$1,930,973
$2,356,105
$2,733,146
No annual cash incentive was awarded for FY2016.
Mr. Baliff declined his annual cash incentive for FY2017.
TARGET
REALIZED
TARGET
REALIZED
TARGET
REALIZED
FY 2016
FY 2017
FY 2018

Component of Pay	Target Pay - Definition	Realized Pay - Definition
Base Salary	Actual Salary Paid	Same
Annual Cash Incentive	Target Opportunity	Actual Cash Incentive Award Paid
Stock Options	Target Date Value as reported	Value realized from option exercises during the year
Restricted Stock Units	Grant Date Value as reported	Value of shares vesting during the year
Performance Cash	Target Cash Payout	Actual Cash Payout made during the year

BRISTOW GROUP INC. – 2018 Proxy Statement – 30

Response to FY2017 Say on Pay Results
At our 2017 Annual Meeting, 97.4% of our stockholders who cast a vote for or against the proposal approved the advisory resolution on the compensation of our named executive officers. We carefully consider the input from stockholders and review our programs to ensure that they continue to reflect best practices and continue to align the interests of our management with those of our stockholders. In addition, the Company routinely engages with investors to understand their issues and perspectives on the Company, including executive compensation practices. As noted previously, the Compensation Committee approved multiple changes to our programs during fiscal year 2018, partly in recognition of specific feedback from our stockholders. In light of the strong stockholder support at our 2017 Annual Meeting and the Compensation Committee’s view that our compensation program is properly aligned with stockholder interests and our long-term strategy, the Compensation Committee elected to not make any further structural changes to the program for fiscal year 2018 following the vote.

About Our Executive Compensation Program for Fiscal Year 2018 - Our Compensation Philosophy and Peer Groups

Our Compensation Philosophy
The Compensation Committee believes strongly in linking executive pay directly to our profitability objective in order to further align the interests of Company management with our stockholders. Approximately 78% of our NEO pay is contingent upon our financial and operational performance and growth in long-term stockholder value. Accordingly, if such performance is not achieved, the base salary for each of our NEOs can represent up to 100% of compensation in any given year when incentives do not pay out or long-term incentive awards either have not yet vested or have no value. However, the general mix of compensation for target-level performance in the annual incentive cash compensation plan, plus the expected value of long-term compensation grants in fiscal year 2018, used by the Compensation Committee for our CEO and our other NEOs was as follows with a degree of variation by individual executive (it is important to note that the actual and relative mix of pay received by each of our NEOs can vary significantly based on company financial performance, safety performance, stock price performance, company performance relative to STRIVE key performance indicators and the NEO’s individual performance):

Significant Majority of NEO Pay Variable and Long Term Incentive Based

Fixed
15%
Salary
15%
Annual Incentive
15%
Stock Options
17%
Performance
Cash
35%
Restricted Stock
18%
CEO
Variable
85%
Short-term 28%
Long-term 72%

Other NEOs
Fixed 22%
Salary 30%
Annual Incentive 18%
Stock Options 13%
Performance Cash 26%
Restricted Stock 13%
Variable 78%
Short-term 39%
Long-term 61%

* CEO compensation targets with respect to Mr. Baliff for fiscal year 2018

Compensation Benchmarking
We are always competing for the best talent with our direct industry peers and with the broader market. Consequently, our Compensation Committee (with the assistance of its independent compensation advisers) regularly reviews the market data, pay practices and ranges of specific peer companies to ensure that we continue to offer relevant and competitive executive pay packages each year. Our Compensation Committee generally targets the 50th percentile for our executive pay packages, subject to adjustments

BRISTOW GROUP INC. – 2018 Proxy Statement – 31

based on individual experience, expertise and performance. As discussed further below, our Compensation Committee engages Pearl Meyer & Partners, LLC (“Pearl Meyer”) as its compensation consultant. The following table sets forth each of the data points that our Compensation Committee uses in analyzing the competitiveness of our executive pay packages. In combination, these data points help to define our “competitive market” for executive compensation.

Survey and Proxy Peer Group Data	Description
Oilfield Services and Air Transport Industry Proxy Peers (our “Proxy Peer Group”)
Represents a select group of comparable companies within the oilfield services and air transport industries, the majority of whom have global operations, are based in or have a significant presence in Houston, Texas, and are of a comparative size (from a global revenues perspective) to the Company. This group provides a direct comparison to NEOs at companies with which we compete for talent.

Oilfield Services Industry Survey
Multiple surveys reflecting compensation among oilfield services companies with revenues comparable to Bristow. These surveys provide industry-specific reference-point from a broader sample of companies and positions than those included in our Proxy Peer Group

General Industry Survey	Represents companies with revenues similar to Bristow across all industries to provide additional perspective on the broader market within which we compete for talent
As of the Record Date, our Proxy Peer Group referenced in the table above included each of the twenty companies listed below in decreasing order of global revenues for the most recently ended fiscal year for each such company.

Proxy Peer Group
Company	Revenue (in millions)	Company	Revenue (in millions)
SkyWest, Inc.	$3,204	Rowan Companies plc	$1,283
McDermott International, Inc.	$2,985	Noble Corporation plc	$1,237
Transocean Ltd.	$2,973	Air Transport Services Group, Inc.	$1,068
Kirby Corporation	$2,214	Forum Energy Technologies, Inc.	$819
Atlas Air Worldwide Holdings, Inc.	$2,156	Newpark Resources, Inc.	$748
Oceaneering International, Inc.	$1,922	Oil States International, Inc.	$671
Superior Energy Services, Inc.	$1,874	Core Laboratories N.V.	$660
Ensco plc	$1,843	Helix Energy Solutions Group, Inc.	$581
Allegiant Travel Company	$1,504	PHI, Inc.	$580
Diamond Offshore Drilling, Inc.	$1,486	SEACOR Holdings Inc.	$578
		Bristow FY 2018 Global Revenues	$1,445
Proxy Peer Group Median			$1,385

Our Performance Peer Group
For purposes of measuring the Company’s TSR, which is a component used by our Compensation Committee to calculate the payout for one half of our long-term performance cash awards (see pages 37 to 39 of this proxy statement for more details regarding our Long-Term Equity and Performance Cash Incentive Compensation), the Compensation Committee uses the Simmons Group. We do not necessarily compete for executive talent with each of the companies within the Simmons Group. However, given the Company’s exposure to the energy industry, business model in terms of growth, margin and asset intensity as well as its financial policies, the Compensation Committee continues to believe that the Simmons Group provides the Compensation Committee with the best independently selected group of public companies from the offshore transportation services industry against which to measure TSR performance. As of the Record Date, the following six companies were included in the Simmons Group:

Simmons Group
Bourbon S.A.	Kirby Corporation	Solstad Offshore ASA
ERA Group Inc.	Seacor Holdings Inc.	Tidewater Inc.
If any of the companies within the Simmons Group was to restructure or file for bankruptcy during the applicable three-year performance period, then for purposes of measuring relative TSR performance at the end of such three-year performance period, such company would move to the last place in TSR performance rank order of the Simmons Group.

BRISTOW GROUP INC. – 2018 Proxy Statement – 32

How Compensation is Delivered

Key Compensation Components
The compensation of our executives is separated into the following three key components that are described in more detail below: (1) base salary, (2) annual incentive cash compensation, and (3) long-term equity and performance cash incentives.
1. Base Salary
The Compensation Committee generally targets base salaries of our executive officers within the median range of the marketplace for executives with similar responsibilities. The Compensation Committee considers the competitive market data noted above when setting base salary. Salary adjustments have been typically made in June of each year and are based on the individual’s experience and background, the general movement of salaries in the marketplace, the Company’s financial performance and a qualitative assessment of the individual’s performance by his or her immediate supervisor, or in the case of the Chief Executive Officer, by the Compensation Committee. In addition to its assessment of the Chief Executive Officer’s performance, the Compensation Committee reviews the performance evaluations provided by the Chief Executive Officer for each of the Company’s other executive officers. In response to the market and individual performance data, the Compensation Committee may elect to provide an executive officer with a base salary that is above, at or below the market median at any point in time.
Fiscal Year 2018 and Fiscal Year 2019 Base Salaries
In June 2017, when the Compensation Committee finalized all pay decisions for fiscal year 2018, management recommended and the Compensation Committee agreed to freeze the base salaries of all of our management, including our NEOs, together with a freeze of all promotions and hiring for fiscal year 2018, subject to certain rare exceptions. In June 2017, the Compensation Committee increased the salaries of Messrs. Corbett and Phillips as noted below in recognition of their increased responsibilities resulting from the changes to corporate organization restructuring. In June 2018, the Compensation Committee, after considering the updated market survey and Proxy Peer Group data provided by Pearl Meyer, increased the base salaries for all of our actively serving NEOs (except for Messrs. Corbett and Phillips, whose base salaries increased in connection with their promotions to Senior Vice President effective June 1, 2018) by an average of 3.0% in order to keep their base salaries competitive in light of the Pearl Meyer competitive market data provided at the time and in recognition of their experience, background and performance. The following table summarizes these changes in base salaries:

Named Executive Officers	Base Salary Prior to June 8, 2017	Base Salary Effective June 8, 2017	Base Salary Effective June 1, 2018
Jonathan E. Baliff	$700,000	$700,000	$721,000
L. Don Miller	$425,000	$425,000	$437,750
Alan Corbett(1)(2)	$238,537	$308,695	$390,000
Robert Phillips(1)(3)	$285,000	$310,000	$390,000
Brian J. Allman	$300,000	$300,000	$309,000
Chet Akiri(4)	$425,000	N/A	N/A
E. Chipman Earle(4)	$425,000	N/A	N/A

(1)
In recognition of an increase in responsibilities resulting from corporate organizational restructuring, (i) Mr. Corbett was promoted to Vice President, Europe, Africa, Middle East, Asia (EAMEA) as of June 8, 2017, at which time his base salary was increased in connection with his promotion from $238,537 to $308,695, and (ii) Mr. Phillips was promoted to Vice President, Americas as of June 8, 2017, at which time his base salary was increased in connection with his promotion from $285,000 to $310,000.

(2)
Mr. Corbett was promoted to Senior Vice President, Europe, Africa, Middle East, Asia (EAMEA) effective June 1, 2018, at which time his base salary was increased in connection with his promotion from $308,695 to $390,000.

(3)	Mr. Phillips was promoted to Senior Vice President, Americas effective June 1, 2018, at which time his base salary was increased in connection with his promotion from $310,000 to $390,000.

(4)	Messrs. Akiri and Earle departed the Company on June 8, 2017 but provided transition support services through July 8, 2017.

BRISTOW GROUP INC. – 2018 Proxy Statement – 33

2. Annual Incentive Cash Compensation
The Company maintains an annual incentive cash compensation plan to reward selected executive officers and other employees for their contributions to the performance of the Company by achieving specific safety and financial goals and Company and individual goals applicable to the individual STRIVE performance portion of the annual incentive cash compensation plan. Awards under the annual incentive cash compensation plan are determined based on specified performance standards, which we refer to as Key Performance Indicators (“KPIs”). For fiscal year 2018, these KPIs related specifically to safety, financial and individual STRIVE performance. The Compensation Committee monitors the target award levels and variances to assure their competitiveness and that they are consistent with compensation strategy for incentives and for total compensation without encouraging excessive risk-taking. Our KPIs typically incorporate certain metrics that are based on our publicly reported financial results. In fiscal year 2018, the Compensation Committee set KPI levels for the annual incentive awards shortly after the end of the prior fiscal year and after the budget for the next fiscal year was approved by our Board, and our Board and the Compensation Committee reviewed and approved quantitative and qualitative Company and individual goals applicable to the STRIVE performance portion of annual incentive awards at the beginning of fiscal year 2018 which served as an objective benchmark for purposes of measuring performance at the end of fiscal year 2018.
The Compensation Committee established on June 12, 2017 a minimum performance objective for officers of the Company set forth in the Supplement to the 2018 Plan (which was disclosed in our Form 8-K filed on June 16, 2017) (the “FY2018 STIP”), which objective was positive earnings before interest, taxes, depreciation, amortization and rent for any fiscal quarter during fiscal year 2018 beginning with the fiscal quarter commencing July 1, 2017. If the minimum performance objective was not satisfied, our officers would not have been entitled to any award under the FY2018 STIP.
The KPIs for our annual incentive awards are designed to support and reinforce how we act as a company and individuals and to align with our STRIVE strategy in furtherance of building the New Bristow. Threshold KPI levels and the minimum performance objective described above must be achieved in order to receive any payout under the annual incentive cash compensation plan. For fiscal year 2018, participants could have earned up to as much as 250% of their fiscal year 2018 annual incentive targets in the event of performance substantially exceeding the preset targets. Annual incentive compensation awards are paid in cash.
As part of the executive compensation plan redesign in June 2017, the Compensation Committee considered the relative weightings for the KPIs to be used for the FY2018 STIP. Given the increasingly dynamic market for the Company’s services combined with a need to incent management to improve the Company’s overall performance beyond just ROIC for financial performance and TRIR and AA for safety performance, the Compensation Committee decided to increase the relative weighting of the individual performance portion of the FY2018 STIP from 25% that was used for the Supplement to the 2017 Plan (which was disclosed in our Form 8-K filed on June 9, 2016) (the “FY2017 STIP”) to 50% for the FY2018 STIP. Consequently, the Compensation Committee agreed to decrease the relative weighting of ROIC for the FY2018 STIP to 25% from the 50% weighting that had previously applied to BVA for the FY2017 STIP.

BRISTOW GROUP INC. – 2018 Proxy Statement – 34

•
Safety Performance (25%) – Safety continues to be the first priority of our STRIVE strategy and the cornerstone of our “Target Zero” culture. For fiscal year 2018, our safety KPI levels for our executive officers and actual results were as follows:

	TRIR	TRIR Performance Score	Air Accidents		Air Accidents Performance Score
			Class “A”	Class “B”
Threshold Performance Level	0.29	0.050	0	2	0.050
Expected Performance Level	0.24	0.125	0	1	0.125
Maximum Performance Level	0.18	0.250	0	0	0.250
FY 2018 Actual	0.33	0.00	0	0	0.250
As set forth above, our KPIs for safety performance in fiscal year 2018 included (i) consolidated Total Recordable Injury Rate (“TRIR”), which is a measure of the number of qualifying injuries per 200,000 labor hours, for the fiscal year compared to a preset target, and (ii) consolidated Air Accidents (“AA”), which is a measure of aircraft accidents that accounts for the severity of any damage or injuries sustained during such events, for the fiscal year compared to a preset target. Neither our management nor our Compensation Committee believes that the use of AA and TRIR as safety metrics for purposes of our annual cash incentive plan in any way discourages or otherwise negatively impacts reporting of any safety incidents or risks.
The TRIR and AA performance is measured at the consolidated corporate level. The Bristow Safety Review Board was formed in June 2014 in order to establish best practices in safety and to create an independent review body when classifying accidents. The Bristow Safety Review Board is composed of four members, including an independent safety expert from outside of the Company who is not a participant under the Company’s annual incentive cash compensation plan and has no compensation impacted by the classification of any incident. The Bristow Safety Review Board meets at least once each quarter to review safety incidents and accidents that potentially impact the safety portion of the annual incentive cash compensation plan. The final classification of all aircraft accidents and fatalities are determined and recommended by the Bristow Safety Review Board to the Compensation Committee with final review and classification made by the Compensation Committee at its sole discretion.
If any business was acquired and consolidated or otherwise had been disposed of by the Company during fiscal year 2018, the award levels for TRIR applicable to the NEOs for fiscal year 2018 would have been adjusted on a prorated basis for TRIR attributable to such business. For fiscal year 2018, in the event the Company’s administrative, ground or air operations (including the operations of our former subsidiary, Bristow Academy, our U.K. SAR operations, Eastern Airways and Airnorth) had resulted in a fatality, all FY2018 STIP participants, including each of the Company’s executive officers and not just FY2018 STIP participants located where the fatality occurred, would not have received any compensation for the safety portion of their respective incentive awards. If during fiscal year 2018, our operations had resulted in a Permanent Total Disability Case (as defined in the FY2018 STIP) for any employee, passenger, bystander or anyone involved in such operations, the TRIR portion of the annual incentive award would have been eliminated. Additionally for fiscal year 2018 and as demonstrated above, in the event the Company’s air operations resulted in any Class “A” accident or more than two Class “B” accidents, the portion of any incentive award attributable to the safety performance component of AA would have been zero for all of the Company’s corporate employees, including each of the Company’s executive officers, as well as 2018 Plan participants in all consolidated parts of the Company (including Bristow Academy and U.K. SAR operations), not just the part of the Company in which the Class “A” accident or Class “B” accidents occurred.
The Company suffered no Class “A” or Class “B” accidents during fiscal year 2018. The Company experienced no change in TRIR from 0.33 for fiscal year 2017 to 0.33 for fiscal year 2018, but the Company did have two fewer recordable injuries than in fiscal year 2017. The final TRIR of 0.33 for fiscal year 2018 was above the threshold performance level of 0.29 resulting in a TRIR performance score of 0.00 for the fiscal year and no payment of the TRIR portion of the fiscal year 2018 annual incentive award.

•
Financial Performance (25%) – We believe that ROIC (as defined below) is an accessible and understandable measure for stockholders while at the same time properly incentivizing and focusing management on profit and loss efficiency and capital productivity.

BRISTOW GROUP INC. – 2018 Proxy Statement – 35

Return on Invested Capital (“ROIC”) is defined as follows:

EBIT (Earnings before interest and taxes) less taxes and earnings from unconsolidated affiliates
Invested Capital(1)

(1) “Invested Capital” is defined as total assets, less cash, cash equivalents, investments in unconsolidated affiliates and non-interest bearing liabilities.
In fiscal year 2018, the Company achieved ROIC of approximately (1.0)%. For the ROIC portion of our incentive award for fiscal year 2018, our KPI levels and actual ROIC results were as follows:

	ROIC	ROIC Performance Score
Threshold Level	(2.7)%	0.10
Expected Level	(1.7)%	0.25
Maximum Level	0.3%	0.75
FY 2018 Actual	(1.0)%	0.45

•	Individual STRIVE Performance (50%) – For fiscal year 2018, the individual target performance score for each of our NEOs was 0.50.
Individual performance relates specifically to the individual annual incentive plan member and is based on an overall performance evaluation of the individual’s contributions during the fiscal year based on a determination by the individual’s immediate supervisor, or in the case of the Chief Executive Officer and the other executive officers, the Compensation Committee, compared to individualized goals set by the supervisor, or in the case of the Chief Executive Officer, the Compensation Committee. At the beginning of the fiscal year, management is required to present to the Compensation Committee specific company and individual KPIs that apply to the individual STRIVE performance portion of the FY2018 STIP. The practice of considering individual performance on a case-by-case basis permits consideration of flexible criteria, including the recognition of positive results and superior effort in the face of challenges during the fiscal year, subject to the rigor and objectivity associated with the specific company and individual KPIs established at the beginning of the fiscal year.
During fiscal year 2018, the Company employed the following priorities in furtherance of our STRIVE strategy: (1) maintaining safety as the Company’s first priority; (2) achieving cost efficiencies, including reduced corporate G&A expenses to approximately 12% of revenues, while also implementing lean processes and improving productivity; (3) utilizing portfolio and fleet optimization, combined with pursuing original equipment manufacturers (OEM) cost recoveries and capital expenditure reduction to improve liquidity and reduce debt; and (4) achieving revenue growth through contracts wins in our primary geographical hubs with a focus on delivering greater efficiencies to our core oil and gas clients. These priorities guided the establishment of the specific company and individual KPIs that were applied to the individual portion of the FY2018 STIP.
The total pool for all annual incentive plan participants as a group for the individual component of the annual incentive award is set as a multiple of the “expected” level ranging from 0 to 200% as recommended by the Chief Executive Officer and approved by the Compensation Committee. In cases of extraordinary performance, an individual may receive an amount for individual performance in excess of 200% of such participant’s targeted individual performance amount, provided that in no event may any participant’s total annual incentive award exceed 250% of such individual’s targeted total annual cash incentive award.
In recognition of the fiscal year 2018 accomplishments that are highlighted on pages 29 to 30 of this proxy statement and other performance measured against the specific company KPIs that were established at the beginning of the fiscal year, the Compensation Committee approved a total pool for all annual incentive plan participants as a group equal to 141% of the “expected” level for the individual STRIVE performance portion of the fiscal year 2018 annual incentive compensation plan.

BRISTOW GROUP INC. – 2018 Proxy Statement – 36

Fiscal Year 2018 Annual Cash Incentive Award Payment Calculations
The annual cash incentive awards for our Chief Executive Officer and each of our other NEOs (other than Messrs. Akiri and Earle whose annual cash incentive awards were paid as part of their severance benefits which are described in more detail on page 48 of this proxy statement) for fiscal year 2018 were calculated as follows:

Named Executive Officer	FY 2018 Base Salary		X	Target Award Percentage		X	Actual Cumulative Performance Scores	=	Actual FY 2018 Cash Incentive Award
Jonathan E. Baliff	$700,000			100.0%			1.0		$700,000
L. Don Miller	$425,000			75.0%			1.9		$604,875
Alan Corbett	$295,618	(1)		45%/50%	(2)		1.8		$272,948
Robert Phillips	$304,233	(1)		50.0%			2.1		$322,483
Brian J. Allman	$300,000			50.0%			1.6		$238,000
Chet Akiri	N/A			N/A			N/A		N/A
E. Chipman Earle	N/A			N/A			N/A		N/A

(1)
For Messrs. Corbett and Phillips fiscal year 2018 base salary includes the lower base salary from page 33 of this proxy statement that was applicable between April 1, 2017 and June 7, 2017 and the higher base salary from page 33 of this proxy statement that was applicable between June 8, 2017 and March 31, 2018.

(2) In recognition of an increase in responsibilities relating to his title change from Region Director for the Europe Caspian Region to Vice President, Europe, Africa, Middle East, Asia (EAMEA) as of June 8, 2017, Mr. Corbett received an increase in his target annual incentive award for fiscal year 2018 from 45% of his base salary to 50% of his base salary that was effective from June 8, 2017 to March 31, 2018.
3. Long-Term Equity and Performance Cash Incentive Compensation
Long-term incentive equity and performance cash awards are used by the Compensation Committee to focus management attention on Company performance over a period of time longer than one year in recognition of the long-term horizons for return on investments and strategic decisions in our business. The awards are designed to motivate management to assist the Company in achieving a high level of long-term performance while discouraging excessive short-term risk taking and serve to link this portion of executive compensation to long-term stockholder value. They are also designed to assist in executive retention through extended vesting periods. Aggregate stock or option holdings of the executive, except as they may relate to compliance with any applicable stock ownership guideline, have no bearing on the size of a long-term incentive award.
The long-term incentive compensation for each of our executive officers, including each of our NEOs consists of three components as summarized in the following table:

BRISTOW GROUP INC. – 2018 Proxy Statement – 37

Long Term Award Type	Weight (FY2018)	Key Characteristics
Stock Options	25%
Performance-based incentive that holds executives accountable for driving growth in stock price from date of grant and 10 year term supports a long-term view that extends well beyond the vesting period
➢    Exercise price is equal to the closing stock price on the grant date.
➢    Vest one-third per year and expire 10 years after the grant date.
➢    Value, if any, realized by executive depends on time of exercise and stock price at that time compared to exercise price.

Restricted Stock Units	25%
Provides a powerful retention incentive which also facilitates development of a meaningful long-term ownership stake
➢    Cliff vest three years from date of grant.
➢    Value of award is directly aligned with stock price.
➢    For awards prior to fiscal year 2019, no restricted stock units held by NEOs will vest unless the Company has positive earnings before interest, taxes, depreciation, amortization and rent during any full fiscal quarter after the grant date.

Performance Cash	50%
Performance-based incentive that holds executives accountable for driving TSR performance in excess of that produced by our offshore transportation peers in the Simmons Group, avoiding negative TSR results and improving average adjusted diluted earnings per share.
➢    Half of the amount of each performance cash award is based on the Company’s TSR compared to companies in the Simmons Group over three years beginning on the close of trading on March 31 immediately prior to the first fiscal year and ending on the close of trading on March 31 at the end of the third fiscal year.
➢      Payout can vary from 0% to 200% of the target cash amount for the TSR component of the performance cash award.
➢    In the event that the Company’s TSR over the three-year performance period is at least 20%, then the participants cannot receive less than the targeted amount of performance cash regardless of the ultimate ranking within the Simmons Group for the period.
➢    In the event that the Company’s TSR over the three-year performance period is negative, then the participants cannot receive more than the targeted amount of performance cash regardless of the ultimate ranking within the Simmons Group for the period.
➢    The other half of each performance cash award is based on absolute performance in respect of improved average adjusted diluted earnings per share for the Company over the three-year performance period.
➢    The cash payout can range from 0% to 300% of the target for average adjusted diluted earnings per share over the three-year performance period.
➢    For awards prior to fiscal year 2019, no performance cash is payable to NEOs unless the Company has positive earnings before interest, taxes, depreciation, amortization and rent during any full fiscal quarter after the grant date.

The value of each of these awards is linked directly to the value of our shares: stock options only have value if the share price increases above the exercise price, restricted stock units provide a direct connection to current stock price and performance cash requires the Company to provide greater stockholder returns than other companies in our industry and improve average adjusted diluted earnings per share for the Company. As a result of grants being made each year based on the stock price at that time, executives continue to realize value from these awards only if positive stockholder returns are sustained over a long period of time. The Compensation Committee chooses to issue long-term performance cash awards which vest simultaneously with the restricted stock awards in order to encourage executives to retain stock received rather than needing to sell or have shares withheld to pay taxes. Additionally, the issuance of long-term performance cash awards has allowed the Company to remain competitive from an executive compensation perspective while at the same time decreasing the dilutive impact of the Company’s long-term incentive compensation on stockholders.
Historically, for long-term performance cash awards issued in June 2015 and June 2016, the Compensation Committee only used relative TSR performance among the Company’s peers in the Simmons Group to determine the amount of performance cash payouts. Depending on the Company’s TSR compared with the companies within the Simmons Group, the performance cash payment at the end of the three-year performance period is calculated as follows (the payout is interpolated for rankings between the 25th and 75th percentile).

BRISTOW GROUP INC. – 2018 Proxy Statement – 38

TSR Percentile Rank	LTIP Cash Payout as a Percent of Target Performance Cash
75th or higher	200%
50th	100%
25th	50%
Below 25th	0%
For example, long-term performance cash awards issued in June 2015 paid out at 100% of target, reflecting 50th percentile performance against the companies in the Simmons Group over the three-year period from April 1, 2015 to March 31, 2018.
Fiscal Year 2018 LTIP Awards
On June 12, 2017, the Compensation Committee authorized the annual grant of long-term incentive awards to participating employees with 50% of the target value in the form of long-term performance cash and the remaining grant value split evenly between stock options and restricted stock units. The long-term incentive awards issued for fiscal year 2018 included the following grants to the NEOs (other than Messrs. Akiri and Earle):

Named Executive Officer	Performance Cash Target	Stock Options	Restricted Stock Units
Jonathan E. Baliff	$1,645,000	306,571	111,753
L. Don Miller	$828,750	154,450	56,301
Brian J. Allman	$189,750	35,363	12,891
Alan Corbett	$165,755	30,891	11,261
Robert Phillips	$187,550	34,953	12,741

Other Compensation Components
Deferred Compensation
Under the terms of the Company’s non-qualified deferred compensation plan for senior executives (the “Deferred Compensation Plan”) participants, including our NEOs (other than Messrs. Akiri and Earle), can elect to defer a portion of their compensation for distribution at a later date. Additionally, the Company contributes to the Deferred Compensation Plan an amount equal to the difference between the percentage matching contribution made by the Company to the applicable employee’s 401(k) Plan Account and, in the case of the Chief Executive Officer, up to 20% of salary and bonus, and in the case of each of our other NEOs (except Mr. Allman who is not a participant in the Deferred Compensation Plan), up to 15% of salary and bonus.
Perquisites
Certain employees, including executive officers, are provided with certain perquisites as part of their compensation. These may include Company-paid life or private health insurance policies. Perquisites such as these are a relatively low cost part of compensation to be used in attracting and retaining qualified employees and executives but do not represent a material part of our executive compensation program. Other perquisites, such as club dues reimbursements and car allowances, were eliminated in previous years.
For additional information regarding perquisites, see “Director and Executive Officer Compensation – Summary Compensation Table.”
Employment and Change of Control Agreements
We have entered into employment or change of control benefits agreements with certain of our NEOs. Pursuant to these agreements, the applicable NEO is entitled to severance and/or change of control payments and other benefits in certain situations. See “Potential Payments upon Termination or Change-in-Control” under “Director and Executive Officer Compensation” below for a detailed description of the amounts payable and method of calculation.
The Compensation Committee believes that the severance benefits offered to the executive officers pursuant to the Bristow Group Inc. Management Severance Benefits Plan for U.S. Employees amended June 12, 2017 and the Bristow Group Inc. Management Severance Benefits Plan for Non-U.S. Employees amended June 12, 2017 (together, the “Severance Policy”) are reasonable given their positions and the services they render for the Company. The Compensation Committee selected higher

BRISTOW GROUP INC. – 2018 Proxy Statement – 39

multiples for terminations associated with a change-in-control to provide additional reasonable protections and benefits to the executive officers to align their interests with those of stockholders in transactions where their future employment may be at risk. Our prior severance policy (the “2014 Severance Policy”) permitted certain “single-trigger” benefits upon a change-in-control, paid a multiple of the participant’s target annual bonus upon terminations not in connection with a change-in-control, and resulted in full vesting of unvested equity and cash incentive awards upon termination. As amended effective June 12, 2017, change-in-control termination payments under the Severance Policy are now based on a “double trigger” requiring both the completion of a change-in-control transaction as well as an involuntary termination without “Cause” as defined in the Severance Policy to ensure such amounts will not be paid when employment continues or the individual elects to resign voluntarily. The Compensation Committee believes that providing these multiples for change-in-control terminations for up to a two-year period after a change in control (as defined below) occurs will provide for the executive officers’ commitment to the Company or its potential acquirer through a change-in-control event, resulting in a continuity of leadership and preserving the stockholders’ interests before and after a transaction.
No officer of the Company, including Mr. Baliff, has any right to receive any tax gross-up payment for golden parachute excise tax liability.
Any management incentive eligible employee whose employment is terminated without cause may be eligible to receive certain severance payments and benefits pursuant to the terms of the Severance Policy. The Severance Policy divides employees of the Company into five tiers with varying terms and benefits, including severance payments, bonus payments, vesting of awards under the LTIP, payments following a change in control of our Company, provision of COBRA insurance coverage and payments for outplacement services, subject to a release of any claims against the Company and its affiliates by the employee. The Severance Policy, as amended on June 12, 2017 reduces the cash severance payment to exclude from severance paid not in connection with a change-in-control any multiples of the participant’s target bonus and provides for forfeiture of the participant’s unvested equity and cash incentive awards granted on or after June 12, 2017.
Upon a termination without cause that is not in connection with a change in control of our Company, the Severance Policy provides our NEOs with a prorated target annual bonus and cash severance equal to one times or two times the NEO’s base salary, accelerated vesting and payment of outstanding equity and cash incentive awards under the LTIP made prior to June 12, 2017, a cash amount equal to COBRA premiums for 18 months and outplacement services for 12 months.
If a NEO is terminated in connection with a change in control of our Company or within two years after such a change in control, the Severance Policy provides for the same payments and benefits described in the foregoing sentence except that the cash severance is equal to three times the sum of such NEO’s base salary and the highest annual bonus paid to such NEO during the past three years. For outstanding equity and cash incentive awards under the LTIP made on or after June 12, 2017, the Severance Policy defers to the terms of such awards which, pursuant to the redesign of our executive compensation program, are subject to a double trigger and will vest upon the earlier of the termination date of such NEO or the originally scheduled vesting date for such awards.
The Severance Policy is intended to harmonize bonus and equity for all employees of the Company and to improve clarity for such employees with respect to their severance benefits.
Other Benefits
Executive officers are eligible to participate, with other employees, in various employee benefit plans, including paid time off, medical, dental and disability insurance plans and a 401(k) plan. The Compensation Committee exercises no discretion over this participation.

Executive Compensation Program Governance
Participants in the Compensation-Setting Process
Compensation Committee
Our executive compensation program is overseen by the Compensation Committee. The Compensation Committee has established an annual process for reviewing and establishing executive compensation levels. Annual base salaries are typically reviewed and adjusted, if necessary, in June of each year. The annual incentive cash compensation plan performance goals are approved in May or June of each year. Determination of achievement of these goals, approval of bonuses under the annual incentive cash compensation plan for the prior year and granting of long-term incentive awards normally takes place in June after the Company files its fiscal year-end financial statements. Occasionally, long-term incentive awards are granted at other times of the year when appropriate for new employees or as special recognition of performance or as retention awards.

BRISTOW GROUP INC. – 2018 Proxy Statement – 40

Executive Management
Each of Messrs. Baliff and Miller, and Ms. Wersebe, supports the Compensation Committee in performing its role with respect to administering our compensation program. The Compensation Committee considers performance evaluations of the Chief Executive Officer conducted by the Chairman of the Compensation Committee, and the Chief Executive Officer conducts performance evaluations of our other executive officers and makes recommendations to the Compensation Committee regarding all aspects of their compensation. The Chief Executive Officer, with input from the entire senior management team and the Compensation Committee’s compensation consultants, makes recommendations to the Compensation Committee as to performance measures and levels to be used for annual incentive compensation. Mr. Miller and Ms. Wersebe act pursuant to delegated authority to fulfill various administrative functions of the Compensation Committee, such as coordinating the hiring process with respect to executives, providing updates to the Compensation Committee, and overseeing the documentation of equity plans and awards as approved by the Compensation Committee. No executive officer has the authority to establish or modify executive officer compensation.
Compensation Consultant
Compensation consultants are engaged from time to time to provide recommendations on all aspects of executive compensation as directed by the Compensation Committee. The Compensation Committee may or may not adopt any of the recommendations of compensation consultants, but utilizes their work as a check in arriving at its own judgment with respect to what it deems to be appropriate. Compensation consultants have direct access to Compensation Committee members and participate in Compensation Committee meetings, including executive sessions, as requested by the Compensation Committee Chairman. They may also provide compensation data and advice to management with the knowledge and consent of the Compensation Committee.
Pearl Meyer has served as the compensation consultant for the Compensation Committee since September 2013. In order not to impair Pearl Meyer’s independence or to create the appearance of a conflict of interest, Pearl Meyer is required by the Compensation Committee to seek and receive its prior approval for any project requested by the Company that was anticipated to result in $20,000 or more in cost to the Company. In August 2017, after review and consultation with Pearl Meyer, the Compensation Committee determined that Pearl Meyer is independent and the work of Pearl Meyer for the Compensation Committee did not raise any conflicts of interest. The Committee continues to monitor the independence of its compensation consultant on a periodic basis.
Risk Management
The Compensation Committee carefully considers the relationship between risk and our overall compensation policies, programs and practices for executive officers and other employees. The Compensation Committee continually monitors the Company’s general compensation practices, specifically the design, administration and assessment of our incentive plans, to identify any components, measurement factors or potential outcomes that might create an incentive for excessive risk-taking detrimental to the Company. One way in which the Compensation Committee discourages the Company’s executive officers and other employees from excessive risk-taking to achieve financial goals is by requiring that participants uphold and certify their compliance with the Company’s legal and ethical standards as described in our Code and the policies that support our Code. Any violation of our Code may result in the Compensation Committee clawing back prior awards made to applicable plan members, including our executive officers. Additionally, in the event of an accident that results in a fatality, all plan members, including all executive officers, will not receive any compensation for the safety portion of their respective annual incentive awards. Finally, in the event of (i) any Class “A” accident, (ii) two or more Class “B” accidents or (iii) more than two of any combination of Class “B” accidents and Class “C” accidents, all plan members, including all executive officers, will not receive the air safety portion of their respective annual incentive awards. The Compensation Committee has determined that the Company’s compensation plans and policies do not encourage excessive risk-taking.
Stock Ownership Guidelines and Ongoing Holding Requirements for Officers
Our Board has adopted stock ownership guidelines for officers at the Vice President level or higher that are included in our Corporate Governance Guidelines, which are posted on our website, www.bristowgroup.com, under the “Governance” caption.
Officers are expected to hold or have held Company stock, including unvested restricted stock or unvested restricted stock units, with a value equal to a multiple of their base salary as follows:

BRISTOW GROUP INC. – 2018 Proxy Statement – 41

Officer Share Ownership Guidelines
Officer Level	Ownership Requirement as a Multiple of Salary
CEO	5.00x
Senior Vice President	2.00x
Vice President	1.25x
Officers are expected to reach this level of holdings on or prior to the five-year anniversary of the date they first became an officer at the Vice President level or higher. In the event an officer is promoted to a position with a higher stock holding requirement (including from Vice President to Senior Vice President or from Senior Vice President to CEO), such officer must comply with the increased stock ownership requirements for such new position within five years from the effective date of such promotion. Compliance with the stock ownership guidelines by the officers is reviewed each year by the Compensation Committee of our Board as they consider each officer’s compensation for the following year. As of the Record Date, none of the Company’s officers was out of compliance with the stock ownership guidelines. The Company does not have specific equity or other security ownership requirements or guidelines for employees other than officers. However, senior level management are specifically compensated with options and restricted stock units that vest after three years into Common Stock.
Once an officer has satisfied the applicable holding requirement set forth above, such officer may only sell shares of the Company if, immediately after such sale, the market value of the officer’s remaining stock, including unvested restricted stock and restricted stock units, will be at least equal in value to the applicable holding requirement at such time. The Company’s stock ownership guidelines effectively require that our executive officers in the coming years hold as a group approximately $6.9 million of Company stock, including unvested restricted stock or unvested restricted stock units.
Stock Vesting Periods
In order to provide flexibility for the Compensation Committee to determine how most appropriately to compensate management under different circumstances, the LTIP does not include minimum vesting periods for awards. However, historically, restricted stock units granted under the LTIP have cliff vested three years from the date of grant and stock options granted under the LTIP have vested ratably in equal portions on the first, second and third anniversaries of the date of grant.
Clawback Policies
If an employee is determined by the Compensation Committee to have violated our Code, that employee may lose a portion or all of their annual incentive compensation as determined by the Compensation Committee on a case by case basis. In addition, consistent with evolving best practices, the Compensation Committee recommended and the Board adopted in May 2017 an express financial restatement clawback provision within the Company’s Corporate Governance Guidelines that applies to each of our executive officers. The new financial restatement clawback policy provides the Compensation Committee with the discretion to recoup annual and long-term incentive compensation paid to our executive officers in the event the Company is required to publish a restatement to any of its previously published financial statements as a result of either the material noncompliance of the Company with any applicable financial reporting requirement under the U.S. federal securities laws or the fraud, theft, misappropriation, embezzlement or intentional misconduct by one of our executive officers.
Hedging and Pledging Policies
Pursuant to our Corporate Governance Guidelines, directors and executive officers are specifically prohibited from holding any Company stock in a margin account or engaging in any transaction that would have the effect of hedging the economic risk of ownership of their Company stock. Furthermore, directors and executive officers may not pledge Company stock as collateral for a loan or for any other purpose without the prior express written consent of the General Counsel of the Company. Finally, any pledging of or trading in Company stock by directors and executive officers is subject to the additional restrictions set forth in our Insider Trading and Confidential Information Policy.
Accounting and Tax Issues
The Compensation Committee also considers the potential impact of Section 162(m), which disallows a tax deduction for any publicly held corporation for individual compensation exceeding $1 million in any taxable year for the Chief Executive Officer and certain other senior executive officers. Prior to passage of the Tax Cuts and Jobs Act of 2017 (the “Tax Act”), compensation that is performance-based under a plan that is approved by the stockholders of the corporation and that met certain technical requirements was exempt from the $1 million deduction limitation. The Tax Act repealed the performance-based compensation exemption, effective for taxable years beginning after December 31, 2017, such that compensation paid to certain of our covered executive officers in excess of $1 million in 2018 and future years will not be exempt from the limitations on deductibility. The Tax Act provides limited transition relief after December 31, 2017 with respect to compensation paid pursuant to certain arrangements in place as of November 2, 2017. In addition, the employees covered under Section 162(m) will be expanded for

BRISTOW GROUP INC. – 2018 Proxy Statement – 42

taxable years beginning after December 31, 2017 to include our chief financial officer, and once one of our named executive officers is considered a covered employee, the named executive officer will remain a covered employee so long as he or she receives compensation from us. To the extent applicable, we expect to comply with the transition relief under the Tax Act with respect to Section 162(m) to preserve deductions under eligible arrangements in place as of November 2, 2017. While the Compensation Committee considers the accounting and tax implications of its compensation decisions, other important considerations may outweigh such tax or accounting implications, and the Compensation Committee reserves the right to establish compensation arrangements that may not be fully tax deductible under applicable tax laws.

BRISTOW GROUP INC. – 2018 Proxy Statement – 43

COMPENSATION COMMITTEE REPORT ON EXECUTIVE COMPENSATION
The Compensation Committee has reviewed and discussed the above Compensation Discussion and Analysis with management and, based on such review and discussions, the Compensation Committee recommended to our Board that the Compensation Discussion and Analysis be included in this proxy statement.

Thomas N. Amonett, Chairman
Gaurdie E. Banister, Jr.
Lori A. Gobillot
Mathew Masters

BRISTOW GROUP INC. – 2018 Proxy Statement – 44

DIRECTOR AND EXECUTIVE OFFICER COMPENSATION

Summary Compensation Table
The following table provides information about the compensation of each of our NEOs:
Summary Compensation Table

Name & Principal Position	Fiscal Year	Salary ($) (1)	Bonus ($)	Stock Awards ($) (2)	Option Awards ($) (2)	Non-Equity Incentive Plan Compensation ($) (3)	Change in Pension Value & Nonqualified Deferred Compensation Earnings ($) (4)	All Other Compensation ($) (5)	Total ($)
Jonathan E. Baliff, President and Chief Executive Officer	2018	$700,003	—	$785,624	$775,625	$700,000	—	$168,377	$3,129,629
	2017	$700,003	—	$1,795,164	$413,590	—	—	$154,877	$3,063,634
	2016	$700,003	—	$1,860,227	$1,196,844	—	—	$385,253	$4,142,327
L. Don Miller, ...... Sr. VP and Chief Financial Officer	2018	$425,006	$125,000	$395,796	$390,759	$604,875	—	$109,067	$2,050,503
	2017	$425,006	—	$778,595	$179,382	$143,045	—	$76,003	$1,602,031
	2016	$396,162	—	$603,323	$575,916	—	—	$105,903	$1,681,304
Alan Corbett, ....... Sr. VP, Europe, Africa, Middle East, Asia (EAMEA) (6)	2018	$295,618	$37,500	$79,165	$78,154	$272,498	—	$39,533	$802,468
Robert Phillips, .... Sr. VP, Americas (7)	2018	$304,233	$37,500	$89,569	$88,432	$322,483	—	$51,172	$893,389
Brian Allman, ...... VP and Chief Accounting Officer(8)	2018	$300,019	$62,500	$90,624	$89,468	$238,000	—	$29,446	$810,057
	2017	$300,019	—	$198,065	$45,632	$48,616	—	$23,455	$615,787
Chet Akiri, ........... former Sr. VP and Chief Commercial Officer (9)	2018	$96,444	—	—	—	—	—	$874,391	$970,835
	2017	$416,352	—	$550,012	$126,716	$94,542	—	$264,472	$1,452,094
	2016	$400,005	—	$579,181	$372,636	—	—	$189,122	$1,540,944
E. Chipman Earle, former Sr. VP, Chief Legal and Support Officer and Corporate Secretary(10)	2018	$81,732	—	—	—	—	—	$825,467	$907,199
	2017	$416,352	—	$534,296	$123,096	$80,992	—	$72,034	$1,226,770
	2016	$396,172	—	$555,059	$357,113	—	—	$133,687	$1,442,031

(1)	Under the terms of his employment agreement, Mr. Baliff is entitled to the compensation described under “Employment and Severance Agreements” below.

(2)
For stock awards and performance cash awards based on TSR (or portions thereof), the amount shown is the aggregate grant date fair value computed in accordance with FASB ASC Topic 718. Grants of performance cash awards received in fiscal years 2016, 2017 and 2018 cliff vest at the end of three years if certain performance goals are met. We have included the grant date fair value of these TSR-based performance cash awards in the Stock Awards column since these awards are within scope of FASB ASC 718; the portion of performance cash awards that relate to EPS performance are reported in the Non-Equity Incentive Plan Compensation column when earned. For awards of options (including awards that subsequently have been transferred), the amount shown is the aggregate grant date fair value computed in accordance with FASB ASC Topic 718. For additional information, see Note 9 to our consolidated financial statements in our Annual Report on Form 10-K for the fiscal year ended March 31, 2018. These amounts may not correspond to the actual value that will be recognized by the executive. In the case of Mr. Akiri, his unvested stock options and unvested restricted stock unit grants awarded in June 2015 and June 2016 fully vested on August 8, 2017. In accordance with the

BRISTOW GROUP INC. – 2018 Proxy Statement – 45

2014 Severance Policy, Mr. Akiri’s performance cash awards granted in June 2015 and June 2016 became fully vested and earned at the target performance level, and were paid on August 8, 2017. In the case of Mr. Earle, his unvested stock options and unvested restricted stock unit grants awarded in June 2015 and June 2016 fully vested on July 25, 2017. In accordance with the 2014 Severance Policy, Mr. Earle’s performance cash awards granted in June 2015 and June 2016 became fully vested and earned at the target performance level, and were paid to Mr. Earle on July 25, 2017. The expiration date of each of Messrs. Akiri’s and Earle’s vested options, including those that vested prior to June 8, 2017 as well as those that vested in connection with their respective departures from the Company, accelerated to August 8, 2018 pursuant to the terms of the Akiri Separation Agreement and the Earle Separation Agreement, respectively.

(3)
Annual cash performance awards approved by the Compensation Committee at its June meeting each year for fiscal years 2016, 2017 and 2018 under the annual incentive cash compensation plan for such years. Messrs. Akiri and Earle received annual cash performance awards for fiscal year 2017 which became fully vested and earned at the actual performance level, annual cash performance awards for fiscal year 2018 which became fully vested and earned at the target performance level and a prorated portion of target bonus covering the period from April 1, 2017 to June 8, 2017, in each case in accordance with the 2014 Severance Policy. The portion of performance cash awards based on EPS performance will be included in this column if and when earned.

(4)
Our NEOs do not participate in any defined benefit or pension plan through the Company and did not receive any above-market or preferential earnings on nonqualified deferred compensation during fiscal years 2016, 2017 and 2018.

(5)	Includes for fiscal year 2018:

	Mr. Baliff	Mr. Miller	Mr. Corbett	Mr. Phillips	Mr. Allman	Mr. Akiri	Mr. Earle
Company 401k Contribution	$16,200	$16,200	$—	$16,546	$16,200	$8,888	$4,904
Company Paid Life and Disability Insurance	$26,577	$23,860	$2,408	$16,390	$13,246	$4,445	$3,949
Company Deferred Compensation Plan Contribution	$123,800	$69,007	$—	$18,236	$—	$—	$—
U.K. Defined Contribution Scheme(a)	$—	$—	$37,125	$—	$—	$—	$—
Bristow Uplift Matching Gifts Program(b)	$1,800	$—	$—	$—	$—	$—	$—
Severance(c)	$—	$—	$—	$—	$—	$861,058	$816,614
Total	$168,377	$109,067	$39,533	$51,172	$29,446	$874,391	$825,467

(a)	Mr. Corbett participates in a defined contribution scheme in which the Company made contributions in the amount of £28,458 during fiscal year 2018.

(b)
Our NEOs are eligible to participate in the Bristow Uplift Matching Gifts Program under which the Company will match up to $2,500 (or the non-U.S. currency equivalent) of contributions to non-profit organizations by each NEO per fiscal year.

(c)
Messrs. Akiri’s and Earle’s severances were valued based on the terms of the 2014 Severance Policy in effect at the time of their respective departures from the Company on June 8, 2017. The “Potential Payments upon Termination or Change-in-Control” section of this proxy statement contains additional information about the severances provided by the Company to its Named Executive Officers. The severance amounts include one year annual base salary as follows: Mr. Akiri, $425,000 and Mr. Earle, $425,000; one year annual target bonus as follows: Mr. Akiri, $276,250 and Mr. Earle, $276,250; fiscal year 2018 prorated target bonus as follows: Mr. Akiri, $51,466 and Mr. Earle, $51,466; unused paid time off as follows: Mr. Akiri, $30,925 and Mr. Earle, $28,481; transitional support services as follows: Mr. Akiri, $35,417 and Mr. Earle, $35,417; and relocation benefits under the Company’s U.S. Relocation Policy as follows: Mr. Akiri, $42,000.

(6)
Mr. Corbett was not a NEO prior to fiscal year 2018 and, therefore, his compensation is not disclosed for any prior fiscal years. He was promoted to Senior Vice President, Europe, Africa, Middle East, Asia (EAMEA) effective June 1, 2018.

(7)
Mr. Phillips was not a NEO prior to fiscal year 2018 and, therefore, his compensation is not disclosed for any prior fiscal years. He was promoted to Senior Vice President, Americas effective June 1, 2018.

(8)	Mr. Allman was not a NEO prior to fiscal year 2017 and, therefore, his compensation is not disclosed for fiscal year 2016.

(9)	Mr. Akiri departed the Company on June 8, 2017 but provided transition support services through July 8, 2017.

(10)	Mr. Earle departed the Company on June 8, 2017 but provided transition support services through July 8, 2017.

BRISTOW GROUP INC. – 2018 Proxy Statement – 46

Grants of Plan-Based Awards
The following table sets forth information concerning grants of awards to each of our NEOs under the LTIP during fiscal year 2018:
Grants of Plan-Based Awards for Fiscal Year 2018

Name	Grant Date	Estimated Future Payouts Under Non-Equity Incentive Plan Awards			Estimated Future Payouts Under Equity Incentive Plan Awards			Exercise or Base Price of Option Awards ($/Sh)	Grant Date Fair Value of Stock and Option Awards ($) (1)
		Threshold ($)	Target ($)	Maximum ($)	Threshold (#)	Target (#)	Maximum (#)
Mr. Baliff	June 12, 2017 (2)	—	—	—	822,500	1,645,000	3,290,000	—	1,727,250
	June 12, 2017 (3)	—	—	—	—	111,753	111,753	—	785,624
	June 12, 2017 (4)	—	—	—	—	306,571	306,571	7.03	775,625
	June 12, 2017 (5)	280,000	700,000	1,750,000	—	—	—	—	—

Mr. Miller	June 12, 2017 (2)	—	—	—	414,375	828,750	1,657,500	—	870,188
	June 12, 2017 (3)	—	—	—	—	56,301	56,301	—	395,796
	June 12, 2017 (4)	—	—	—	—	154,450	154,450	7.03	390,759
	June 12, 2017 (5)	127,500	318,750	796,875	—	—	—	—	—

Mr. Corbett	June 12, 2017 (2)	—	—	—	82,877	165,755	331,510	—	174,043
	June 12, 2017 (3)	—	—	—	—	11,261	11,261	—	79,165
	June 12, 2017 (4)	—	—	—	—	30,891	30,891	7.03	78,154
	June 12, 2017 (5)	59,123	147,809	369,522	—	—	—	—	—

Mr. Phillips	June 12, 2017 (2)	—	—	—	93,775	187,550	375,100	—	196,928
	June 12, 2017 (3)	—	—	—	—	12,741	12,741	—	89,569
	June 12, 2017 (4)	—	—	—	—	34,953	34,953	7.03	88,431
	June 12, 2017 (5)	61,054	152,636	381,590	—	—	—	—	—

Mr. Allman	June 12, 2017 (2)	—	—	—	94,875	189,750	379,500	—	199,238
	June 12, 2017 (3)	—	—	—	—	12,891	12,891	—	90,624
	June 12, 2017 (4)	—	—	—	—	35,363	35,363	7.03	89,468
	June 12, 2017 (5)	60,000	150,000	375,000	—	—	—	—	—

Mr. Akiri(6)	June 12, 2017 (2)	—	—	—	—	—	—	—	—
	June 12, 2017 (3)	—	—	—	—	—	—	—	—
	June 12, 2017 (4)	—	—	—	—	—	—	—	—
	June 12, 2017 (5)	110,500	276,250	690,625	—	—	—	—	—

Mr. Earle(7)	June 12, 2017 (2)	—	—	—	—	—	—	—	—
	June 12, 2017 (3)	—	—	—	—	—	—	—	—
	June 12, 2017 (4)	—	—	—	—	—	—	—	—
	June 12, 2017 (5)	110,500	276,250	690,625	—	—	—	—	—

(1)
These amounts represent the grant date fair value of stock options and restricted stock units granted to each NEO during fiscal year 2018 as computed in accordance with FASB ASC Topic 718. For the relevant assumptions used to determine the valuation of our awards, see Note 9 to our consolidated financial statements in our Annual Report on Form 10-K for the fiscal year ended March 31, 2018.

(2)	Performance cash awards that vest at the end of three years depending on the Company’s performance as measured by TSR compared to the companies within the Simmons Group.

(3)	Restricted stock units that cliff vest on June 7, 2019.

(4)	Options that vest ratably in equal increments on June 7, 2017, 2018 and 2019.

BRISTOW GROUP INC. – 2018 Proxy Statement – 47

(5)
Annual Incentive Compensation awards that were paid to each NEO (other than Messrs. Akiri and Earle) in cash in June 2018 based on key performance indicators for the fiscal year 2018. Messrs. Akiri and Earle received annual cash performance awards for fiscal year 2018 which became fully vested and earned at the target performance level and a prorated portion of target bonus covering the period from April 1, 2017 to June 8, 2017, in each case in accordance with the 2014 Severance Policy.

(6)
Mr. Akiri’s unvested stock options and unvested restricted stock unit grants awarded in June 2015 and June 2016 fully vested on August 8, 2017. The expiration date of each of his vested options accelerated to August 8, 2018 pursuant to the terms of the Akiri Separation Agreement. In accordance with the 2014 Severance Policy, Mr. Akiri’s performance cash awards granted in June 2015 and June 2016 became fully vested and earned at the target performance level, and were paid to Mr. Akiri on August 8, 2017.

(7)
Mr. Earle’s unvested stock options and unvested restricted stock unit grants awarded in June 2015 and June 2016 fully vested on July 25, 2017. The expiration date of each of his vested options accelerated to August 8, 2018 pursuant to the terms of the Earle Separation Agreement. In accordance with the 2014 Severance Policy, Mr. Earle’s performance cash awards granted in June 2015 and June 2016 became fully vested and earned at the target performance level, and were paid to Mr. Earle on July 25, 2017.

Employment and Severance Agreements
Mr. Baliff and the Company entered into an employment agreement, effective as of October 11, 2010. The agreement had an initial term of one year which is automatically extended by successive one-year periods unless either party gives appropriate notice of nonrenewal. Under the agreement, the Company will credit an annual amount equal to the difference between the percentage matching contribution made by the Company to Mr. Baliff’s 401(k) Plan Account and up to 15% of Mr. Baliff’s annual salary and bonus to Mr. Baliff’s Deferred Compensation Plan Account. The Company provides Mr. Baliff with a term life insurance policy in the amount of $500,000 payable to his designated beneficiaries. If Mr. Baliff’s employment is terminated by the Company or by him for Good Reason (as those terms are defined in Mr. Baliff’s employment agreement) or due to death or disability within two years of a Change of Control, as defined, he will be entitled to a lump sum cash payment equal to three times the sum of Mr. Baliff’s annual base salary and highest annual incentive bonus received by him for any of the last three fiscal years, along with other benefits including vesting of outstanding long-term incentive awards. The agreement also contains confidentiality, non-competition, employee non-solicitation and other provisions. Mr. Baliff’s severance benefits under his employment agreement that related to a termination without cause outside of a Change of Control expired per the terms of the employment agreement, but Mr. Baliff is nevertheless eligible to participate in the Company’s Management Severance Benefits Plan for U.S. Employees amended June 12, 2017, which provides that in the event of his involuntary termination without cause (other than during the two years following a change in control of the Company) he would be entitled to a severance payment equal to two times his base salary, payment of a prorated target bonus for the year of termination subject to achievement of minimum performance objectives, pro rated vesting of outstanding equity and performance cash awards granted prior to June 12, 2017 subject to achievement of minimum performance objectives, and to certain continued welfare benefits and outplacement services. As described above, effective June 1, 2018, Mr. Baliff’s base salary is $721,000.
The Compensation Committee determined to discontinue entering into employment agreements with executive officers hired after June 2012. Accordingly, none of Messrs. Corbett, Miller or Phillips has an employment agreement.
As we previously announced on June 9, 2017, Mr. Akiri departed the Company as Senior Vice President and Chief Commercial Officer of the Company on June 8, 2017. Mr. Akiri and the Company entered into a Separation Agreement and Release in Full, dated June 28, 2017 (the “Akiri Separation Agreement”), to specify the terms of his departure from the Company, pursuant to which Mr. Akiri received benefits generally consistent with the termination without cause terms set forth in the 2014 Severance Policy in effect at the time of his departure. The Akiri Separation Agreement contains certain restrictive covenants and confidentiality provisions, including non-compete, non-solicitation and non-disparagement obligations continuing for twelve months after June 8, 2017. Pursuant to the Akiri Separation Agreement, Mr. Akiri provided transition support services to the Company for the period from June 8, 2017 to July 8, 2017. The Compensation Committee considered these covenants and provisions and the importance of a successful, mutually amicable transition of senior management roles when it approved the Akiri Separation Agreement.
As we previously announced on June 9, 2017, Mr. Earle departed the Company as Senior Vice President, Chief Legal and Support Officer and Corporate Secretary of the Company on June 8, 2017. Mr. Earle and the Company entered into a Separation Agreement and Release in Full, dated July 14, 2017 (the “Earle Separation Agreement”), to specify the terms of his departure from the Company, pursuant to which Mr. Earle received benefits generally consistent with the termination without cause terms under the 2014 Severance Policy in effect at the time of his departure. The Earle Separation Agreement contains certain restrictive covenants and confidentiality provisions, including non-solicitation (with the exception of members of the legal department or those engaged in the practice of law on behalf of the Company) and bilateral non-disparagement obligations continuing for twelve months after June 8, 2017. The Earle Separation Agreement does not contain any non-compete restrictive covenants. Pursuant to the Earle Separation Agreement, Mr. Earle provided transition support services to the Company for the period from June 8, 2017 to July 8, 2017. The Compensation Committee considered these covenants and provisions and the importance of a successful, mutually amicable transition of senior management roles when it approved the Earle Separation Agreement.

BRISTOW GROUP INC. – 2018 Proxy Statement – 48

Outstanding Equity Awards at Fiscal Year-End
The following table sets forth information concerning unexercised stock options and unvested restricted stock of each of our NEOs:

Outstanding Equity Awards at Fiscal Year-End — March 31, 2018
Name	Option Awards					Stock Awards
	Number of Securities Underlying Unexercised Options (#) Exercisable (1)	Number of Securities Underlying Unexercised Options (#) Unexercisable	Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options (#)	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested(#)	Market Value of Shares or Units of Stock That Have Not Vested ($)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)
Mr. Baliff	5,986	—	—	$43.79	06/08/21	—	—	—	3,975,000	(2)
	11,775	—	—	$43.38	05/25/22	—	—	—	—
	21,799	—	—	$62.65	06/06/23	—	—	—	—
	60,374	—	—	$74.37	06/04/24	—	—	—	—
	73,606	36,804	—	$58.17	06/04/25	—	—	—	—
	63,825	127,652	—	$16.21	06/07/26	—	—	—	—
	—	306,571	—	$7.03	06/12/27	—	—	201,120	2,614,560

Mr. Miller	9,517	—	—	$43.79	06/08/21	—	—	—	1,704,394	(2)
	8,338	—	—	$43.38	05/25/22	—	—	—	—
	6,008	—	—	$62.65	06/06/23	—	—	—	—
	971	—	—	$64.29	06/10/23	—	—	—	—
	8,256	—	—	$74.37	06/04/24	—	—	—	—
	23,872	11,937	—	$58.17	06/04/25	—	—	—	—
	17,604	8,802	—	$39.91	08/14/25	—	—	—	—
	27,682	55,365	—	$16.21	06/07/26	—	—	—	—
	—	154,450	—	$7.03	06/12/27	—	—	92,769	1,205,997

Mr. Corbett	4,100	2,052	—	$58.17	06/04/25	—	—	—	305,872	(2)
	4,155	8,310	—	$16.21	06/07/26	—	—	—	—
	—	30,891	—	$7.03	06/12/27	—	—	16,883	219,479

Mr. Phillips	685	—	—	$43.38	05/25/22	—	—	—	359,906	(2)
	971	—	—	$62.65	06/06/23	—	—	—	—
	4,300	—	—	$74.37	06/04/24	—	—	—	—
	4,050	2,025	—	$58.17	06/04/25	—	—	—	—
	6,082	12,164	—	$16.21	06/07/26	—	—	—	—
	—	34,953	—	$7.03	06/12/27	—	—	20,413	265,369

Mr. Allman	2,831	—	—	$43.38	05/25/22	—	—	—	420,750	(2)
	3,420	—	—	$62.65	06/06/23	—	—	—	—
	6,747	—	—	$74.37	06/04/24	—	—	—	—
	6,564	—	—	$58.17	06/04/25	—	—	—	—
	7,042	14,084	—	$16.21	06/07/26	—	—	—	—
	—	35,363	—	$7.03	06/12/27	—	—	22,308	290,004

Mr. Akiri	27,291	—	—	$72.98	08/29/24	—	—	—	—	(3)
	34,376	—	—	$58.17	06/04/25	—	—	—	—
	58,665	—	—	$16.21	06/07/26	—	—	—	—

Mr. Earle	9,522	—	—	$47.35	07/30/22	—	—	—	—	(4)
	14,330	—	—	$62.65	06/06/23	—	—	—	—
	17,803	—	—	$74.37	06/04/24	—	—	—	—
	32,944	—	—	$58.17	06/04/25	—	—	—	—
	56,989	—	—	$16.21	06/07/26	—	—	—	—

BRISTOW GROUP INC. – 2018 Proxy Statement – 49

(1)	Options vest and become exercisable in three equal annual installments after the date of grant.

(2)
Performance cash awards vest in full three years from the date of grant. This amount represents the total of all outstanding unvested performance cash awards from fiscal year 2017 and fiscal year 2018 assuming a payout at the “target” level. Following March 31, 2018, performance cash awards from fiscal year 2016 for all NEOs, except for Messrs. Akiri and Earle (who were not employed by the Company at the time that the award vested), vested at 100% of the target level in the following amounts based on the Company’s TSR over the three year period ended March 31, 2018: Mr. Baliff - $1,233,333; Mr. Miller - $400,000; Mr. Phillips - $67,856; Mr. Corbett - $68,723; Mr. Allman - $110,000.

(3)
Pursuant to the terms of the Akiri Separation Agreement, Mr. Akiri’s performance cash awards granted in June 2015 and June 2016 became fully vested and earned at the target performance level, and were paid to Mr. Akiri on August 8, 2017. The expiration date of each of his vested options accelerated to August 8, 2018 pursuant to the terms of the Akiri Separation Agreement. Mr. Akiri’s unvested stock options and unvested restricted stock unit grants awarded in June 2015 and June 2016 fully vested on August 8, 2017.

(4)
Pursuant to the terms of the Earle Separation Agreement, Mr. Earle’s performance cash awards granted in June 2015 and June 2016 became fully vested and earned at the target performance level, and were paid to Mr. Earle on July 25, 2017. The expiration date of each of his vested options accelerated to August 8, 2018 pursuant to the terms of the Earle Separation Agreement. Mr. Earle’s unvested stock options and unvested restricted stock unit grants awarded in June 2015 and June 2016 fully vested on July 25, 2017.

Option Exercises and Stock Vested
The following table sets forth information concerning exercises of stock options and vesting of restricted stock units of each of our NEOs during fiscal year 2018:
Option Exercises and Stock Vested – Fiscal Year 2018

Name	Option Awards		Stock Awards
	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($)
Mr. Baliff	—	—	14,550	99,959
Mr. Miller	—	—	1,990	13,671
Mr. Corbett	—	—	—	—
Mr. Phillips	—	—	1,036	7,117
Mr. Allman	—	—	1,626	11,171
Mr. Akiri (1)	—	—	34,062	234,687
Mr. Earle (2)	—	—	30,904	212,843

(1)
Pursuant to the terms of the Akiri Separation Agreement, all of Mr. Akiri’s unvested stock options and unvested restricted stock unit grants awarded in June 2015 and June 2016 fully vested on August 8, 2017. The expiration date of his vested options will not expire until August 8, 2018 pursuant to the terms of the Akiri Separation Agreement.

(2)
Pursuant to the terms of the Earle Separation Agreement, all of Mr. Earle’s unvested stock options and unvested restricted stock unit grants awarded in June 2015 and June 2016 fully vested on July 25, 2017. The expiration date of his vested options will not expire until August 8, 2018 pursuant to the terms of the Earle Separation Agreement.

BRISTOW GROUP INC. – 2018 Proxy Statement – 50

Nonqualified Deferred Compensation Plans
The following table sets forth information concerning deferred compensation for each of our NEOs during fiscal year 2018:
Nonqualified Deferred Compensation – Fiscal Year 2018

Name	Executive Contributions in Last FY ($)	Registrant Contributions in Last FY ($) (1)	Aggregate Earnings in Last FY ($)	Aggregate Withdrawals/ Distributions ($)	Aggregate Balance at Last FYE ($)
Mr. Baliff	$—	$123,800	$159,868	$—	$1,504,152
Mr. Miller	$—	$69,007	$12,832	$—	$227,772
Mr. Corbett	$—	$—	$—	$—	$—
Mr. Phillips	$—	$18,236	$16,760	$—	$219,996
Mr. Allman	$—	$—	$—	$—	$—
Mr. Akiri	$—	$—	$40,944	$267,749	$—
Mr. Earle	$—	$—	$67,868	$496,682	$—

(1)	Registrant contributions in last fiscal year are included in all other compensation in the Summary Compensation Table.
Under the terms of the Company’s Deferred Compensation Plan for senior executives, participants can elect to defer a portion of their compensation for distribution at a later date. Additionally, the Company contributes an amount to the Deferred Compensation Plan account of participants equal to the difference between the percentage matching contribution made by the Company to the applicable participant’s 401(k) Plan Account and in the case of the Chief Executive Officer, up to 20% of salary and bonus, and in the case of each of our other NEOs, up to 15% of annual base salary and bonus. Deferred Compensation Plan holdings are invested in the same general funds available under the Company’s 401(k) Plan in accordance with the elections of the plan participant. Distributions upon retirement or termination of employment are made pursuant to the participant’s election subject to any applicable limitations of the Internal Revenue Code of 1986, as amended (the “Internal Revenue Code”). We have general contractual obligations to pay the deferred compensation upon the participant’s termination of employment for any reason, including but not limited to death, disability or retirement.

Potential Payments upon Termination or Change-in-Control
Each of our NEOs (other than Messrs. Akiri and Earle) is covered by our Severance Policy. Our Severance Policy was amended effective June 12, 2017, as discussed in “Employment and Change of Control Agreements” above. If Messrs. Baliff, Miller, Corbett, Phillips or Allman’s employment had been terminated by the Company without Cause during fiscal year 2018 after June 12, 2017 without connection to a change in control of the Company, he would have been entitled to a prorated portion of his annual incentive target bonus for the fiscal year and a lump sum severance payment equal to a multiple of his annual base salary for the fiscal year. For Mr. Baliff, the multiple was two, and for Messrs. Allman, and Miller, the multiple was one. The officer would have also been entitled to accelerated vesting and payment of equity and cash incentive awards under the LTIP made prior to June 12, 2017, a cash amount equal to COBRA premiums for 18 months and outplacement services for twelve months. The definition of “Cause” included, among other things, the officer’s willful failure to substantially perform assigned duties, conviction of the officer of a crime involving moral turpitude or a felony, commission by the officer of malfeasance, fraud or dishonesty, or the officer’s material violation of our policies.
In the case of our actively serving officers, the amounts set forth below are the amounts that they would have been paid if their employment had been terminated by the Company without Cause on March 31, 2018. In the case of Messrs. Akiri and Earle, the amounts set forth below are the actual amounts that were paid to Mr. Akiri and Mr. Earle, respectively, in connection with their departures from the Company on June 8, 2017.

BRISTOW GROUP INC. – 2018 Proxy Statement – 51

	Salary Multiple (1)	Target Bonus Multiple (2)	Vesting of Equity Awards (3)	Extended Health and other Benefits (4)	Total
Mr. Baliff	$1,400,000	$700,000	$3,491,771	$29,965	$5,621,736
Mr. Miller	$425,000	$318,750	$1,349,728	$29,965	$2,123,443
Mr. Corbett	$308,069	$154,134	$213,203	$—	$675,406
Mr. Phillips	$310,000	$155,000	$272,209	$18,144	$755,353
Mr. Allman	$300,000	$150,000	$353,421	$21,435	$824,856
Mr. Akiri	$425,000	$276,250	$916,793	$—	$1,618,043
Mr. Earle	$425,000	$276,250	$884,956	$38,975	$1,625,181

(1)
Except for Messrs. Akiri and Earle, assumes the salary in effect on April 1, 2018. A lump sum cash payment of $752,716 was paid to Mr. Akiri and a lump sum cash payment of $752,716 was paid to Mr. Earle as severance pay equal to twelve months salary, their target bonus for fiscal year 2018 and a pro-rated portion of their target bonus covering the period from April 1, 2017 to June 8, 2017, which was their respective departure date from the Company.

(2)
Except for Messrs. Akiri and Earle, assumes the target bonus percentage in effect on April 1, 2018. In addition to the amount set forth above, each officer will also be eligible for a prorated target bonus equal to the target bonus opportunity for the year in which the officer’s termination of employment occurs multiplied by a fraction, the numerator of which is the number of days the officer was employed during the fiscal year in which the officer’s termination of employment occurs and the denominator of which is 365. A lump sum cash payment of $752,716 was paid to Mr. Akiri and a lump sum cash payment of $752,716 was paid to Mr. Earle as severance pay equal to twelve months salary, their target bonus for fiscal year 2018 and a pro-rated portion of their target bonus covering the period from April 1, 2017 to their respective departure dates. Messrs. Akiri and Earle also received cash payments for their annual bonus for the fiscal year ended March 31, 2017, in accordance with the Company’s annual incentive compensation plan and based on actual performance results, in the amount of $94,542 (Mr. Akiri) and $80,992 (Mr. Earle). Messrs. Akiri and Earle also received cash payments for unused paid time off totaling $30,925 (Mr. Akiri) and $28,481 (Mr. Earle).

(3)
Assumes that the triggering event took place on March 30, 2018, the last business day of fiscal year 2018, and a price per share of $13.00, the closing market price of our common stock as of March 29, 2018, the final trading day of fiscal year 2018. For Messrs. Akiri and Earle, the amount shown is based on the closing market price as of June 8, 2017 of $7.16 per share, which was their respective departure date from the Company.

(4)
Varies according to individual choice of medical plan. Accordingly, the amount shown assumes an employee choice which would result in the largest amount the Company would be responsible for. Mr. Akiri did not elect COBRA insurance coverage for up to 18 months starting on July 1, 2017. The amount for Mr. Earle includes $38,975 as estimated reimbursement to Mr. Earle and his beneficiaries for COBRA insurance coverage for up to 18 months starting on July 1, 2017. The Company is also responsible for providing outplacement services to Messrs. Akiri and Earle for up to 12 months following their departure date at a cost yet to be determined which is not included in the amount shown.

Additionally, if during fiscal year 2018 any NEO’s (other than Mr. Allman) employment was terminated by the Company without Cause or if Mr. Baliff terminated his employment for Good Reason within the two years following a change in control of our Company, he or she would have been entitled pursuant to our Severance Policy or Mr. Baliff’s employment agreement to a prorated portion of his or her annual incentive target bonus for the fiscal year, cash severance equal to three times the sum of the NEO’s base salary and the highest annual bonus paid to such NEO during the past three years, accelerated vesting and payment of equity and cash incentive awards under the LTIP, a cash amount equal to COBRA premiums for 18 months and outplacement services for twelve months. With respect to Mr. Baliff, “Good Reason” included a material failure of us to comply with the provisions of his employment agreement regarding his position or compensation, a relocation of more than fifty miles of his principal office that created a material and unreasonable burden, or action or inaction by our Board that caused him to be named in a legal proceeding with respect to which indemnification does not apply or that required or could require him to commit fraud, violate material policies or laws regarding accounting rules or any conduct that could result in indictment for a felony or misdemeanor involving moral turpitude. The definition of “Change in Control” included, subject to certain exceptions, (i) acquisition by any individual, entity or group of beneficial ownership of 35% or more of either the then outstanding shares of common stock of the Company or the combined voting power of the then outstanding voting securities of the Company entitled to vote generally in the election of directors, (ii) a change in at least a majority of the Company’s Board (iii) approval by the stockholders of the Company of a merger, unless immediately following such merger, substantially all of the holders of the Company’s securities immediately prior to merger beneficially own more than 50.1% of the common stock of the entity resulting from such merger, and (iv) the sale or other disposition of all or substantially all of the assets of the Company.
The amounts set forth below would have been payable if the listed NEO’s employment had been terminated pursuant to a change in control event on March 31, 2018.

BRISTOW GROUP INC. – 2018 Proxy Statement – 52

	Salary Multiple(1)	Highest Annual Bonus Multiple(2)	Vesting of Equity Awards (3)	Extended Health Benefits (4)	Tax Gross Up	Total
Mr. Baliff	$2,100,000	$3,407,730	$8,419,789	$29,956	N/A	$13,957,475
Mr. Miller	$1,275,000	$763,515	$3,832,458	$29,965	N/A	$5,900,938
Mr. Corbett(5)	N/A	N/A	N/A	N/A	N/A	N/A
Mr. Phillips(5)	N/A	N/A	N/A	N/A	N/A	N/A
Mr. Allman(5)	N/A	N/A	N/A	N/A	N/A	N/A

(1)	Salary multiple calculated using base salary as of April 1, 2018.

(2)
Each officer’s highest annual bonus multiple calculated using the highest annual bonus paid to such officer in the three years preceding April 1, 2018. In addition to the amount set forth above, each officer will also be eligible for a prorated target bonus equal to the target bonus opportunity for the year in which the officer’s termination of employment occurs multiplied by a fraction, the numerator of which is the number of days the officer was employed during the fiscal year in which the officer’s termination of employment occurs and the denominator of which is 365.

(3)
Assumes that the triggering event took place on March 31, 2018, the last business day of fiscal year 2018, and a price per share of $13.00, the closing market price of our common stock as of March 29, 2018, the final trading day of fiscal year 2018.

(4)	Varies according to individual choice of medical plan. Accordingly, the amount shown assumes an employee choice which would result in the largest amount the Company would be responsible for.

(5)
The positions held by Messrs. Corbett, Phillips and Allman as of March 31, 2018 did not entitle them to any change in control benefits under the Change in Control provisions in our Severance Policy. Effective June 1, 2018, Messrs. Corbett and Phillips were promoted to Senior Vice President, entitling them to change in control benefits under the Change in Control provisions in our Severance Policy.

Any benefits payable pursuant to the above triggering events are payable in a cash lump sum not later than six months following the termination date.
The employment and severance benefits agreements of the NEOs also contain certain non-competition, non-solicitation and confidentiality provisions. For additional information regarding these employment agreements, see “Director and Executive Officer Compensation – Employment and Severance Agreements.”

Pay Ratio Disclosure
Under Section 953(b) of the Dodd-Frank Wall Street Reform and Consumer Protection Act and Item 402(u) of Regulation S-K, the Company is required to disclose in this proxy statement the ratio of the annual total compensation of our CEO to the annual total compensation of the median employee of the Company (the “Pay Ratio Disclosure”).
Based on SEC rules for this Pay Ratio Disclosure and applying the methodology described below, the Company determined that our CEO’s total compensation for fiscal year 2018 was $3,129,629,  and the total fiscal year 2018 compensation provided to the individual identified as the median employee of the Company and its consolidated subsidiaries was $91,862. Accordingly, the Company estimates the ratio of our CEO’s annual total compensation for fiscal year 2018 to the median annual total compensation of all other employees to be 29 to 1.
The Company identified our median employee as of March 29, 2018, without regard to the location or compensation arrangements of our employees, or whether such employees are full-time or part-time employees. We tabulated annual base salary, which is defined as the fixed portion of each employee’s compensation arrangements that is paid without regard to our financial or operational performance in a given fiscal year. We gathered the requisite information applying this compensation measure with respect to our employees using their annual base salary as of March 29, 2018. We annualized the compensation of all permanent employees who were hired in fiscal year 2018 but did not work for the Company for the entire fiscal year, but we did not annualize the compensation for any part-time or seasonal employee. We did not make any cost-of-living adjustments in identifying the median employee. We applied an exchange rate as of March 29, 2018 to convert all international currencies into U.S. dollars. We then identified the median employee using this methodology, which was consistently applied to all included employees on March 29, 2018.
Once the median employee was identified as described above, the total annual compensation for fiscal year 2018 for that employee was determined using the same rules that apply to reporting NEO compensation in the “Total” column of the Summary Compensation Table. With respect to the annual total compensation of our CEO, we used the amount reported for fiscal year 2018 in the “Total” column of the Summary Compensation Table included in this proxy statement.

BRISTOW GROUP INC. – 2018 Proxy Statement – 53

We believe the Pay Ratio Disclosure presented above is a reasonable estimate. Because the SEC rules for identifying the median employee and calculating the pay ratio allow companies to use different methodologies, exclusions, exemptions, estimates and assumptions, the Pay Ratio Disclosure may not be comparable to the pay ratio disclosure reported by other companies.

Director Compensation
The following table sets forth information concerning the compensation for fiscal year 2018 of each of our directors other than Mr. Baliff, who is a NEO:
Director Compensation - Fiscal Year 2018

Name	Fees Earned or Paid in Cash ($)	Stock Awards ($) (1)	All Other Compensation ($) (2)	Total ($)
Thomas N. Amonett	$149,250	$81,250	—	$230,500
Gaurdie E. Banister, Jr.(3)	$40,500	$—	—	$40,500
Lori A. Gobillot	$129,250	$81,250	$2,500	$213,000
Ian A. Godden	$95,500	$125,000	—	$220,500
David Gompert(4)	$122,500	$81,250	—	$203,750
A. William Higgins	$63,000	$125,000	—	$188,000
Stephen A. King(5)	$105,500	$125,000	—	$230,500
Thomas C. Knudson	$237,500	$125,000	$2,500	$365,000
Mathew Masters(5)	$85,500	$125,000	—	$210,500
Biggs C. Porter	$85,500	$125,000	—	$210,500
Bruce H. Stover(4)	$129,167	$81,250	—	$210,417

(1)
The amounts in this column represent the fair value of restricted stock unit awards computed in accordance with FASB ASC Topic 718. For additional information, see Note 9 to our consolidated financial statements in our Annual Report on Form 10-K for fiscal year 2018. Each non-employee director is provided the opportunity each year to receive a restricted stock award equal in value to $125,000 at the time of grant and is required to make a binding election at such time to either (i) receive 35% of his or her award in the form of restricted cash ($43,750) and the remaining 65% of such award ($81,250) in the form of restricted stock units or (ii) receive 100% of his or her award ($125,000) in the form of restricted stock units. Each such restricted cash and restricted stock unit award vests six months from the date of grant. For fiscal year 2018, each of Ms. Gobillot and Messrs. Amonett, Gompert and Stover elected to receive 35% of the award ($43,750) in restricted cash and 65% of the award ($81,250) in restricted stock units whereas each of Messrs. Godden, Higgins, King, Knudson, Masters and Porter elected to receive 100% of the award ($125,000) in restricted stock units.

(2)
Our directors are eligible to participate in the Bristow Uplift Matching Gifts Program under which the Company will match up to $2,500 (or the non-U.S. currency equivalent) of contributions to non-profit organizations by each director per fiscal year. Each of Mr. Knudson and Ms. Gobillot directed matching gifts of $2,500 to non-profit organizations during fiscal year 2018.

(3)
Mr. Banister was appointed to our Board on October 1, 2017 and has only received fees in fiscal year 2018 for his months of service since that date. He did not receive a sign-on stock award, but he will be eligible to receive the scheduled director stock award in August 2019.

(4)	Each of Messrs. Gompert and Stover elected not to stand for reelection to our Board and officially departed our Board on March 1, 2018.

(5)
Pursuant to agreements with Caledonia Investments plc, as employer, Messrs. King and Masters assign any compensation received from the Company, including restricted stock units awarded under the Company’s stock plans, to Caledonia. Messrs. King and Masters disclaim beneficial ownership of any such units or resulting shares.

BRISTOW GROUP INC. – 2018 Proxy Statement – 54

The Compensation Committee reviews director compensation annually. Based on consultation with their independent compensation consultant and market data, the Compensation Committee recommends for approval by our Board the annual retainer, stock awards and other benefits for members of our Board. The Compensation Committee’s objective with respect to director compensation is to provide compensation incentives that attract and retain individuals of outstanding ability. Directors who are Company employees do not receive a retainer or fees for service on our Board or any committees. The Company pays non-employee members of our Board for their service as directors. For fiscal year 2018, directors who were not employees received:

Forms of Director Compensation	Amount ($)
Annual Chairman of the Board Fee from April 1, 2017 to September 30, 2017(1):	$250,000
Annual Chairman of the Board Fee from October 1, 2017 to March 31, 2018(2):	$225,000
Annual Director Fee from April 1, 2017 to September 30, 2017(3):	$90,000
Annual Director Fee from October 1, 2017 to March 31, 2018(4):	$81,000
Committee Chairmen Annual Fees:
Audit Committee	$20,000
Compensation Committee	$20,000
Corporate Governance and Nominating Committee	$10,000
Restricted cash and equity compensation(5):
At the Annual Meeting of Stockholders held on August 2, 2017, each non-employee director was eligible to be granted a number of restricted stock units with a value of $125,000 based on the closing price on the date of such Annual Meeting (the date of grant) and was required to make a binding election at such time to either (i) receive 35% of his or her award in the form of restricted cash and the remaining 65% of such award in the form of restricted stock units or (ii) receive 100% of his or her award in the form of restricted stock units. Each such restricted cash and restricted stock unit award vested six months from the date of grant.

(1)
This portion of the Annual Chairman of the Board Fee was paid on a prorated basis for the relevant portion of fiscal year 2018. For fiscal year 2018, the Chairman of our Board was only eligible to receive $125,000 in restricted cash and equity compensation together with the prorated amounts payable in cash for the Annual Chairman of the Board Fee and forewent any other annual director fee or committee chairman fee that would otherwise have applied.

(2)
This portion of the Annual Chairman of the Board Fee was paid on a prorated basis for the relevant portion of fiscal year 2018. Effective October 1, 2017, our Board approved a 10% reduction of the Annual Chairman of the Board Fee. Our Board subsequently approved an increase of the Annual Chairman of the Board Fee to the prior amount of $250,000 that will be effective on July 31, 2018.

(3)	This portion of the Annual Director Fee was paid on a prorated basis for the relevant portion of fiscal year 2018.

(4)
This portion of the Annual Director Fee was paid on a prorated basis for the relevant portion of fiscal year 2018. Effective October 1, 2017, our Board approved a 10% pay reduction of the Annual Director Fee. This reduction does not affect the Committee Chairmen Annual Fees. Our Board subsequently approved an increase of the Annual Director Fee to the prior amount of $90,000 that will be effective on July 31, 2018.

(5)
At the Annual Meeting of Stockholders to be held on July 31, 2018, each non-employee director is eligible to be granted a number of restricted stock units with a value of $150,000 based on the closing price on the date of such Annual Meeting (the date of grant) and is required to make a binding election at such time to either (i) receive 35% of his or her award in the form of restricted cash and the remaining 65% of such award in the form of restricted stock units or (ii) receive 100% of his or her award in the form of restricted stock units. Each such restricted cash and restricted stock unit award vests six months from the date of grant.

Directors are also reimbursed for reasonable out-of-pocket expenses incurred in attending meetings of our Board or committees and for other reasonable expenses related to the performance of their duties as directors.
The Company’s current LTIP expressly limits the maximum aggregate amount of compensation and incentive awards that may be paid by the Company in any calendar year to any outside director to $1,125,000.

BRISTOW GROUP INC. – 2018 Proxy Statement – 55

On or prior to the five year anniversary of becoming a director on our Board, outside directors are expected to hold or have held Company stock, including unvested restricted stock or restricted stock units, with a value equal to at least four times the annual cash retainer paid to outside directors at the time that the applicable director joined our Board. In the event the annual cash retainer is increased during a director’s tenure on our Board, such director has up to five years from the effective date of such increase to hold additional Company stock, including additional unvested restricted stock or restricted stock units, equal in value to at least four times the amount of the increase to the annual cash retainer paid to outside directors. As of the Record Date, none of the Company’s directors had failed to comply with the stock ownership guidelines.
Once a director on our Board has satisfied the holding requirement set forth above, such director may only sell shares of the Company if immediately after such sale, the market value of the director’s remaining Company stock, including unvested restricted stock or restricted stock units, will be at least equal in value to the applicable holding requirement amount based on the director’s annual cash retainer at such time. Compliance with the stock ownership guidelines by the outside directors is reviewed each year by the Corporate Governance and Nominating Committee of our Board as part of the director nomination and selection process.
The Company’s stock ownership guidelines effectively require that our outside directors in the coming years hold as a group approximately $3.2 million of Company stock, including unvested restricted stock or unvested restricted stock units.

BRISTOW GROUP INC. – 2018 Proxy Statement – 56

EQUITY COMPENSATION PLAN INFORMATION
The following table sets forth information about the Company’s common stock that may be issued under existing equity compensation plans as of March 31, 2018.

	Number of securities to be issued upon exercise of outstanding options, warrants and rights	Weighted-average exercise price of outstanding options, warrants and rights	Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in column (a))(1)
Plan category	(a)	(b)	(c)
Equity compensation plans approved by security holders	3,396,521	$30.50	2,508,134
Equity compensation plans not approved by security holders	—	—	—
Total	3,396,521	$30.50	2,508,134

(1)
The securities remaining available for issuance may be issued in the form of stock options, stock appreciation rights, restricted stock, restricted stock units, stock awards, performance units and performance shares.

BRISTOW GROUP INC. – 2018 Proxy Statement – 57

ITEM 2 - ADVISORY APPROVAL OF EXECUTIVE COMPENSATION
Our Board recognizes the interest that the Company’s stockholders have in the compensation of the Company’s Named Executive Officers. In recognition of that interest and in accordance with Section 14A of the Exchange Act and related rules of the SEC, this proposal, commonly known as a “say on pay” proposal, provides the Company’s stockholders with the opportunity to cast an advisory vote on the compensation of the Company’s Named Executive Officers, as disclosed in this proxy statement pursuant to the SEC’s compensation disclosure rules, including the discussion of the Company’s compensation discussion and analysis beginning on page 23 of this proxy statement and followed by the compensation tables beginning on page 45 of this proxy statement. This advisory vote is intended to give the Company’s stockholders an opportunity to provide an overall assessment of the compensation of the Company’s Named Executive Officers rather than focus on any specific item of compensation. As described in the Compensation Discussion and Analysis included in this proxy statement, the Company has adopted an executive compensation program that reflects the Company’s philosophy that executive compensation should be structured so as to align each executive’s interests with the interests of the Company’s stockholders.
As an advisory vote, the stockholders’ vote on this proposal is not binding on our Board or the Company and our Board could, if it concluded it was in the Company’s best interests to do so, choose not to follow or implement the outcome of the advisory vote. However, the Company expects that the Compensation Committee of our Board will review voting results on this proposal and give consideration to the outcome when making future executive compensation decisions for the Company’s Named Executive Officers.
Approval, on an advisory basis, of the Company’s executive compensation requires the affirmative vote of holders of at least a majority of the votes cast at the Annual Meeting in person or by proxy. All duly submitted and unrevoked proxies will be voted for the proposal, except where a contrary vote is indicated or authorization to vote is withheld.

Recommendation
Our Board unanimously recommends that stockholders approve, on an advisory basis, the compensation of the Company’s Named Executive Officers by voting FOR the approval of the following resolution:
RESOLVED, that the compensation of the Company’s Named Executive Officers, as disclosed in the Company’s proxy statement relating to the 2018 Annual Meeting of Stockholders pursuant to the executive compensation disclosure rules promulgated by the SEC, is hereby approved.

Vote Required
The approval of this proposal requires the affirmative vote of a majority of votes cast on this proposal. Abstentions and broker nonvotes will not count either for or against the proposal.

BRISTOW GROUP INC. – 2018 Proxy Statement – 58

ITEM 3 - APPROVAL OF THE REMOVAL OF COMMON STOCK ISSUANCE RESTRICTIONS OF THE COMPANY UPON EXERCISE OF WARRANTS
On December 18, 2017 (the “Closing Date”), the Company issued and sold approximately $143.8 million aggregate principal amount of 4.50% Convertible Senior Notes due 2023 (the “Notes”). The Company used approximately $89.6 million of the net proceeds from the offering of the Notes to repay a portion of the term loan indebtedness outstanding as of the Closing Date under our then-existing amended and restated revolving credit and term loan agreement dated November 22, 2010. The issuance of the Notes, together with the other financings described on page 29 of this proxy statement, resulted in aggregate proceeds of $723.8 million funded during fiscal year 2018 and liquidity on March 31, 2018 of $380.2 million.
In connection with the offering of the Notes, the Company also entered into convertible note hedge transactions (the “Note Hedges”) and warrant transactions (the “Warrants”) with certain counterparties (the “Option Counterparties”). The Company entered into the Note Hedges and the Warrants in order to reduce potential equity ownership dilution and/or offset potential cash payments in excess of the principal amount of the Notes, in either case, in the event that the market price of the common stock of the Company (the “Common Stock”), as measured under the terms of the Note Hedges, is greater than the strike price of the Note Hedges, which initially corresponded to the initial conversion price of the Notes of approximately $15.64 per share of Common Stock (subject to adjustment). If, however, the market price per share of Common Stock, as measured under the terms of the Warrants exceeds the strike price of the Warrants, there would nevertheless be dilution to the extent that such market price, as measured over the applicable valuation period at the maturity of the Warrants exceeds the strike price of the Warrants, which initially was approximately $20.02 per share of Common Stock (subject to adjustment). The Warrants are scheduled to expire over an 80 trading day exercise period commencing on September 1, 2023, subject to early settlement upon the occurrence of certain extraordinary events. If the market price per share of Common Stock does not exceed the applicable strike price of the Warrants during such 80 trading day exercise period, each as measured under the terms of the Warrants, and no such early settlement events occur, the Warrants would not be exercised and we would not be required to deliver shares of Common Stock under the Warrants.
Exercise of the Warrants, however, could result in the issuance of 20% or more of the Common Stock outstanding as of the Closing Date. Because NYSE rules state that, in certain circumstances, an issuer is required to obtain stockholder approval prior to the issuance of common stock in any transaction or series of transactions if (i) the shares of common stock will have upon issuance voting power equal to 20% or more of the voting power outstanding before the issuance of the common stock or (ii) the number of shares of common stock to be issued will upon issuance equal 20% or more of the number of shares of common stock outstanding before the issuance of the common stock, the Warrants currently limit the issuance of Common Stock to 19.9% of the Common Stock outstanding as of the Closing Date, which is an amount equal to 7,037,718 shares of the Common Stock (the “Warrant Cap”).
This Item 3 seeks stockholder approval to remove the Warrant Cap, which would impact the Company to the extent the exercise of the Warrants results in the issuance of 20% or more of the Common Stock outstanding as of the Closing Date. Approval of Item 3 will allow the Company to issue and deliver 20% or more of the Common Stock outstanding as of the Closing Date upon the exercise of the Warrants.
The Board of Directors recommends a vote FOR Item 3.
Questions and Answers on Item 3
The following questions and answers briefly address some questions you may have regarding Item 3. These questions and answers may not address all questions that may be important to you as a stockholder. For more detail, see “—Summary of the Warrants” and “—NYSE Stockholder Approval Requirements” below.
How many shares of Common Stock are potentially issuable before the Warrant Cap is triggered?
The Warrant Cap is 19.9% of the Common Stock outstanding as of the Closing Date. The Warrant Cap limits the shares of Common Stock potentially issuable upon exercise of the Warrants to 7,037,718 shares.
Is the Company required to issue shares of Common Stock upon exercise of the Warrants?
Yes. Upon exercise of the Warrants, the Company will be required to issue a certain number of shares of Common Stock. In the event of an early termination of the Warrants, the Company may elect to deliver cash in lieu of any shares of Common Stock it would otherwise be required to deliver, subject to certain conditions.
How many shares of Common Stock are potentially issuable if the Warrant Cap is removed?

BRISTOW GROUP INC. – 2018 Proxy Statement – 59

If the Warrant Cap is removed, the maximum number of shares of Common Stock potentially issuable in respect of the Warrants is 13,788,960 shares of Common Stock.
If stockholder approval is obtained, what is the impact on the rights of existing stockholders?
If stockholder approval is obtained, the maximum number of shares of Common Stock that is potentially issuable upon exercise of the Warrants will increase. The issuance of additional shares of Common Stock would potentially increase the dilution of the Company’s existing common stockholders’ ownership.
The rights and privileges associated with the Common Stock potentially issuable through exercise of the Warrants will be identical to the rights and privileges associated with the Common Stock held by the Company’s existing stockholders.
What if stockholder approval of Item 3 is not obtained at the Annual Meeting?
If the Company fails to obtain stockholder approval at the Annual Meeting, the Warrant Cap will remain in place. If the Company fails to obtain stockholder approval at the Annual Meeting, the Warrants require the Company to continue to use its reasonable best efforts to obtain such stockholder approval at the Annual Meeting to be held in 2019.
Summary of the Warrants
In connection with the offering of the Notes, the Company entered into the Note Hedges and the Warrants with the Option Counterparties. The Note Hedges cover, subject to adjustment upon certain events, 9,162,560 shares of Common Stock. Concurrently with entering into the Note Hedges, the Company sold the Warrants to the Option Counterparties, also covering 9,162,560 shares of Common Stock in the aggregate, subject to adjustment upon certain events.
Upon any conversion of Notes, the Note Hedges entitle the Company to receive from the Option Counterparties shares of Common Stock (or cash, or a combination of shares of Common Stock and cash, based on the settlement of the Notes) in an amount based on the excess of the daily VWAP of the Common Stock over the relevant observation period over the strike price of the Note Hedges, each as determined pursuant to the terms of the Note Hedges. The initial strike price of the Note Hedges corresponds to the conversion price of the Notes, and is approximately $15.64 per share of Common Stock, subject to adjustment upon certain events. Additionally, if the daily VWAP of the Common Stock during the measurement period at the maturity of the Warrants exceeds the strike price of the Warrants, the Company must deliver to the Option Counterparties a number of shares of Common Stock with a value equal to the excess of such daily VWAP of the Common Stock over the strike price of the Warrants, each as determined pursuant to the terms of the Warrants. The initial strike price of the Warrants is approximately $20.02 per share of Common Stock, subject to adjustment upon certain events.
The Note Hedges are expected to reduce the potential equity dilution upon conversion of the Notes in the event that the daily VWAP of the Common Stock on each VWAP trading day of the relevant observation period is greater than the strike price of the Note Hedges, each as determined pursuant to the terms of the Note Hedges, which initially corresponds to the conversion price of the Notes and is subject, with certain exceptions, to the adjustments applicable to the conversion rate of the Notes. If, however, the daily VWAP of the Common Stock during the measurement period at the maturity of the Warrants, each as determined pursuant to the terms of the Warrants, exceeds the strike price of the Warrants, the dilution mitigation under the Note Hedges would be capped, which means that there would nevertheless be dilution to the extent that such daily VWAP of the Common Stock exceeds the strike price of the Warrants, each as determined pursuant to the terms of the Warrants.
The “daily VWAP” for the Common Stock is as determined pursuant to the terms of the Note Hedges or Warrants, as applicable.
NYSE Stockholder Approval Requirements
Because the Common Stock is listed on the NYSE, the Company is subject to NYSE rules and regulations. Subject to certain exceptions, NYSE Listed Company Manual Section 312.03(c) requires stockholder approval prior to the issuance of common stock in any transaction or series of transactions if (i) the shares of common stock will have upon issuance voting power equal to 20% or more of the voting power outstanding before the issuance of the common stock or (ii) the number of shares of common stock to be issued will upon issuance equal 20% or more of the number of shares of common stock outstanding before the issuance of the common stock, in each case, subject to certain exceptions (the “NYSE Rule”).
As of the Closing Date, the Company had 35,371,721 shares of Common Stock outstanding. Pursuant to the Warrants, the maximum number of shares of Common Stock deliverable upon the exercise of the Warrants is 7,037,718 shares of Common Stock unless stockholder approval is obtained pursuant to the NYSE Rule. If stockholder approval is obtained pursuant to the NYSE Rule, the maximum number of shares of Common Stock deliverable upon the exercise of the Warrants is 13,778,960 shares of Common Stock.

BRISTOW GROUP INC. – 2018 Proxy Statement – 60

AUDIT COMMITTEE REPORT
The Audit Committee’s principal functions are to select each year an independent registered public accounting firm, to assist our Board in fulfilling its responsibility for oversight of the Company’s accounting and internal control over financial reporting and principal accounting policies, to recommend to the Company’s Board, based on its discussions with the Company’s management and independent registered public accounting firm, the inclusion of the audited financial statements in the Company’s Annual Report on Form 10-K and to oversee the entire independent audit function. The Company believes that each of the four members of the Audit Committee satisfies the requirements of the applicable rules of the SEC and the NYSE as to independence, financial literacy and experience. Our Board has determined that at least two members, Stephen A. King and Biggs C. Porter, are audit committee financial experts as defined by the SEC. Our Board has adopted a charter for the Audit Committee, a copy of which is posted on our website, www.bristowgroup.com, under the “Governance” caption.
Management is responsible for the Company’s financial statements and internal control over financial reporting. The independent registered public accounting firm is responsible for performing an independent audit of the Company’s consolidated financial statements in accordance with the standards of the Public Company Accounting Board (United States) and issuing a report thereon. The independent registered public accounting firm is also responsible for performing an independent audit of the Company’s internal control over financial reporting.
In connection with the Company’s consolidated financial statements for the fiscal year ended March 31, 2018, the Audit Committee has:

•	reviewed and discussed the audited financial statements and matters related to Section 404 of the Sarbanes-Oxley Act of 2002 with management and the independent auditor;

•
discussed with the Company’s independent registered public accounting firm, KPMG LLP, the matters required to be discussed by Auditing Standard No. 1301, as adopted by the Public Company Accounting Oversight Board;

•
received the written disclosures and the letter from KPMG LLP as required by the Public Company Accounting Oversight Board regarding the independent registered public accounting firm’s communications with the Audit Committee concerning independence, and discussed with KPMG LLP their firm’s independence; and

•	considered whether the provision of services by KPMG LLP not related to the audit of the Company’s consolidated financial statements is compatible with maintaining the independence of KPMG LLP.
Based on the review and discussions with the Company’s management and independent auditor, as set forth above, the Audit Committee recommended to the Company’s Board, and our Board has approved, that the audited financial statements be included in the Company’s Annual Report on Form 10-K for the fiscal year ended March 31, 2018, as filed with the SEC.

Audit Committee

Biggs C. Porter, Chairman
Ian A. Godden
A. William Higgins
Stephen A. King

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ITEM 4 - APPROVAL AND RATIFICATION OF THE COMPANY’S INDEPENDENT AUDITORS

Fiscal Year 2018 Audit
KPMG conducted the examination of the Company’s financial statements for the fiscal year 2018. Representatives of KPMG are expected to be present at the Annual Meeting with the opportunity to make a statement if they desire to do so and will be available to respond to appropriate questions.
During the Company’s two most recent fiscal years, the Company did not consult KPMG with respect to the application of accounting principles to a specified transaction, either completed or proposed, or the type of audit opinion that might be rendered on the Company’s financial statements, or any other matters or reportable events listed in the Items 304(a)(2)(i) and (ii) of Regulation S‑K.

Accounting Fees and Services
Set forth below are the fees paid by the Company to KPMG for the fiscal years indicated.

	2018	2017
Audit Fees	$3,485,978	$3,302,456
Audit-Related Fees	$—	$—
All Other Fees	$178,264	$59,383
Tax Fees	$722,300	$579,417

Description of Non-Audit Services
Audit fees include the aggregate fees for the audit of our annual consolidated financial statements and internal controls, and the reviews of each of the quarterly consolidated financial statements included in our Forms 10-Q. These fees also include statutory and other audit work performed with respect to certain of our subsidiaries.
All Other Fees - All other fees were for advisory services related to compliance with regulatory reporting requirements.
Tax Fees - Tax fees were for tax compliance services and assistance with federal and provincial tax-related matters for certain international entities.

Audit Committee Pre-Approval Policies and Procedures
Our Audit Committee has policies and procedures that require the pre-approval by the Audit Committee of all fees paid to, and all services performed by, our independent accounting firm. At the beginning of each year, the Audit Committee approves the proposed services, including the nature, type and scope of services contemplated and the related fees, to be rendered by KPMG during the year. In addition, Audit Committee pre‑approval is also required for those engagements that may arise during the course of the year that are outside the scope of the initial services and fees pre‑approved by the Audit Committee.
Our Audit Committee policy requires prior Audit Committee approval of all services performed by our independent accounting firm, regardless of the scope of such services. The Audit Committee has delegated this prior approval authority to its Chairman for all non‑audit services undertaken in the ordinary course. Any services approved by the Audit Committee Chairman pursuant to this delegated authority must be reported to the full Audit Committee at its next regularly scheduled meeting.
Pursuant to the Sarbanes-Oxley Act of 2002, the fees and services provided as noted in the table above were authorized and approved by the Audit Committee in compliance with the pre‑approval policies and procedures described herein.

Fiscal Year 2019 Audit
The Audit Committee of the Company’s Board has selected the firm of KPMG as the Company’s independent auditors for fiscal year 2019. Stockholder approval and ratification of this selection is not required by law or by the bylaws of the Company. Nevertheless, our Board has chosen to submit it to the stockholders for their approval and ratification. Of the shares represented and entitled to vote at the Annual Meeting (whether in person or by proxy), more votes must be cast in favor of than votes cast against the proposal to ratify and approve the selection of KPMG as the Company’s independent auditors for fiscal year 2019, in

BRISTOW GROUP INC. – 2018 Proxy Statement – 62

order for this proposal to be adopted. The Proxyholder named in the accompanying proxy card will vote FOR the foregoing proposal unless otherwise directed therein. Abstentions will not be counted either as a vote FOR or as a vote AGAINST the proposal to ratify and approve the selection of KPMG as the Company’s independent auditors for fiscal year 2019. Broker nonvotes will be treated as not present for purposes of calculating the vote with respect to the foregoing proposal, and will not be counted either as a vote FOR or AGAINST or as an ABSTENTION with respect thereto. If more votes are cast AGAINST this proposal than FOR, our Board will take such decision into consideration in selecting independent auditors for the Company.
Our Board recommends a vote FOR the approval and ratification of the selection of KPMG LLP as the Company’s independent auditors for fiscal year 2019.

BRISTOW GROUP INC. – 2018 Proxy Statement – 63

OTHER MATTERS

Compensation Committee Interlocks and Insider Participation
No member of the Compensation Committee during the fiscal year 2018 was an officer or employee of the Company or was formerly an officer of the Company. No member of the Compensation Committee had any relationship requiring disclosure by the Company under any paragraph of Item 404 of Regulation S-K (Transaction with Related Persons, Promoters and Certain Control Persons).

Transactions with Related Persons
On December 19, 1996, the Company acquired 49% of the common stock and other significant economic interest in Bristow Aviation, which holds all of the outstanding shares in Bristow Helicopters Group Limited (“BHGL”), pursuant to a Master Agreement dated December 12, 1996, among the Company, Caledonia Industrial Services Limited (“CIS”), a predecessor in interest to Caledonia, and certain other persons (the “Master Agreement”). As a result primarily of that transaction, CIS became the beneficial owner of 1,752,754 shares of our common stock. Also on December 19, 1996, the Company and CIS entered into a Registration Rights Agreement for the benefit of CIS with respect to our common stock. The Master Agreement provides that so long as CIS (now Caledonia) owns (1) at least 1,000,000 shares of our common stock or (2) at least 49% of the total outstanding ordinary shares of Bristow Aviation, it will have the right to designate two persons for nomination to our Board and to replace any directors so nominated. According to its most recent Form 13F filed with the SEC on April 12, 2018, Caledonia was no longer the direct beneficial owner of any shares of our common stock as of March 31, 2018. Caledonia owns 46% of Bristow Aviation’s outstanding ordinary shares. Accordingly, Caledonia no longer has the right to designate directors pursuant to this agreement. Mr. King is an executive officer of Caledonia who has been nominated for election to our Board to be voted on at the Annual Meeting.
The 1996 transaction also included certain executory obligations of the parties that remain in effect between us and Caledonia and its affiliates, certain of which are described below. All such obligations were the result of arms’ length negotiations between the parties that were concluded before Mr. King was nominated or elected to our Board and are, in our view, fair and reasonable to the Company.
In connection with the Bristow Aviation transaction, we and Caledonia also entered into a Put/Call Agreement whereunder, upon giving specified prior notice, we have the right to buy all the Bristow Aviation shares held by Caledonia, which, in turn, has the right to sell such shares to us. Under the current United Kingdom law, we would be required, in order for Bristow Aviation to retain its operating license, to find a qualified European Union investor to own any Bristow Aviation shares we have a right or obligation to acquire pursuant to the Put/Call Agreement. Any put or call of the Bristow Aviation shares will be subject to the approval of the Civil Aviation Authority.
In connection with the Bristow Aviation transaction, we acquired £91.0 million (approximately $145.9 million) in principal amount of 13.5% subordinated loan stock (debt) of Bristow Aviation. Bristow Aviation had the right and elected to defer payment of interest on the loan stock. Any deferred interest also accrues interest at an annual rate of 13.5%. All of the loan stock was subsequently transferred to our wholly owned subsidiary, Bristow International Panama S. de RL. With our agreement, no interest payments have been made through March 31, 2018.
In March 2004, the Company prepaid a portion of the put/call option price to Caledonia, representing the amount of guaranteed return since inception, amounting to $11.4 million. In consideration of this, the stockholders of Bristow Aviation agreed to reduce the guaranteed return factor used in calculating the put/call option price, effective April 1, 2004, from 12% per annum to LIBOR plus 3%. In May 2004, the Company acquired eight million shares of deferred stock, essentially a subordinated class of stock with no voting rights, from Bristow Aviation for £1 per share ($14.4 million in total). Bristow Aviation used these proceeds to redeem £8 million ($14.4 million) of its ordinary share capital at par value on a pro rata basis from all its outstanding stockholders, including the Company. The result of these changes was to reduce the cost of the guaranteed return to the other stockholders by $2.3 million on an annual basis.
Beginning in September 2004, the Company began paying to Caledonia the amount of guaranteed return on the put/call on a quarterly basis. In fiscal year 2018, the Company paid to Caledonia $0.1 million representing the amount due for the period from April 1, 2017 to March 31, 2018. During fiscal year 2018, we leased an average of 136 aircraft to subsidiaries of Bristow Aviation, and received total lease payments of approximately $283 million. The foregoing transactions with Bristow Aviation are eliminated for financial reporting purposes in consolidation.

BRISTOW GROUP INC. – 2018 Proxy Statement – 64

Review and Approval of Related Party Transactions
The Company has adopted a written policy governing transactions with related parties that applies to all transactions required to be disclosed as related party transactions under Item 404 of Regulation S-K. Under this policy, all such related person transactions are required to be approved or ratified by the Audit Committee. No member of the Audit Committee may review or approve any transaction or amendment if he is involved directly or indirectly in the transaction. Our Board may also decide that a majority of directors disinterested in the transaction will review and approve a particular transaction or amendment. When reviewing and approving a related person transaction, the Audit Committee, or other board committee as the case may be, will be required to fully inform itself about the related party’s relationship and interest regarding the material facts of the proposed transaction and determine that the transaction is fair to the Company.

Section 16(a) Beneficial Ownership Reporting Compliance
Section 16(a) of the Exchange Act requires our directors, officers, and certain beneficial owners (collectively, “Section 16 Persons”) to file with the SEC and NYSE reports of beneficial ownership on Form 3 and reports of changes in ownership on Form 4 or Form 5. Copies of all such reports are required to be furnished to us. To our knowledge, based solely on a review of the copies of Section 16(a) reports furnished to us for fiscal year 2018 and other information, all filing requirements for the Section 16 Persons have been complied with during or with respect to fiscal year 2018, except that due to a clerical oversight, a Form 4 reporting the grant of restricted stock units and the grant of employee stock options for each of Messrs. Allman, Baliff, Corbett, Miller, Phillips and Predmore and Ms. Wersebe was filed two days late on June 16, 2017.

Items of Business to Be Acted Upon at the Meeting
Item 1.  ELECTION OF THE NOMINEES NAMED IN THIS PROXY STATEMENT AS DIRECTORS
Our Board unanimously recommends that you vote FOR the election of each of the following nominees:

•	Thomas N. Amonett

•	Jonathan E. Baliff

•	Gaurdie E. Banister, Jr.

•	Lori A. Gobillot

•	Ian A. Godden

•	A. William Higgins

•	Stephen A. King

•	Thomas C. Knudson

•	Biggs C. Porter
Biographical information for these nominees can be found beginning on page 13 of this proxy statement.
Item 2.  ADVISORY APPROVAL OF EXECUTIVE COMPENSATION
Our Board unanimously recommends that stockholders approve, on an advisory basis, the compensation of the Company’s Named Executive Officers by voting FOR the approval of the following resolution:
RESOLVED, that the compensation of the Company’s Named Executive Officers, as disclosed in the Company’s proxy statement relating to the 2018 Annual Meeting of Stockholders pursuant to the executive compensation disclosure rules promulgated by the SEC, is hereby approved.

BRISTOW GROUP INC. – 2018 Proxy Statement – 65

Item 3.  APPROVAL OF THE REMOVAL OF COMMON STOCK ISSUANCE RESTRICTIONS OF THE COMPANY UPON EXERCISE OF WARRANTS

Our Board unanimously recommends that you vote FOR the approval of the removal of common stock issuance restrictions of the Company upon exercise of warrants.
Item 4.  APPROVAL AND RATIFICATION OF THE COMPANY’S INDEPENDENT AUDITORS
Our Board unanimously recommends that you vote FOR the approval and ratification of the selection of KPMG LLP as the Company’s independent auditors for fiscal year 2019.

VOTING OF THE PROXY
SHARES REPRESENTED BY ALL PROPERLY EXECUTED PROXIES WILL BE VOTED AS DIRECTED IN THE PROXIES. IF NO DIRECTION IS SPECIFIED, SUCH SHARES WILL BE VOTED “FOR” THE NOMINEES AND “FOR” THE OTHER PROPOSALS SET FORTH ABOVE.

General
The cost of soliciting Proxies will be borne by us, and upon request, we will reimburse brokerage firms, banks, trustees, nominees and other persons for their out-of-pocket expenses in forwarding proxy materials to the beneficial owners of our securities. Our directors, officers and employees may, but without compensation other than regular compensation, solicit Proxies by telephone, telegraph, or personal interview.

Householding
The SEC permits a single set of annual reports and proxy statements to be sent to any household at which two or more stockholders reside if they appear to be members of the same family. Each stockholder continues to receive a separate proxy card. This procedure, referred to as householding, reduces the volume of duplicate information stockholders receive and reduces mailing and printing expenses. A number of brokerage firms have instituted householding. As a result, if you hold your shares through a broker and you reside at an address at which two or more stockholders reside, you will likely be receiving only one annual report and proxy statement unless any stockholder at that address has given the broker contrary instructions. However, if any such beneficial stockholder residing at such an address wishes to receive a separate annual report or proxy statement in the future, or if any such beneficial stockholder that elected to continue to receive separate annual reports or proxy statements wishes to receive a single annual report or proxy statement in the future, that stockholder should contact their broker or send a request to Corporate Secretary, Bristow Group Inc., 2103 City West Blvd., 4th Floor, Houston, Texas 77042, telephone number (713) 267-7600.
Upon the written request of any stockholder entitled to vote at the Annual Meeting, we will provide, without charge, a copy of our Annual Report on Form 10-K for fiscal year 2018. Any such request should be directed to Corporate Secretary, Bristow Group Inc., 2103 City West Blvd., 4th Floor, Houston, Texas 77042, telephone number (713) 267-7600. Requests from beneficial owners of our shares must set forth a good faith representation that as of June 7, 2018, the requester was a beneficial owner of shares entitled to vote at the Annual Meeting.

By Order of our Board of Directors

Timothy J. Knapp
Senior Vice President, General Counsel and Corporate Secretary

        , 2018

BRISTOW GROUP INC. – 2018 Proxy Statement – 66